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As filed with the Securities and Exchange Commission on May 10, 2011

Registration No. 333-172236

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 3
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TBS International plc
(Exact name of registrant as specified in its charter)

IRELAND (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-0646151 (I.R.S. Employer Identification Number)

Block A1 EastPoint Business Park
Fairview, Dublin 3, Ireland
+(353) 1 2400 222
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph E. Royce
c/o TBS Shipping Services, Inc.
612 East Grassy Sprain Road
Yonkers, New York 10710
(914) 961-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Finley
Andrew L. Fabens
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Tel: (212) 351-4000
Fax: (212) 351-4035

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to such Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) Issued May 10, 2011

Non-transferable Rights Offering to Purchase
Up to 312,184 Series A Preference Shares
Convertible into Class A ordinary shares

Series A Preference Shares

Class A Ordinary Shares

TBS International plc

          We are distributing to eligible holders of our Class A and Class B ordinary shares one non-transferable subscription right to subscribe for our Series A Preference Shares for each ordinary share held at 5:00 p.m., New York City time, on May 7, 2011, the record date for the rights offering. Each 100 subscription rights entitle a holder to subscribe for one Series A Preference Share at a subscription price of $100 per Series A Preference Share. Each Series A Preference Share initially will be convertible into 50.0 Class A ordinary shares, subject to adjustments to reflect semiannual increases in liquidation value and stock splits and reclassifications. As of the record date for the rights offering, 18,018,169 of our Class A ordinary shares and 13,200,305 of our Class B ordinary shares were outstanding. Holders of these shares on the record date are eligible to receive the subscription rights. We will not issue any fractional Series A Preference Shares upon the exercise of these subscription rights, and therefore you will need to hold at least 100 subscription rights in order to be eligible to subscribe, on a pro rata basis, for our new Series A Preference Shares. We intend to commence this rights offering on or shortly after [    •    ], 2011.

          We are conducting this rights offering in connection with the restructuring of our various credit facilities. See "Prospectus Summary—Recent Developments." As a condition to the restructuring of our credit facilities, our lenders have required three significant shareholders who also are key members of our management to agree to provide up to $10.0 million of new equity in the form of preference shares. In partial satisfaction of this requirement, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share directly from us in a private placement. In addition, they agreed to purchase an additional aggregate of 70,000 of our preference shares at $100 per share directly from us. See "Description of the Rights Offering—Commitments of the Significant Shareholders."

          The aggregate purchase price of Series A Preference Shares offered in this rights offering would be $18.8 million if all eligible rights were exercised. "Eligible rights" are the subscription rights held by shareholders other than the significant shareholders, who have agreed that they will not exercise their rights, but instead will act as standby purchasers and purchase up to 70,000 Series A Preference Shares upon completion of this rights offering. As a result, the minimum amount that we will raise from the sale of preference shares to the significant shareholders will be $10.0 million (which includes $3.0 million of preference shares sold to the significant shareholders in January 2011), and the maximum amount that we would raise from all holders, including the significant shareholders in the private placements or upon standby purchases, if all eligible rights were exercised, would be $28.8 million.

          The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [    •    ], 2011, the Expiration Time for this rights offering. We reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the Expiration Time. We have agreed with our lenders that we will complete this rights offering by July 27, 2011 and, in the event that we extend the rights offering, we do not expect to extend the rights offering beyond that date. Subscription rights that are not exercised by the Expiration Time of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the Expiration Time for this rights offering, and in doing so you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus, including the risk factors set forth and incorporated herein.

          The rights offering will dilute the ownership interest and voting power of the ordinary shares owned by shareholders who do not fully exercise their subscription rights. Shareholders who do not fully exercise their subscription rights should expect, upon completion of the rights offering, to own a smaller proportional interest of our ordinary shares than before the rights offering.

          Our Class A ordinary shares are quoted on the Nasdaq Global Select Market under the symbol "TBSI." The closing price of our Class A ordinary shares on May 9, 2011, as reported by Nasdaq, was $1.71 per share. We have not listed, and do not expect to list for trading, the subscription rights or our Class B ordinary shares, Series A Preference Shares or Series B Preference Shares.

          Exercising the rights you receive in this offering and acquiring our Series A Preference Shares or Class A ordinary shares involves risks. See "Risk Factors" beginning on page 19.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

May [    •    ], 2011

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

        For investors outside the United States: We have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the heading "Risk Factors" included in this prospectus. You also should carefully read "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, both of which are incorporated by reference into this prospectus.

Overview

        We are an ocean transportation services company, originating in 1993, that offers worldwide shipping solutions to a diverse client base of industrial shippers. We operate liner, parcel and bulk services supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers. The flexibility of our fleet allows us to carry a wide range of cargo, including industrial goods, project cargo, steel products, metal concentrates, fertilizer, salt, sugar, grain, aggregates and general cargo, which cannot be carried efficiently by container or large dry bulk carriers. Over the past 18 years, we have developed our business model around key trade routes between Latin America and Japan, South Korea and China, as well as ports in North America, Africa, the Caribbean and the Middle East. We differentiate ourselves from our competitors by offering our Five Star Service: ocean transportation, projects, operations, port services and strategic planning.

        We target niche markets, which include trade routes, ports and cargoes not efficiently served by container and large dry bulk vessel operators. In order to effectively serve these markets, we offer regularly scheduled voyages using our fleet of multipurpose tweendeckers and handysize/handymax dry bulk carriers. Tweendeck vessels are differentiated by their retractable decks that can create separate holds, facilitating the transportation of non-containerized cargoes. Our vessels are able to navigate and service many ports with restrictions on vessel size and transport a wide variety of cargo that cannot be carried efficiently by container or large dry bulk carriers. Our Brazilian joint venture, Log-Star, obtained an operational license in Brazil to provide domestic shipping services. This Brazilian flagged shipping company will concentrate on the movement of breakbulk, bulk parcels, heavy-lift, general and project cargoes along Brazil's coastline and Amazon River basin.

        Our current controlled fleet consists of a total of 51 vessels, including 49 ships that we own and two that we charter-in with an option to purchase, aggregating approximately 1.5 million deadweight tons ("dwt"). The fleet consists of 29 multipurpose tweendeckers and 22 handysize and handymax bulk carriers. In addition to the 51 vessels, we have chartered-in three ships through Log-Star, for three years; as of March 31, 2011. We also expect to take delivery of a newbuild vessel, the Maya Princess, during the second quarter of 2011.

Recent Developments

        Starting in late May 2010, the Baltic Dry Index, which measures the demand for shipping capacity versus the supply of dry bulk carriers, started to decline dramatically from a high of 4,209 on May 26, 2010 to a recent low of 1,043 on February 4, 2011. Although the Baltic Dry Index has recovered slightly since February 4, 2011, it has remained at historically low levels, peaking at 1,585 on March 28, 2011 and declining to 1,250 on April 26, 2011, and freight rates in the ocean shipping industry consequently have remained weak. Our management believes that there are many reasons for continued weakness in freight rates, including the large amount of additional tonnage from recent newbuilds in all vessel sizes as well as natural occurrences that significantly depressed the amount of available cargoes, such as the extended heat wave in the grain growing regions of Russia and Ukraine and the recent devastating floods in Australia and Brazil. As a direct result of this imbalance of supply and demand, freight rates across the ocean shipping industry have declined dramatically as owners and charterers compete for cargoes. The reduction in our freight rates in this market environment directly and adversely affected our revenues and cash flows and caused us to enter into negotiations with our lenders to seek modification of certain financial covenants in our various credit facilities. With the consent of our lenders, in September 2010 we ceased paying installments of principal due on indebtedness. Our lenders agreed not to take any action as a result while we collectively sought to negotiate new terms of our existing debt.

        Effective January 28, 2011, we and our lenders agreed on a restructuring of our debt repayment schedules and modifications of the covenants under our credit facilities, and our lenders agreed to waive any existing defaults under those agreements. In connection with the restructuring of debt facilities consummated in January 2011, we incurred bank fees and third party costs totaling approximately $6.6 million. Third party costs of approximately $3.3 million were recognized as an expense and reflected in the consolidated income statement during the fourth quarter of 2010. Bank fees of approximately $3.3 million will be added to the existing unamortized balance of deferred financing costs and amortized over the terms of the new arrangements. As a result of the extinguishment of the BOA Revolving Credit Facility, $1.1 million of unamortized deferred financing costs previously incurred were charged to consolidated income during the first quarter of 2011. See "Description of Indebtedness" for additional information about the terms of our amended credit facilities.

        Our lenders, as a condition to restructuring our credit facilities, have required three significant shareholders who also are key members of our management to agree to provide up to $10.0 million of new equity in the form of preference shares. In partial satisfaction of this requirement, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share directly from us in a private placement. In addition, they agreed to purchase an additional aggregate of 70,000 of our preference shares at $100 per share directly from us in one or more private placements or as standby purchasers in this rights offering. See "Description of the Rights Offering—Commitments of the Significant Shareholders."

        The continuing imbalance of supply and demand, and the consequent weakness in the charter and freight rates that we are able to obtain, would have caused us to fail to comply with certain financial covenants in our credit facilities, even as modified in January 2011. As a result, we and our lenders entered into further amendments to our credit facilities in April 2011. Unless the Baltic Dry Index, and the charter and freight rates that we are able to obtain, strengthen significantly in the near future, however, it is likely that we will fail to comply with certain of our financial covenants as modified in April 2011.

  •
  These modified covenants require us to make sizable principal payments on our outstanding indebtedness each quarter commencing June 30, 2011 and to continue to maintain minimum liquidity of $10 million through December 31, 2011 and $15 million thereafter. Unless the Baltic Dry Index, and the charter and freight rates that we are able to obtain, strengthen significantly in the near future, we will need to raise sufficient proceeds from this rights offering and in possible future equity financing transactions to enable us to make the principal repayments due September 30, 2011 and to comply with the minimum liquidity covenant.

  •
  Our modified minimum consolidated interest charges coverage ratio and our modified maximum consolidated leverage ratio will be computed on the basis of the trailing four quarters before each computation date. Since the results of our recent and current quarters reflect the continuing weakness in charter and freight rates, it is likely that we will fail to comply with those covenants after December 31, 2011.

        Failure to raise additional equity capital or to obtain significantly higher charter and freight rates to enable us to meet our coverage and leverage ratios as discussed above, would have a material adverse effect on our financial condition and liquidity and continues to raise substantial doubt about our ability to continue as a going concern. Our lenders have agreed to enter into further good faith discussions, if necessary, with respect to any appropriate changes to these covenants for the periods after 2011. We cannot assure you that these conversations would result in amendments or waivers necessary to ensure continued compliance with our various covenants.

TBS International plc

        TBS International plc is an Irish public limited company. Its registered and principal office is located at Block A1 EastPoint Business Park, Fairview, Dublin 3, Ireland, and its telephone number at that address is +353 1 2400 222. References herein to the "company," "we," "our" and "us" refer to the operations of TBS International plc and its consolidated subsidiaries, and references herein to "International" refer only to TBS International plc.

 THE RIGHTS OFFERING

Issuer	TBS International plc
Subscription Rights

We are distributing to our ordinary shareholders as of 5:00 p.m., New York City time, on May 7, 2011, at no charge, one non-transferable right for each ordinary share they held on the record date. As of the record date for the rights offering, 18,018,169 of our Class A ordinary shares and 13,200,305 of our Class B ordinary shares were outstanding and eligible to receive the subscription rights. Each 100 rights entitles the holder to purchase one of our Series A Preference Shares at a subscription price of $100. We will issue rights to purchase up to 312,184 Series A Preference Shares in the rights offering.

Restructuring of Credit Facilities; Private Placement; Standby Purchase Agreement

As a condition to the restructuring of our credit facilities, three significant shareholders who also are key members of our management agreed on January 25, 2011 to provide $10.0 million of new equity in the form of preference shares and deposited funds in an escrow account to facilitate satisfaction of this obligation. In partial satisfaction of this obligation, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share directly from us in a private placement.

If our board of directors determines that we need additional liquidity prior to the closing of the rights offering, the board of directors may withdraw up to $7.0 million from the escrow account in exchange for issuing, in one or more private placements, Series B Preference Shares to the significant shareholders at a price of $100 per share.

The significant shareholders also have agreed to act as standby purchasers for the rights offering. Pursuant to this standby commitment, the significant shareholders are obligated to purchase an additional aggregate of 70,000 Series A Preference Shares at $100 per share, from us if subscription rights for the exercise of such number of Series A Preference Shares remain unexercised upon the expiration of the rights offering. Because each significant shareholder has agreed not to exercise the subscription rights issued with respect to ordinary shares beneficially owned by him, subscription rights for more than 70,000 Series A Preference Shares will expire without being exercised and will be purchased by the significant shareholders as standby purchasers. This obligation to act as standby purchasers of our Series A Preference Shares will be reduced to the extent that we issue Series B Preference Shares to the significant shareholders as a result of liquidity withdrawals.

Record Date	5:00 p.m., New York City time, on May 7, 2011, which was the date used to determine the shareholders entitled to receive rights.
Expiration Time	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on [•], 2011, unless the exercise period is extended by us. We currently do not intend to extend the exercise period.
Dilutive Effect of Rights Offering

If you do not exercise your right, your beneficial ownership will decrease. If not all of the rights covered by this prospectus are exercised, the beneficial ownership percentage of the significant shareholders may increase. See "Principal Shareholders—Effects of Private Placement on the Significant Shareholders' Securities and Ownership."

Transferability of Rights	The rights are not transferable and may not be sold by their holders.
No Fractional Shares

We will not issue any fractional Series A Preference Shares upon the exercise of the subscription rights and, therefore, you will need to hold at least 100 subscription rights in order to be eligible to subscribe for any Series A Preference Shares at $100 per share. For example, a holder of fewer than 100 ordinary shares will not be able to exercise subscription rights to acquire any Series A Preference Shares, and a holder of 150 ordinary shares will only be able to exercise subscription rights for one Series A Preference Share. Holders will not receive any cash value for unexercised subscription rights.

Procedure for Exercise

You may exercise your rights by properly completing and signing your rights certificate and delivering it to American Stock Transfer & Trust Company, which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. This delivery must be accompanied by full payment of the subscription price for each Series A Preference Share you wish to purchase. We recommend that you send it by insured overnight courier that provides delivery tracking or by registered mail with return receipt requested. See "Description of the Rights Offering—Summary of Procedures to Follow."

Exercise by Beneficial Holders

If you hold our ordinary shares through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled "Beneficial Owner Election Form" or a similar form provided to you by such broker, bank or other nominee prior to 5:00 p.m., New York City time, on the last business day prior to the Expiration Time, which will be [•], 2011, unless the rights offering is extended. You should receive this form from your broker, bank or other nominee with the other rights offering materials. See "Description of the Rights Offering—Information for Beneficial Holders and Brokers, Banks and Other Nominees."

Issuance, Delivery and Form

If you properly exercise your rights, you will be deemed to own Series A Preference Shares immediately after the expiration of the rights offering. Shareholders who own ordinary shares in book-entry form through the Depositary Trust Company, or DTC, will receive beneficial ownership of their subscription rights in accordance with DTC's procedures. All other shareholders will receive subscription rights in certificated form. We have the discretion to delay distribution of any Series A Preference Shares you may elect to purchase by exercise of the rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

No Guaranteed Delivery

Holders will not be entitled to provide a notice of guaranteed delivery if they are unable to exercise their subscription rights prior to the Expiration Time or are unable to provide payment to the rights agent by the Expiration Time.

Revocation of Exercise of Rights; Revocation Deadline

Your exercise of rights may be validly withdrawn at any time prior to the deadline for revocation, but not thereafter, subject to applicable law. The deadline for revocation is 5:00 p.m., New York City time, on the business day prior to the Expiration Time. Following the revocation deadline, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our ordinary share price, even if we have not already issued the shares to you. For a revocation to be effective, a written or facsimile transmission notice of revocation must be received by the rights agent prior to the deadline for revocation at its address set forth under "Description of the Rights Offering—Summary of Procedures to Follow—Revocation of Exercise."

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.

Listing of our Class A ordinary shares	Our Class A ordinary shares are listed on the Nasdaq Global Select Market under the symbol "TBSI." On May 9, 2011, the closing price for our Class A ordinary shares was $1.71 per share.
Termination of Rights Offering

We have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering prior to the scheduled expiration of the rights offering. If the rights offering is terminated, the rights agent will return as soon as practicable all subscription payments, without interest. See "Description of the Rights Offering—Modification and Cancellation of the Rights Offering—Cancellation of the Rights Offering."

Material U.S. Federal and Ireland Income Tax Consequences of Rights Offering

You should refer to "Material U.S. Federal and Ireland Income Tax Considerations" for a discussion of certain tax considerations of the rights offering. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.

Rights Agent and Information Agent	We have appointed American Stock Transfer & Trust Company to act as the rights agent and Phoenix Advisory Partners to act as the information agent for the rights offering.
Governing Law	The rights will be governed by the laws of the State of New York.
Risk Factors

Exercise of the subscription rights, like any investment in our securities, involves a high degree of risk, including risks related to the shipping industry and economic conditions, our business and operations and the rights offering. You should read "Risk Factors" beginning on page 19 and the other Risk Factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, both of which are incorporated by reference, before you exercise your rights.

THE PREFERENCE SHARES

Preference Shares	Holders of subscription rights will be able to exercise their subscription rights to acquire Series A Preference Shares. The Series A Preference Shares will be identical in all respects to the Series B Preference Shares purchased by our significant shareholders, except that the Series A Preference Shares will be convertible only into Class A ordinary shares at an initial conversion rate of 50 Class A ordinary shares per Series A Preference Share and the Series B Preference Shares will be convertible only into Class B ordinary shares at an initial conversion rate of 25.0 Class B ordinary shares per Series B Preference Share. The holders of Class A ordinary shares may convert their Class A ordinary shares into Class B ordinary shares, and the holders of Class B ordinary shares may convert their Class B ordinary shares into Class A ordinary shares, at any time.
Ranking	Preference shares will rank senior to all ordinary shares and junior to our existing and future debt obligations.
Subscription Price and Initial Liquidation Preference	$100 per Series A Preference Share, which is the price at which our significant shareholders agreed on January 25, 2011 to purchase preference shares.
Optional Conversion by Holder; Limitations on Conversion	Preference shares will be convertible, at the option of the holder, into ordinary shares at the applicable conversion rate, except that a holder may not convert if, as a result of the conversion:
• International would become a controlled foreign corporation under the Internal Revenue Code; or

•       the converting holder (together with any other person who is "acting in concert" with the converting holder within the meaning of the Irish Takeover Rules) would hold 30% or more of the voting rights in International or would be required to make a mandatory bid under Rule 9 of the Irish Takeover Rules.

See "Description of Preference Shares—Series A and Series B Preference Shares—Conversion at Option of the Holders."

Accrual of Liquidation Preference; Increase in Ordinary Shares Issuable upon Conversion

From the date of issuance through December 31, 2014, the liquidation preference applicable to each preference share will increase at a rate of 6.0% per year, compounded semiannually on June 30 and December 31 of each year. As a result, the number of Class A ordinary shares issuable upon conversion of each preference share will increase. See "—Conversion Rate" below for more information.

Dividends after December 31, 2014

The preference shares will not accrue dividends through December 31, 2014. Beginning January 1, 2015, cash dividends will accrue at a rate of 6.0% of the liquidation preference per year, payable semiannually in arrears. If we fail to pay dividends in cash, the dividends would accumulate as unpaid dividends and, in the event of insolvency, would be added to the liquidation preference.

Conversion Rate

The initial conversion rate will be 50 Class A ordinary shares per Series A Preference Share. The conversion rate will be subject to limited anti-dilution adjustments for stock splits and reclassifications affecting our ordinary shares. In addition, the number of ordinary shares issuable upon conversion of a holder's preference shares will increase because the liquidation preference will increase semiannually from the date of issuance through December 31, 2014.

For example, assuming the Series A Preference Shares are issued on May 31, 2011 and no stock splits or reclassifications affect our Class A ordinary shares, 100 Series A Preference Shares:
• initially would have a liquidation preference of $100.00 per share and be convertible into 5,000 Class A ordinary shares;
• beginning June 30, 2011, would have a liquidation preference of $100.50 per share and be convertible into 5,025 Class A ordinary shares; and
• beginning December 31, 2011, would have a liquidation preference of $103.515 per share and be convertible into 5,175 Class A ordinary shares; and
• beginning December 31, 2014, would have a liquidation preference of $123.6023 per share and be convertible into 6,180 Class A ordinary shares.
See "Description of Preference Shares—Series A and Series B Preference Shares—Conversion Rate Adjustments."
Redemption

Subject to the availability of distributable reserves, at our option, we may redeem the Series A Preference Shares, in whole or in part, on or after December 31, 2014 at a redemption price equal to the then-applicable liquidation preference, plus accrued and unpaid dividends.

Governing Law	The preference shares will be governed by the laws of Ireland.
Voting Rights	Preference shares will carry no voting rights, except as to adverse changes to the terms of the preference shares or to our Memorandum and Articles of Association or as otherwise required by law.
Use of Proceeds

The net proceeds from our sale of the preference shares will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures, investments in our subsidiaries and joint ventures and payment of existing obligations to acquire newbuild vessels.

Transferability of Preference Shares	We do not intend to list the preference shares on any securities exchange, and we cannot assure you that you will be able at any time to sell your preference shares.

        Except as otherwise indicated, all information in this prospectus excludes 3.1 million shares reserved for issuance as of the date of this prospectus pursuant to future grants of awards under the TBS International Amended and Restated 2005 Equity Incentive Plan.

IMPORTANT DATES TO REMEMBER

(all times are New York City times)
Record Date	5:00 p.m. on May 7, 2011
Subscription Period	9:00 a.m. on [•], 2011 until 5:00 p.m. on [•], 2011 (1)
Beneficial Holder Exercise Deadline	5:00 p.m. on [•], 2011 (1)
Revocation Deadline	5:00 p.m. on [•], 2011 (1)
Expiration Time	5:00 p.m. on [•], 2011 (1)
Deadline for Delivery of Subscription Certificates and Payment for Shares (2)	5:00 p.m. on [•], 2011 (1)
Confirmations Mailed to Participants	Promptly after [•], 2011 (1)

(1)
Unless the offering is extended or materially amended.

(2)
Participating rights holders must, by the Expiration Time, deliver an executed subscription certificate, payment for shares and other documentation as described in "Description of the Rights Offering."

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering, and what is being offered in this rights offering?

        A rights offering is a distribution of subscription rights on a pro rata basis to all existing ordinary shareholders of a company. We will distribute to holders of our Class A and Class B ordinary shares as of 5:00 p.m., New York City time, on May 7, 2011, the rights offering record date, at no charge, non-transferable subscription rights to purchase our Series A Preference Shares. If you were a holder of our Class A or Class B ordinary shares at 5:00 p.m., New York City time, on the record date, you will receive one subscription right for each ordinary share you owned at that time. Each 100 subscription rights entitles the holder to purchase one Series A Preference Share. We will not issue fractional preference shares upon the exercise of these subscription rights. Shareholders who own ordinary shares in book-entry form through DTC will receive beneficial ownership of their subscription rights in accordance with DTC's procedures. All other shareholders will receive subscription rights in certificated form.

Why are we conducting the rights offering, and how will we use the proceeds?

        Effective January 28, 2011, we and our lenders agreed to amend our credit facilities, and our lenders agreed to waive certain events of default and to modify the principal repayment schedules of those facilities. As a condition to these changes, our lenders required three significant shareholders who also are key members of our management to agree to provide up to $10.0 million of new equity in the form of preference shares. Our board of directors determined that all holders of our ordinary shares should have the opportunity to purchase Series A Preference Shares on the same terms as the significant shareholders and concluded that a rights offering provided the best means of providing that opportunity to all holders. We plan to use the proceeds of this offering for general corporate purposes. See "Use of Proceeds" for more information.

What are the subscription rights?

        You will receive one non-transferable subscription right for each Class A or Class B ordinary share that you owned as of 5:00 p.m., New York City time, on May 7, 2011, the rights offering record date. Each 100 subscription rights entitles the holder to purchase one of our Series A Preference Shares for $100.

Am I required to exercise the rights I receive in this rights offering?

        No. You may exercise any number of your subscription rights in an integral multiple of 100, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your subscription rights, and assuming that the preference shares are converted into ordinary shares, the fully-diluted percentage of our ordinary shares owned by other holders will increase and the relative fully-diluted percentage of our ordinary shares that you own will decrease. As a result, your voting and other rights may be diluted. In addition, your voting and other rights could be further diluted with each semiannual increase in the liquidation preference of the preference shares, again assuming that the preference shares are converted into ordinary shares. See "Description of Preference Shares—Series A and Series B Preference Shares—Conversion Rate Adjustments."

Will fractional Series A Preference Shares be issued?

        No. We will not issue fractional shares or cash in lieu of fractional Series A Preference Shares. A holder of fewer than 100 ordinary shares as of the rights offering record date will not be able to exercise those subscription rights to purchase any Series A Preference Shares, and a holder of 150 ordinary shares will only be able to exercise their subscription rights to purchase one Series A Preference Share.

How many Class A ordinary shares will I be entitled to receive upon conversion of Series A Preference Shares purchased in the rights offering?

        The initial conversion rate will be 50 Class A ordinary shares per Series A Preference Share surrendered for conversion. This conversion rate will be subject to limited anti-dilution adjustments for stock splits and reclassifications affecting our Class A ordinary shares. In addition, the liquidation preference applicable to each Series A Preference Share will increase at a rate of 6.0% per year, compounded semiannually on June 30 and December 31 of each year from the date of issuance through December 31, 2014. As a result, the number of Class A ordinary shares issuable upon conversion of each Series A Preference Share will increase.

        For example, assuming no stock splits or reclassifications affect our ordinary shares, 100 Series A Preference Shares issued on May 31, 2011:

  •
  initially would have a liquidation preference of $100.00 per share and be convertible into 5,000 Class A ordinary shares;

  •
  beginning June 30, 2011, would have a liquidation preference of $100.50 per share and be convertible into 5,025 Class A ordinary shares; and

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  beginning December 31, 2011, would have a liquidation preference of $103.515 per share and be convertible into 5,175 Class A ordinary shares; and

  •
  beginning December 31, 2014, would have a liquidation preference of $123.6023 per share and be convertible into 6,180 Class A ordinary shares.

        See "Description of Preference Shares—Series A and Series B Preference Shares—Conversion Rate Adjustments."

Will we pay dividends on the Series A Preference Shares?

        The Series A Preference Shares will not accrue dividends through December 31, 2014, although the liquidation preference will increase as discussed immediately above. Beginning January 1, 2015, cash dividends will accrue at a rate of 6.0% of the liquidation preference per year, payable semiannually in arrears. If we fail to pay dividends in cash, the dividends would accumulate as unpaid dividends and, in the event of insolvency, would be added to the liquidation preference but would not increase the number of Class A ordinary shares issuable upon conversion of the preference shares.

What are some factors our board of directors considered in authorizing this rights offering?

        In authorizing this rights offering, our board of directors considered the requirements set by the lenders under our various credit facilities that we raise at least $10 million of additional equity, that the significant shareholders personally provide at least $3 million of that amount and that the significant shareholders commit to fund up to the full $10 million within six months of the restructuring of those credit facilities. Our board of directors determined that fulfillment of our obligation to raise additional equity capital would be best accomplished by a private placement of preference shares, which could be consummated expeditiously, followed as closely as possible by a rights offering to all our shareholders that would provide them the opportunity to purchase preference shares on the same terms as the significant shareholders. The board of directors considered a number of factors in favor of this rights offering, including the following:

  •
  our lenders' willingness to amend our credit facilities and waive our defaults under those facilities if we raise additional equity capital;

  •
  our board of directors' view that this rights offering would potentially enhance our liquidity and provide financing for our operations; and

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  the fact that this rights offering would enable all of our shareholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from the equity capital required by our lenders.

        Our board of directors also considered the following factors adverse to this rights offering:

  •
  the fact that shareholders who do not exercise their subscription rights in full may be substantially diluted after completion of this rights offering; and

  •
  the fees and expenses to be incurred by us in connection with this rights offering.

How was the subscription price of $100 per share and the initial conversion price of $2.00 determined?

        In determining the subscription price for the rights and the initial conversion price of the preference shares, our board of directors considered, among other things, the number of preference shares and ordinary shares authorized by our Memorandum and Articles of Association, the number of preference shares that could be issued in the rights offering and in the private placement to our significant shareholders, the number of ordinary shares that could be issued upon conversion of the preference shares and historical and current trading prices of our ordinary shares. The last trading price for our Class A ordinary shares on January 25, 2011, the day on which our board of directors initially approved the rights offering and determined the subscription price and the initial conversion premium, was $3.50 per share. Since the initial approval of this rights offering by our board of directors, the market price of our Class A ordinary shares has declined from $3.50 per share to 1.71 on May 9, 2011. Our board of directors has concluded that it would be desirable to increase the initial conversion rate for the Series A Preference Shares from the initial level of 25.0 Class A ordinary shares per preference share set in January 2011 to a rate that reflects current market prices in order to increase the likelihood of a successful rights offering. Consistent with that determination, the board has concluded that the significant shareholders should be permitted to satisfy their remaining $7 million purchase obligation with Series A Preference Shares, with the increased conversion rate, rather than Series B Preference Shares, which continue to be convertible at the original conversion rate of 25.0 Class A ordinary shares per preference share.

        We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price or the conversion rate. Neither the subscription price per preference share nor the initial conversion rate of the preference shares is intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price or the initial conversion rate to be an indication of the fair value of the Class A ordinary shares or the Series A Preference Shares.

Does exercising my subscription rights involve risks?

        Yes. The exercise of your subscription rights involves risks. By exercising your subscription rights you are purchasing our Series A Preference Shares. The purchase of Series A Preference Shares should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus.

Has our board of directors made a recommendation to our shareholders regarding the exercise of the subscription rights?

        No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk loss of all or a portion of their investment. We cannot assure you that the value of our Series A Preference Shares will be above the subscription price, that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price or that the conversion price of the Series A Preference Shares at any time will be equal to or lower than the market price of our Class A ordinary shares. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus for a discussion of some of the risks involved in investing in our preference shares and ordinary shares.

Are we requiring a minimum subscription to complete the rights offering?

        No, the rights offering is not conditioned upon the exercise of any minimum number of subscription rights.

Who are the significant shareholders?

        We refer to Joseph E. Royce (our Chief Executive Officer, Chairman of our Board of Directors and President), Gregg L. McNelis (our Chief Operating Officer, Director and Senior Executive Vice President) and Lawrence A. Blatte (our Senior Executive Vice President) as the significant shareholders. Mr. Royce, Mr. McNelis and Mr. Blatte each beneficially own a substantial number of our ordinary shares. See "Principal Shareholders—Security Ownership of Directors and Management."

        Our lenders, as a condition to the restructuring of our credit facilities, have required the significant shareholders to agree to provide up to $10.0 million of new equity in the form of preference shares. In partial satisfaction of this requirement, on January 28, 2011, the significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share in a private placement. In addition, the significant shareholders have agreed to purchase an additional aggregate of 70,000 of our Series A Preference Shares at $100 per share directly from us, but such obligations will be reduced to the extent described under "—How does the commitment of the significant shareholders work?"

How does the commitment of the significant shareholders work?

        The significant shareholders have agreed to purchase an aggregate of 70,000 preference shares at a price of $100 per share. The amount of this commitment would be reduced to the extent the significant shareholders acquire additional Series B Preference Shares at the request of our board of directors prior to the completion of the rights offering. In connection with the significant shareholders' commitments, each of them has agreed not to exercise the subscription rights issued with respect to ordinary shares beneficially owned by him. See "Description of the Rights Offering—Commitments of the Significant Shareholders."

How will the rights offering affect the significant shareholders' ownership of our ordinary shares?

        If all of the subscription rights covered by this prospectus were exercised, each significant shareholder's beneficial ownership percentage would decrease. If none of the subscription rights were exercised, the significant shareholders would own an aggregate of 100,000 preference shares, and as a result, the beneficial ownership percentage of Mr. Royce, Mr. McNelis and Mr. Blatte would increase. See "Principal Shareholders—Effects of Private Placement on the Significant Shareholders' Securities and Ownership."

May I transfer my rights?

        No. The rights are not transferable and may not be sold by their holders.

Can this rights offering be cancelled, extended or amended?

        Yes. We reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the Expiration Time. However, we have agreed with our lenders that we will complete this rights offering by July 27, 2011 and, in the event that we extend the rights offering, we do not expect to extend the rights offering beyond that date. We will notify you of any cancellation, extension or amendment by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscription rights. If you revoke your previously exercised subscription rights under such circumstances, the rights agent will refund to you any payments you have made, without interest, as soon as practicable.

If this rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The rights agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is cancelled or is not completed for any reason, the rights agent will return all subscription payments, without interest, as soon as practicable. If you own shares in "street name," it may take longer for you to receive payment because the rights agent will return payments through the record holder of the shares.

How soon must I act to exercise my subscription rights?

        Your subscription rights may be exercised at any time during the subscription period, which commences on [    •    ], 2011, and continues through the Expiration Time. If you elect to exercise any subscription rights, the rights agent must actually receive all required documents and payments from you or your broker and your payment must clear prior to 5:00 p.m., New York City time, on the Expiration Time. Although we have the option of extending the Expiration Time for the subscription period at our sole discretion, we currently do not intend to do so.

How do I exercise my subscription rights? What forms and payment are required to purchase the Series A Preference Shares?

        You may exercise your subscription rights by delivering the following to the rights agent, at or prior to the Expiration Time:

  •
  your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

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  payment of your full subscription price for each share subscribed for under your subscription rights.

        If you send your rights certificate by mail, we recommend that you use an insured overnight courier that provides delivery tracking or registered mail, with return receipt requested. We will not be obligated to honor your exercise of subscription rights if the rights agent does not receive the documents and payment relating to your exercise before the rights offering expires, regardless of when you transmitted the documents and payment. If your ordinary shares are currently held by a broker, bank or other nominee, please see below.

        If you do not indicate the number of subscription rights being exercised or do not deliver full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then we may deem you to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you tendered to the rights agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, we or the rights agent will return the excess amount to you by mail, without interest, as soon as practicable after the expiration of the rights offering.

What should I do if I want to participate in this rights offering, but my ordinary shares are held in the name of my broker, bank or other nominee?

        If you hold your ordinary shares through a broker, bank or other nominee, then your broker, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the Series A Preference Shares you wish to purchase.

        If you wish to participate in this rights offering and purchase Series A Preference Shares, please promptly contact the record holder of your ordinary shares. We will ask your broker, bank, or other nominee to notify you of this rights offering. In addition to any other procedures your broker, bank or other nominee may require, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form" or a similar form provided to you by the record holder such that it will be received by the Beneficial Holder Election Deadline. You should receive this form from your record holder with the other rights offering materials. You should contact your broker, bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank or nominee or if you receive it without sufficient time to respond. In addition, your broker, bank or other nominee may permit you to participate in this rights offering and purchase our Series A Preference Shares through an Internet website that it maintains and through which you may access your account.

How may I pay the subscription price, and where do I send my completed subscription rights certificate and payment?

        Your payment of the subscription price must be made in U.S. dollars for the full number of Series A Preference Shares you wish to acquire by:

  •
  wire transfer of immediately available funds to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account #530-354624 American Stock Transfer FBO TBS International plc, with reference to the rights holder's name;

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  uncertified, certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)"; or

  •
  U.S. postal money order payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)".

        American Stock Transfer & Trust Company is acting as the rights agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company as follows:

By hand or courier:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272

        You should direct any questions or requests for assistance concerning the method of subscribing for the Series A Preference Shares or for additional copies of this prospectus to the rights agent.

After I exercise my subscription rights, can I change my mind?

        Yes, your exercise of rights may be validly withdrawn at any time prior to the deadline for revocation, but not thereafter, subject to applicable law. The deadline for revocation is 5:00 p.m., New York City time, on the business day prior to the Expiration Time. Following the revocation deadline, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our ordinary share price, even if we have not already issued the shares to you. For a revocation to be effective, a written notice of revocation from the record holder must be received by the rights agent prior to the deadline for revocation at its address set forth under "Description of the Rights Offering—Summary of Procedures to Follow—Revocation of Exercise."

What fees or charges apply if I exercise my subscription rights?

        We are not charging any fees or sales commissions to issue subscription rights to you or to issue Series A Preference Shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees they may charge.

How will I receive my subscription rights?

        Shareholders who own ordinary shares in book-entry form through DTC will receive beneficial ownership of their subscription rights in accordance with DTC's procedures. All other shareholders will receive subscription rights in certificated form.

When will I receive my new Series A Preference Shares?

        If you validly exercise your subscription rights in accordance with the procedures set forth under "Description of the Rights Offering—Summary of Procedures to Follow" and the Subscription Rights Instructions provided to you, we will, as soon as practicable after the expiration of the rights offering, issue to you the Series A Preference Shares for which you have validly subscribed. When issued, the Series A Preference Shares will be registered in the name of the subscription rights holder of record.

What are the U.S. federal income tax consequences of exercising my subscription rights?

        A U.S. holder, as defined in "Material U.S. Federal and Ireland Income Tax Considerations," should not recognize income, gain or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Material U.S. Federal and Ireland Income Tax Considerations" for further discussion. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the receipt, exercise and expiration of the subscription rights in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How many preference and ordinary shares will be outstanding after this rights offering?

        Assuming the significant shareholders do not exercise the rights beneficially owned by them, all other rights issued in the rights offering are exercised and the significant shareholders fulfill their standby purchase commitment to purchase 70,000 preference shares upon completion of the rights offering, we will have a maximum of 288,112 preference shares outstanding, of which 100,000 would be preference shares issued to the significant shareholders in the private placements and the remainder would be Series A Preference Shares issued in this offering. Each Series A Preference Share initially is convertible into 50.0 Class A ordinary shares, and each Series B Preference Share initially is convertible into 25.0 ordinary shares. From the date the preference shares are issued through December 31, 2014, this number of conversion shares will increase upon each semiannual increase in the liquidation preference. See "Description of Preference Shares—Series A and Series B Preference Shares—Liquidation Rights."

Whom should I contact if I have more questions?

        If you have more questions about this rights offering or need additional copies of the rights offering documents, please contact the information agent, Phoenix Advisory Partners, at (877) 478-5038. For a complete description of the rights offering, see "Description of the Rights Offering."

RISK FACTORS

        You should carefully consider the following risk factors and other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may adversely affect us. If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected.

Risks Related to the Shipping Industry and Economic Conditions

  We have recently experienced severe and rapid declines in industry conditions that have required us to restructure our outstanding indebtedness.

        Starting in late May 2010, the Baltic Dry Index, which measures the demand for shipping capacity versus the supply of dry bulk carriers, started to decline dramatically from a high of 4,209 on May 26, 2010 to a recent low of 1,043 on February 4, 2011. Although the Baltic Dry Index has recovered slightly since February 4, 2011, it has remained at historically low levels, peaking at 1,585 on March 28, 2011 and declining to 1,250 on April 26, 2011, and freight rates in the ocean shipping industry consequently have remained weak.

        Our management believes that there are many reasons for this continued weakness in freight rates, including the large amount of additional tonnage from recent newbuilds in all vessel sizes as well as natural occurrences that significantly depressed the amount of available cargoes, such as the harsh summer in the grain growing regions of Russia and Ukraine and the recent devastating floods in Australia and Brazil. As a direct result of this imbalance of supply and demand, freight rates across the ocean shipping industry in all vessel sizes have declined dramatically as owners and charterers compete for cargoes. The reduction in our freight rates in this market environment has directly and adversely affected our revenues and cash flows and caused us to enter into negotiations with our lenders to seek modifications of certain financial covenants in our credit facilities. With the consent of our lenders, in September 2010, we ceased paying installments of principal due on our indebtedness. Our lenders agreed not to take any action as a result while we collectively sought to negotiate new terms of our existing debt.

        Effective January 28, 2011, we and our lenders agreed on a restructuring of our debt repayment schedules and modifications of the covenants under our credit facilities, and our lenders agreed to waive any existing defaults under those agreements. Our lenders, as a condition to the restructuring of our credit facilities, required three significant shareholders who also are key members of our management to agree to provide up to $10.0 million of new equity in the form of preference shares.

        The continuing imbalance of supply and demand, and the consequent weakness in the charter and freight rates that we are able to obtain, would have caused us to fail to comply with certain financial covenants in our credit facilities, even as modified in January 2011. As a result, we and our lenders entered into further amendments to our credit facilities in April 2011. Unless the Baltic Dry Index, and the charter and freight rates that we are able to obtain, strengthen significantly in the near future, however, it is likely that we will fail to comply with certain of our financial covenants as modified in April 2011.

  •
  These modified covenants require us to make sizable principal repayments on our outstanding indebtedness each quarter commencing June 30, 2011 and to continue to maintain minimum liquidity of $10 million through December 31, 2011 and $15 million thereafter. Unless the Baltic Dry Index, and the charter and freight rates that we are able to obtain, strengthen significantly in the near future, we will need to raise sufficient proceeds from this rights offering and in possible future equity financing transactions to enable us to make the principal repayments due September 30, 2011 and to comply with the minimum liquidity covenant.

  •
  Our modified minimum consolidated interest charges coverage ratio and our modified maximum consolidated leverage ratio will be computed on the basis of the training four quarters before each computation date. Since the results of our recent and current quarters reflect the continuing weakness in charter and freight rates, it is likely that we will fail to comply with those covenants after December 31, 2011.

        Failure to raise additional equity capital prior to September 30, 2011, or to obtain significantly higher charter and freight rates to enable us to meet our coverage and leverage ratios as discussed above, would have a material adverse effect on our financial condition and liquidity, continues to raise substantial doubt about our ability to continue as a going concern and would require us to enter into further negotiations with out lenders at that time.

        In addition, we filed for bankruptcy in 2000. Our ability to generate net income is influenced by a number of factors that are difficult to predict, including changes in global and regional economic conditions and international trade. For example, the losses and bankruptcy in 2000 were attributable in part to the acute decline in the Asian and South American economies in 1998 and 1999. We cannot assure you that similar declines will not occur in the future.

  The effects of the recent earthquake and tsunami that affected Japan and subsequent aftershocks may materially and adversely affect our results of operations.

        A significant portion of our Pacific Service serves Japan, a key import and export market for global shipping generally. Approximately 17.2% of our revenue in 2010 was generated by freight originating from Japan, and we generated significant additional revenue from other countries exporting to Japan. On March 11, 2011, Japan experienced a severe earthquake, followed by deadly tsunamis, that severely crippled a key nuclear plant and led to the release of dangerous levels of radiation. These events devastated large parts of Japan and have effectively shut down significant elements of Japan's economy. In addition, the reported radiation leaks have raised concerns globally that cargoes shipped from Japan, and vessels that loaded cargo in Japan, could be contaminated by radiation. The degree to which these events will disrupt the Japanese and global economies remains uncertain at this time, but it seems likely that the volume of imports to and exports from Japan may decline significantly in the immediate future, which would materially decrease the demand for shipping services to and from Japan, global freight rates and our results of operations.

  We and the shipping industry experience very high volatility in revenues and costs.

        Due to fluctuations in the level and pattern of global economic activity and oil prices, as well as heavy competition, the shipping industry historically has experienced very high volatility in freight rates and costs. Fluctuations in freight rates affect our revenues, vessel charter rates and vessel values, and we experience fluctuations in our costs resulting from changes in the cost of fuel oil, crew expenses, port charges and currency exchange rates. In addition, increasing regulation of the sulfur content of fuel oil has caused and in the future may cause increases in our fuel costs. Changes in marine regulatory regimes in the ports at which our vessels call also may increase our costs.

        Shipping revenue is influenced by a number of factors that are difficult to predict with certainty, including global and regional economic conditions, developments in international trade, changes in seaborne and other transportation patterns, the effects of global climate change on developing economies and agricultural production, weather patterns, port congestion, canal closures, political developments, armed conflicts, acts of terrorism, embargoes and strikes.

        Demand for our transportation services is influenced by the demand for the goods shipped, including steel products, agricultural commodities, metal concentrates and aggregates, which in turn is affected by general economic conditions, commodity prices and competition. Steel products, metal concentrates, aggregates and agricultural commodities accounted for approximately 34.6%, 15.1%, 14.8%, and 9.0%, respectively, of our total voyage revenues in the year ended December 31, 2010. The softened demand for these products and commodities from 2008 through 2010 translated into a decreased demand for shipping. Declines in worldwide economic conditions could result in reduced demand for steel products, metal concentrates and aggregates, which could adversely affect our results of operations.

  Significant recent additions to the fleets of many ocean shipping companies have contributed to an excess supply of dry bulk vessels in all classes and resulted in heavy pressure on freight rates.

        The worldwide supply of shipping capacity is influenced by the number of newbuilding deliveries, the scrapping of older vessels, vessel casualties and the number of vessels that are out of service. As the global economy expanded in the years leading up to 2008, many ocean shipping companies placed orders for significant additions to their fleets. Many of these new vessels began operating just as the credit crisis and global economic slowdown began. As owners and operators struggled to find cargoes for these new vessels at a time when letters of credit and other financing arrangements that underpin the global economy disappeared, freight rates dropped precipitously. Although the global economy has recovered from the end of 2008 and the beginning of 2009, the oversupply of vessels has continued to depress freight rates. We cannot assure you that the industry as a whole will take action to reduce the supply of vessels or that freight rates will recover at any time in the foreseeable future.

  Adverse weather conditions have significantly decreased the volume of many dry bulk cargoes.

        As the global economy improved in 2010, unusually adverse weather conditions such as the extended heat wave in the grain growing regions of Russia and Ukraine and recent devastating floods in Australia and Brazil significantly reduced the quantity of cargoes that traditionally are shipped by dry bulk carriers. The impact of these reductions in supply of cargoes, coupled with the increase in capacity resulting from the influx of newbuild vessels, materially and adversely affected freight rates as ship owners and operators competed for available cargo. We cannot assure you that this imbalance of supply and demand will not continue for an extended period.

  High or volatile oil prices could adversely affect the global economy and our results of operations, and we may be unable to pass along increased fuel costs to our customers.

        Rising or prolonged volatility in oil prices could weaken the global economy, which would significantly reduce the demand for ocean freight and increase our fuel costs. A significant reduction in the demand for ocean freight would have a material and adverse impact on our revenues, results of operations and financial condition. Oil prices recently have spiked as a result of turmoil in certain key oil producing nations in the Middle East and North Africa. We may be unable to pass along increased fuel costs to our customers, which would adversely affect our results of operations. We are particularly affected by rising fuel prices because a majority of our revenue is derived from freight voyages for which we bear the fuel expense, in contrast to charters, for which the charterer bears the fuel expense. Fuel expense represented approximately 50% and 48% of our voyage expense for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively.

  Rising inflation in China could result in decreased demand for shipping services and further declines in shipping rates.

        The inflation rate in China increased in 2010 and is expected to continue to rise in 2011, which may increase the cost of raw materials and finished goods exported from China. Increases in the cost of Chinese goods may reduce the global demand for Chinese goods and the volume of cargoes shipped from China, which could materially decrease the worldwide demand for shipping services, and may result in further declines in shipping rates and adversely affect our results of operations and cash flows.

Risks Related to Our Business and Operations

  Our business depends to a significant degree on the stability and continued growth of the Asian and Latin American economies.

        Growth in the shipping industry in recent years has been attributable, to a significant degree, to the rapid growth of the Chinese economy. Economic growth in China caused unprecedented demand for raw materials from Latin America, including iron ore, bauxite, soybeans, timber, zinc, manganese and copper. These raw materials generally are transported by ocean freight. The growth of the Chinese economy stimulated growth in other Asian economies as well. Any pronounced slowdown or decline in the Chinese economy could be expected to have significant adverse effects on the economies of Latin American and Asian countries and on the demand for our services and could be expected to result in declines in freight rates and the value of our vessels. We expect that a significant decline in the Asian and Latin American economies would have a materially adverse effect on our results of operations.

  Certain of our vessel expenses are primarily inelastic, and any unexpected decrease in revenue would harm our results.

        Generally, vessel expenses, such as fuel, lube oil, crew wages, insurance, bunkers, stores, repairs and maintenance, do not vary significantly with freight rates or the amount of cargo carried. As a result, a change in the number of tons of cargo carried or a decrease in freight rates would have a disproportionate effect on our results of operations and cash flows. Any pronounced slowdown or decline in demand for shipping may require us to run voyages at less than full capacity in an effort to maintain all of our shipping routes. Our inability to fully book a ship would reduce revenue for a voyage, while the vessel and voyage costs would remain fairly constant. We do not have long-term contracts with our customers and, if we are unable to fully book our vessels, we may operate voyages at a loss. Accordingly, our profitability and liquidity would be adversely affected.

  A significant number of our vessels will exceed their estimated economic useful life during the next three years.

        We estimate that the economic useful life of most multipurpose tweendeckers and handysize/handymax bulk carriers is approximately 30 years, depending on market conditions, the type of cargo being carried and the level of maintenance. We expect that 17 vessels out of our controlled fleet of 49 vessels at December 31, 2010, will reach 30 years old on or before December 31, 2014—three vessels in 2012, three vessels in 2013 and 11 vessels in 2014. If we are unable to use these vessels profitably or replace these vessels after they exceed their estimated economic useful lives, our results of operations and cash flows may be materially adversely affected.

  As our fleet ages, the risks associated with older vessels could adversely affect our operations.

        In general, the costs to maintain an ocean-going vessel in good operating condition increase with the age of the vessel. As of December 31, 2010, the average age of the 49 vessels in our owned fleet was 21.8 years. Some of our dry bulk carriers are used to transport products such as coal, salt or fertilizer that may damage our vessels and reduce their useful lives, if we do not follow specified maintenance and cleaning routines. Older vessels may develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Due to improvements in engine technology, older vessels typically are less fuel-efficient than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel. Governmental regulations and safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that we will be able to operate our vessels profitably during the remainder of their projected useful lives or that we will be able to sell them profitably when we can no longer utilize them in our fleet.

  We may not be able to grow our vessel fleet or effectively manage our growth.

        A principal focus of our long-term strategy is to continue to grow by increasing the number of vessels in our fleet and by taking advantage of changing market conditions, which may include increasing the frequency of service on routes we already operate or adding new routes and expanding into other regions. Our future growth will depend upon a number of factors, some of which we or our affiliated service company, TBS Commercial Group, can control and some of which neither we nor TBS Commercial Group can control. These factors include our ability to:

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  identify vessels for acquisitions;

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  integrate any acquired vessels successfully with our existing operations;

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  hire, train and retain qualified personnel to manage and operate our growing business and fleet;

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  identify additional new markets and trade routes;

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  recruit, train and retain port captains and other local staff required for our affiliated service companies to provide the necessary level of service in any new or expanded markets;

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  improve our operating and financial systems and controls; and

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  obtain required financing for our existing and new operations on acceptable terms.

        The failure to effectively identify, purchase, develop and integrate any newly acquired vessels could adversely affect our business, financial condition and results of operations. Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. As our fleet expands, we may have excess capacity if demand for our services does not grow as we expect. In addition, as we expand our fleet, our service companies will need to hire suitable additional management and administrative personnel and our affiliated service companies will need to recruit and train port captains and other local staff necessary to meet the needs of our growing business. We cannot assure you that we will be able to hire suitable employees as we expand our business. If our operating and financial systems are not effective or if we or our affiliated service companies cannot recruit and retain suitable employees as we grow, our future operations could be adversely affected.

        In addition, our ability to increase the size of our fleet will be limited by the provisions of our credit facilities which restrict our ability to borrow funds for the purpose of acquiring new vessels.

  There are risks associated with the purchase and operation of secondhand vessels.

        Part of our previous business strategy involved growing our fleet through the purchase of secondhand vessels. Global economic conditions and the reduction in demand for shipping services have caused us to reevaluate acquiring secondhand vessels. Pending any dramatic change in global economic conditions we have decided to suspend any further acquisitions of secondhand vessels. Secondhand vessels generally carry no warranties from the sellers or manufacturers. Although we inspected secondhand vessels prior to purchase, an inspection normally would not provide us with the same knowledge about their condition that we would have if they had been built for and operated exclusively by us. Secondhand vessels may have conditions or defects that we were not aware of when we bought them and that may require us to undertake costly repairs. These repairs may require us to put a vessel into drydock, which would reduce our fleet utilization. The costs of drydock repairs are unpredictable and can be substantial. We may not have insurance sufficient to cover all of these repair costs or losses and may have to pay drydocking costs not covered by our insurance. The loss of earnings while our vessels were being repaired in drydock and repositioned, as well as the actual cost of those repairs, would decrease our income from operations. Additionally, our future operating results could be adversely affected if some of the secondhand vessels do not perform as we expect.

  Vessel drydockings could adversely affect our operations.

        Under applicable regulations, vessels must be drydocked twice during a five-year cycle. At March 31, 2011, we owned 49 vessels, of which three are newly built vessels and the remaining 46 vessels would require approximately 92 drydockings over five years or an average of 18 vessels per year. The first drydocking of a newly constructed vessel, which would be a special survey of the vessel, is typically done five years after delivery of the vessel from the shipyard. We estimate that vessel drydockings that require less than 100 metric tons of steel renewal will take from 25 to 35 days and that vessel drydockings that require 100 to 500 metric tons of steel renewal will take from 35 to 55 days. We capitalize vessel improvements, including steel renewal and reinforcement, in connection with the first drydocking after we acquire a vessel. In addition, we will need to reposition our vessels or charter-in outside vessels to accommodate our drydocking schedule and business needs. Approximately 30 of our vessels regularly trade in the Atlantic and Middle East region; consequently, drydocking our vessels in Chinese shipyards require complex logistics planning. We are investigating whether the drydockings are feasible at shipyards closer to where some of our vessels operate.

        In addition, it may be necessary to unexpectedly drydock a vessel if it suffers damage. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while any vessel is drydocked, as well as the repositioning of our vessels in response to the drydocking and the actual costs of the drydocking and possible charter-in expense in response to the drydocking, could have a material adverse effect on our cash flows and results of operations. Furthermore, we may not have insurance sufficient to cover all of the costs or losses associated with an unexpected drydocking.

  The South American joint venture, Log-Star, could result in unmet strategic business expectations and a greater than expected commitment of resources.

        In January 2010, we entered into a joint venture agreement and formed, Log-Star, a Brazilian corporation, to expand our business, strengthen our operational base and provide additional future growth by providing cabotage service in the Brazilian coast and Amazon River Basin. The success of this joint venture is dependent on a growing Brazilian economy, successfully competing in the Brazilian marketplace, maintaining vessels, efficient and economical operations and the overall global economic recovery. In the event of adverse changes in economic conditions or circumstances in the Brazilian marketplace, the results of operations of the joint venture may be adversely affected.

        During 2010, we incurred significant expenses and advanced funds in connection with our joint venture, Log-Star. Although we believe that we have a right to be compensated for a significant portion of these amounts, we determined that as of September 30, 2010 only $2.5 million of this amount was collectible. In early December 2010, we reviewed the transactions with our joint venture partner and concluded that the $2.5 million receivable we recorded as of September 30, 2010 would not be reimbursed by our joint venture partner. The 2010 results of Log-Star's operations include the $2.5 million uncollectible expenses.

  We depend upon a limited number of customers for a large part of our revenue.

        Our top ten customers by revenue, in the aggregate, accounted for 30.8% of our total consolidated revenue for 2010. If any of these customers were to significantly reduce the amount of cargoes shipped using our vessels, our results of operations could be adversely affected.

  Our competitive advantage in niche markets may be eliminated.

        Our fleet primarily consists of vessels suited to niche markets not efficiently served by container ships or large dry bulk vessels. If the markets in which we successfully compete upgrade their port infrastructure to accommodate larger vessels, or if the volume of cargo shipped from these markets increases sufficiently, container ships or large dry bulk vessels would be able to serve these markets more efficiently. Because operators of container ships and large dry bulk vessels have significantly lower costs per cargo ton than we do, their entry into our markets could result in increased price competition and affect our ability to maintain our rates. Our future operating results could be adversely affected if we are unable to identify and efficiently serve new niche markets in the face of more effective competition in our current markets.

  In the highly competitive international shipping market, we may not be able to compete with new entrants or established companies with greater resources.

        We employ our vessels in highly competitive markets that are capital-intensive and highly fragmented. Competition arises primarily from other vessel owners, many of whom have substantially greater resources than we have. Competition for the transportation of cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators. Due in part to the high fragmentation of the market, competitors with greater resources could enter our market and operate larger fleets through consolidation or acquisitions and may be able to offer lower rates and higher quality vessels than we are able to offer.

  Shortages of and rising costs to hire qualified crews, officers and engineers could adversely affect our business.

        Crew costs are a significant operating expense for our operations. Crew costs have increased, as wage levels have increased in non-U.S. markets, and may continue to increase. The cost of employing suitable crew is unpredictable and fluctuates based on events outside our control, including the supply and demand for crew and the wages paid by other shipping companies. In addition, newbuilding programs, including our own, have increased the demand for qualified crew, officers and engineers to work on our vessels, and stringent certification standards required by national and international regulations, such as "Standards of Training, Certification and Watchkeeping for Seafarers," promulgated by the International Maritime Organization, or IMO, make it difficult to recruit qualified crewmembers. We use three unaffiliated manning agents, Aboitiz Jebsen Bulk Transport Corp., Intermodal Shipping, Inc., and C.F. Sharp Crew Management, Inc. to provide Filipino officers and non-officers to crew our vessels.

        Any increase in crew costs may adversely affect our results of operations. Furthermore, if we are unable to recruit and retain enough crew, engineers or vessel captains with the appropriate skills, we may be unable to satisfy any increased demand for our shipping services, which could have an adverse effect on our business, financial condition and results of operations.

  We recorded a significant charge to earnings for the fourth quarter of 2010 because our long-lived assets were impaired and we may in the future be required to record significant charges to earnings if our long-lived assets or goodwill become impaired.

        We are required to review long-lived assets for impairment whenever events or circumstances suggest that long-lived assets may not be recoverable. Events or circumstances that might trigger an impairment analysis include significant declines in freight rates or the market value or physical condition of our vessels, significant decreases in charter rates, or the existence of operating or cash flow losses associated with the use of our vessels. Once a triggering event or circumstance arises, we perform an impairment analysis. If the carrying value of our vessels or other long-lived assets exceeds the forecasted undiscounted cash flows for such assets, we are required to write down the carrying value of the assets to the estimated fair value. If we were to determine that our long-lived assets are impaired, we would be required to record a significant charge to earnings in our financial statements.

        Based on our impairment analyses performed at year-end 2010, management concluded that events and circumstances during the fourth quarter of 2010 suggested a possible impairment of our long-lived assets. As a result, we performed an impairment assessment of our long-lived assets. The significant factors and assumptions we used in estimating undiscounted cash flows included revenues, cargo volumes, capital expenditures and operating expenses. We based our revenue assumptions on a number of factors estimated over the remaining life of our vessels, including historical and projected freight and charter rates, current market conditions and the age of our vessels. We estimated operating expenses using an annual escalation factor. Our historical experience with the shipping industry also confirmed our assumptions and estimates. At December 31, 2010, we recognized a noncash impairment charge of $201.7 million, which reduced our net fixed assets at December 31, 2010 by an equal amount.

        The assumptions and estimates we used in our impairment analysis are highly subjective and could be negatively affected by further declines in freight or charter rates or in the market value of vessels or other factors, which could require us to record additional material impairment charges in future periods.

        Goodwill is required to be tested for impairment at least annually or when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of goodwill may not be recoverable include a decline in stock price and market capitalization and other materially adverse events. Our most recent tests did not indicate any impairment of goodwill because the reporting units had negative carrying amounts. Under current accounting guidance an entity can assert that a reporting unit is not required to perform Step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired. In December 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-28, "When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force)", to change FASB Accounting Standards Codification ("ASC") Topic 350—Intangibles—Goodwill and Other. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts and are effective for the quarter ending March 31, 2011. We determined that goodwill of $8.4 million at March 31, 2011 was impaired as a result of adopting this new guidance. An amount of $8.4 million was charged to shareholders' equity as of March 31, 2011.

  We are subject to regulation and liability under environmental laws that could require significant expenditures and adversely affect our financial condition, results of operations and cash flows.

        Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted, which could limit our ability to do business, cause us to incur the costs of retrofitting our vessels or result in financial penalties, thereby adversely affecting our financial condition, results of operations and cash flows.

        We are required by various governmental and quasi-governmental agencies and other regulatory authorities to obtain permits, licenses and certificates in connection with our operations. Some countries in which we operate have laws that restrict the carriage of cargoes depending on the registry of a vessel, the nationality of its crew and prior and future ports of call, as well as other considerations relating to particular national interests. We cannot assure you that any failure to comply with these requirements would not have a material adverse effect on our results of operations.

  Failure to comply with international safety regulations could subject us to increased liability, adversely affect our insurance coverage and result in a denial of access to, or detention in, certain ports.

        The operation of our vessels is affected by the requirements of the IMO's International Safety Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Any material failure to comply with the ISM Code could subject us to increased liability, could invalidate existing insurance or decrease available insurance coverage for the affected vessels and could result in a denial of access to or detention in certain ports, all of which could materially and adversely affect our results of operations and liquidity. Our owned vessels and Roymar, the technical manager for our vessels, are ISM Code certified. However, we cannot assure you that such certification will be maintained.

  The shipping industry has inherent operational risks, which may not be adequately covered by insurance.

        The operation of any oceangoing vessel carries with it an inherent risk of marine disaster, environmental mishap and collision or property loss. In the course of operating a vessel, marine disasters such as oil spills and other environmental mishaps, cargo loss or damage, business interruption due to political developments, labor disputes, strikes and adverse weather conditions could result in loss of revenues, liabilities or increased costs. We transport bulk cargoes such as fertilizer, salt and coal which, if not transported properly, could pose a risk to our vessels and to the environment. We cannot assure you that any insurance we maintain would be sufficient to cover the cost of damages or the loss of income resulting from a vessel being removed from operation or that any insurance claims would be paid or that insurance will be obtainable at reasonable rates in the future. Any significant loss or liability for which we are not insured, or for which our insurers fail to pay us, could have a material adverse effect on our financial condition. In addition, the loss of a vessel would adversely affect our cash flows and results of operations.

  Compliance with environmental and other laws and regulations could adversely affect our business.

        Extensive and changing environmental protection and other laws and regulations directly affect the operation of our vessels. These laws and regulations take the form of international conventions and agreements, including the IMO conventions and regulations and the International Convention for the Safety of Life at Sea, or SOLAS, which are applicable to all internationally trading vessels, and national, state and local laws and regulations, all of which are amended frequently. Under these laws and regulations, various governmental and quasi-governmental agencies and other regulatory authorities may require us to obtain permits, licenses and certificates in connection with our operations. Some countries in which we operate have laws that restrict the carriage of cargoes depending on the registry of a vessel, the nationality of its crew and prior and future ports of call, as well as other considerations relating to particular national interests. Changes in governmental regulations and safety or other equipment standards may require unbudgeted expenditures for alterations, drydocking or the addition of new equipment for our vessels. Port authorities in various jurisdictions may demand that repairs be made before allowing a vessel to sail, even though that vessel may be certified as "in class" and in compliance with all relevant maritime conventions. Compliance with these laws and regulations may require significant expenditures, including expenses for ship modifications and changes in operating procedures or penalties for failure to comply with these laws and regulations, which could adversely affect our results of operations.

        Pursuant to regulations promulgated by the U.S. Coast Guard, responsible parties (as defined in such regulations) must establish and maintain evidence of financial responsibility. The P&I Associations, which historically provided shipowners and operators financial assurance, have refused to furnish evidence of insurance to responsible parties, and therefore responsible parties have obtained financial assurance from other sources at additional cost, including evidence of surety bond, guaranty or self-insurance. Any inability on our part to continue to comply with these Coast Guard regulations would have a material adverse effect on our results of operations.

        Port state authorities in general and in certain jurisdictions in particular have become more active in inspecting older vessels visiting their ports and, in certain instances, demanding that repairs be made before allowing a vessel to sail, even though that vessel may be fully insured, in class and in compliance with all relevant maritime conventions including SOLAS. Vessels under certain flags are more likely to be subject to inspections by the Port state authorities. Additional expenses may be incurred for unscheduled repairs mandated by port state authorities.

        The IMO has adopted regulations that are designed to reduce oil pollution in international waters. In complying with U.S. Oil Pollution Act of 1990, or OPA 90, and IMO regulations and other regulations that may be adopted, shipowners and operators may be forced to incur additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Additional laws and regulations may be adopted that could have a material adverse effect on our results of operations. In the United States and in other countries where we operate, we are subject to various federal, state or local environmental laws, ordinances and regulations and may be required to clean up environmental contamination resulting from a discharge of oil or hazardous substances, such as a discharge of fuel. We also may be held liable to a governmental entity or to third parties in connection with the contamination. These laws typically impose cleanup responsibility. Liability under these laws has been interpreted to be strict, joint and several, and subject to very limited statutory defenses. The costs of investigation, remediation or removal of such substances and damages resulting from such releases could be substantial and could adversely affect our results of operations.

  If we have U.S. source income, we will have to pay U.S. federal income tax on it, which would reduce our earnings.

        Under the Internal Revenue Code, 50% of the gross shipping income of a corporation that owns or charters vessels that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source transportation income. Our U.S. source transportation income will be subject to either a 4% U.S. federal income tax without allowance for any deductions or, if such income is effectively connected with business in the United States, a net basis tax at regular graduated U.S. federal income tax rates, and, possibly, an additional 30% branch profits tax on our effectively connected earnings and profits, unless an exemption is available.

        We currently qualify for exemption under Section 883 of the Internal Revenue Code, because we and our subsidiaries currently are incorporated in jurisdictions that satisfy the country of organization requirement and we satisfy the publicly traded test by virtue of our Class A ordinary being primarily traded on the Nasdaq Global Select Market. Furthermore, the aggregate ownership of all non-qualified 5% shareholders is less than 50% of the total value of the Class A ordinary shares. If at any time we fail to satisfy the publicly traded test and we were unable to qualify for another applicable exemption, our U.S. source shipping income would be subject to U.S. federal income tax.

        Our ability to continue to qualify for the exemption depends on circumstances related to the ownership of our ordinary shares that are beyond our control and on interpretations of existing regulations of the U.S. Treasury Department. In particular, if 50% or more of our Class A ordinary shares are held by one or more non-qualified U.S. shareholders, each of whom owns 5% or more of the shares, the exemption would not be available. We estimate that as of May 6, 2011, non-qualified U.S. shareholders who own 5% or more of our shares owned an aggregate of 26.7% of our Class A ordinary shares. We cannot assure you that we will qualify for exemption under Section 883 in the future.

        Changes in the Internal Revenue Code, Treasury regulations or the interpretation thereof by the Internal Revenue Service or the courts could also adversely affect our ability to take advantage of the exemption under Section 883.

  We may be treated as a passive foreign investment company in the future, which would result in adverse tax consequences to holders of our Class A ordinary shares.

        Based upon the nature of our current and projected income, assets and activities, we do not believe that we are, and we do not expect the Class A ordinary shares to be considered shares of, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. However, the determination of whether the Class A ordinary shares constitute shares of a PFIC is a factual determination made annually, and we cannot assure you that we will not be considered a PFIC in the future. If we were treated as a PFIC, a holder of our Class A ordinary shares would be subject to special rules with respect to any gain realized on the sale or other disposition of the Class A ordinary shares and any "excess distribution" by us to the holder (generally, any distribution during a taxable year in which distributions to the holder on the Class A ordinary shares exceed 125% of the average annual taxable distribution the holder received on the Class A ordinary shares during the preceding three taxable years or, if shorter, the holder's holding period for the Class A ordinary shares). Under those rules, the gain or excess distribution would be allocated ratably over the holder's holding period for the Class A ordinary shares, the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day we became a PFIC would be taxable as ordinary income, the amount allocated to each other year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

  The majority of our revenue is derived from operations outside the United States and may be adversely affected by actions taken by foreign governments or other forces or events over which we have no control.

        We derive a significant portion of our voyage revenue from operations in Latin America, Asia, Africa and the Middle East. Our profitability may be affected by changing economic, political and social conditions in these regions. In particular, our operations may be affected by war, terrorism, expropriation of vessels, the imposition of taxes, increased regulation or other circumstances, any of which could reduce our profitability, impair our assets or cause us to curtail our operations. The economies of the Latin American countries where we conduct operations have been volatile and subject to prolonged, repeated downturns, recessions and depressions. Adverse economic or political developments or conflicts in these countries could have a material adverse effect on our operations.

  Foreign currency exchange rates may adversely affect our results.

        We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. During 2010 and the first three months of 2011, we incurred approximately 9% and 6%, respectively, of our operating expenses in currencies other than U.S. dollars. As a result, if the U.S. dollar weakens in relation to the currencies of the countries where we incur expenses, our U.S. dollar reported expenses will increase and our income will decrease. Changes in the relative values of currencies occur from time to time and may, in some instances, have a significant effect on our operating results.

  Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.

        During the past few years, acts of piracy have risen steeply. While international efforts have been and continue to be made to prevent them, acts of piracy continue to occur, particularly off the coast of Somalia in the Gulf of Aden and in the South China Sea. If piracy attacks occur in regions in which our vessels are deployed that become characterized by insurers as "war risk" zones or "war and strikes"

listed areas, premiums payable for such insurance coverage could increase significantly, and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing on-board security guards, could increase in such circumstances. In addition, while we believe the time charterer remains liable for charter payments when a vessel is seized by pirates for the period specified in the charter agreement, the charterer may dispute this belief and withhold charter fees until the vessel is released. A charterer also may claim that a vessel seized by pirates was not "on-hire" for a certain number of days and that it is therefore entitled to cancel the charter, a claim that we would dispute. The detention of any of our vessels hijacked as a result of an act of piracy and any unrecoverable costs, increases in insurance premiums payable, or losses due to the unavailability of insurance coverage, could have a material adverse impact on our financial condition, results of operations and cash flows.

  We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

        The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations.

  Marine claimants could arrest our vessels, which could damage our on-time performance reputation and result in a loss of cash flow.

        Under general maritime law in many jurisdictions, crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagors, suppliers of fuel, materials, goods and services to a vessel and shippers and consignees of cargo may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many circumstances, a maritime lien holder may bring an action to enforce its lien by "arresting" a vessel. In some jurisdictions, under the "sister ship" theory of liability, a claimant may arrest not only the vessel subject to the claimant's maritime lien, but also any "associated" vessel owned or controlled by the legal or beneficial owner of that vessel. The arrest of one or more of our vessels could result in a loss of cash flow or require us to pay substantial amounts to have the arrest lifted. Any interruption in our sailing schedule and our on-time performance could adversely affect our customer relationships.

  Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, however, governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels could have a material adverse effect on our cash flows and results of operations.

Risks Related to Our Indebtedness

  We have substantial indebtedness, which could adversely affect our financial health and prevent us from paying dividends on the Series A Preference Shares.

        Giving effect to the January 2011 amendments to our various credit facilities, we had $332.4 million in aggregate principal amount of indebtedness outstanding as of January 28, 2011. We incurred an additional $7.4 million of indebtedness in connection with the delivery of a new vessel in February 2011, and we expect to incur an additional $7.4 million of indebtedness in May or June 2011. Our indebtedness could have important consequences including:

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  making it more difficult for us, or making us unable, to pay dividends on the preference shares or to redeem the preference shares;

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  increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements; and

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  requiring us to use a substantial portion of our cash flow from operations for the payment of debt service, which would reduce our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements.

  Financial covenants in our credit facilities require us to maintain specified financial ratios and satisfy financial covenants.

        Our credit facilities contain financial covenants that require us to maintain certain levels of cash flow, collateral value and liquidity. Events beyond our control, including changes in the economic and business conditions in the markets in which we operate and decreases in the market values of our vessels, may affect our ability to comply with these covenants. Unless the Baltic Dry Index, and the freight and charter rates that we are able to obtain, strengthen significantly in the near future, and unless we raise additional equity capital, it is likely that in the foreseeable future we would fail to meet the tests under certain of our financial covenants. Our lenders have agreed to enter into further negotiations with us at that time, if necessary, to seek further modifications of those financial covenants. Failure to comply with our financial covenants or obtain modifications or waivers of such covenants would have a material adverse effect on our business operations, financial condition and liquidity, and continues to raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders would waive any failure to do so. In addition, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to satisfy our financial covenants.

        If the value of the collateral securing any one of our credit facilities falls below the required level, we would be in default under that facility and as a result, in default under our other credit facilities. We also would be required to prepay the loans or provide additional collateral to the extent necessary to bring the value of the collateral as compared to the aggregate amount of the secured debt back to the required level. We cannot assure you that we would have the funds to prepay the credit facilities or that we would have sufficient unencumbered assets available as additional collateral.

        A breach of any of the financial covenants would result in a default. Moreover, any acceleration of the debt outstanding under our credit facilities upon a declaration of default could result in a default under our other agreements.

  We face risks related to our debt maturities, including refinancing risk.

        Under the terms of our various credit facilities, approximately $134.5 million principal amount is payable in installments before June 30, 2014, and $212.7 million principal amount, commonly known as a "balloon payment," is due June 30, 2014. We may not have the cash resources available to repay either the installment payments or balloon payments when due. In order to pay the balloon payments, we will have to raise funds either through the issuance of additional equity, additional borrowings or refinancing or asset sales. We cannot assure you that we will be able to raise additional capital when needed on favorable terms or at all. To the extent we cannot refinance debt on favorable terms or at all, we may be forced to attempt to renegotiate with our lenders or to dispose of assets on disadvantageous terms, either of which would adversely affect our financial position, results of operations and cash flows.

  Operating covenants in our credit facilities may restrict our business in many ways, including by limiting our current and future operations.

        Our credit facilities do or may contain various operating and other covenants that significantly limit our ability and certain of our subsidiaries' ability to, among other things:

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  incur additional indebtedness or issue certain capital or preferred stock;

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  pay dividends on, redeem or repurchase our shares or make other restricted payments or investments;

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  create certain liens;

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  transfer or sell assets;

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  agree to certain restrictions on the ability of restricted subsidiaries to make payments to us;

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  amalgamate, merge, consolidate or sell all or substantially all of our properties and assets;

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  engage in certain transactions with affiliates; and

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  designate unrestricted subsidiaries.

        We also may be subject to leverage, fixed charge coverage and cash balance requirements pursuant to our credit facilities. Our credit facilities may require us to make mandatory prepayment or deliver additional security in the event that the fair market value of the vessels securing these credit facilities falls below limits specified in our credit facilities.

  We will require a significant amount of cash to service our debt obligations and our ability to generate sufficient cash to service our debt obligations depends upon many factors, some of which are beyond our control.

        Our ability to make payments on and refinance our indebtedness and to fund working capital needs and planned capital expenditures depends on our ability to generate adequate cash flow in the future. Our ability to generate adequate cash flow is subject, to a significant degree, to general economic, financial, competitive and regulatory factors and other factors that are beyond our control, including the supply and demand for ocean shipping. Unless freight and charter rates improve significantly, we do not expect that our business will be able to generate cash flow from operations at sufficient levels. In addition, our cash and working capital needs might increase for various reasons, including the need to drydock vessels and make upgrades to vessels.

        If our cash flows and capital resources are insufficient to fund our debt service obligations and meet our other needs, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Without sufficient operating results or resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities may restrict our ability to dispose of assets, use the proceeds from any such disposition of assets and refinance our indebtedness. We may not be able to consummate those dispositions or obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

  Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Certain portions of some of our borrowings are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. Giving effect to the amendments to our various credit facilities that were effective as of January 28, 2011, approximately 39% of our loans were hedged. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed would remain the same and our net income would decrease. Pursuant to the indenture governing certain loans, we were required to enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, or other forms of derivative transactions, to reduce interest rate volatility.

  The global nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

        We are incorporated under the laws of Ireland and most of our subsidiaries are incorporated under the laws of the Republic of the Marshall Islands. Our operations are conducted in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. We cannot assure you, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court's jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Risks Related to the Rights Offering

  The subscription price was set by our board of directors and does not necessarily indicate the actual or market value of our new Series A Preference Shares.

        Our board of directors approved the subscription price, conversion price, dividend and liquidation preference accrual rate and other terms of our Series A Preference Shares after considering, among other things: the requirement from our lenders that we raise at least $10.0 million of new equity capital in the form of preference shares and that the significant shareholders commit to provide up to $10.0 million of the new equity in the form of preference shares; the belief that all shareholders should be offered the opportunity to purchase preference shares like those being purchased by the significant shareholders; the number of preference shares authorized in our Memorandum and Articles of Association; the requirement of our Nasdaq listing that the initial conversion price for preference shares issued to the significant shareholders exceed the market price of our ordinary shares; and the availability of and likely cost of capital of other potential sources of capital. The subscription price for each share of our Series A Preference Share is $100 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The subscription price may not be indicative of the fair value of the Series A Preference Shares.

  The rights offering may be terminated under certain circumstances prior to the expiration of the offer period, and neither we nor the rights agent will have any obligation to you except to return your subscription payments.

        We may decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If the rights offering is terminated, all subscription payments will be returned as soon as practicable, without interest.

  You must act promptly and follow instructions carefully if you want to exercise your rights.

        If you desire to purchase new Series A Preference Shares in the rights offering, you must act promptly to ensure that all required rights exercise forms and payments are actually received by the rights agent prior to the Expiration Time. The time period to exercise rights is limited. If you or your broker, bank or other nominee fail to complete and sign the required rights exercise forms, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the rights agent undertake to attempt to correct or contact you concerning an incomplete or incorrect rights exercise form or payment or to contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

  It is unlikely that an active trading market will develop for the Series A Preference Shares, making it difficult to sell any shares you receive upon exercise of the subscription rights.

        Because there currently is no market for the Series A Preference Shares and we do not intend to list the Series A Preference Shares on any securities exchange or automated quotation system, it will be difficult for you to sell your Series A Preference Shares. The liquidity of, and trading market for, the Series A Preference Shares also may be adversely affected by other factors, including:

  •
  changes in the overall market for preference shares;

  •
  change in our financial performance or prospects;

  •
  the prospects for companies in our industry;

  •
  the number of holders of Series A Preference Shares; and

  •
  the interest of securities dealers in making a market in our Series A Preference Shares.

  The price of our ordinary shares is volatile and the price of our new Series A Preference Shares and ordinary shares may decline before or after the subscription rights expire or after you exercise your subscription rights.

        The market price of our ordinary shares historically has experienced and may continue to experience significant price fluctuations. See "Price Range of Ordinary Shares." We cannot assure you that the public trading market price of our ordinary shares or the market price of our Series A Preference Shares will not decline after you elect to exercise your subscription rights. Recent market prices for our Class A ordinary shares have been less than the $2.00 conversion price of the Series A Preference Shares. Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your Series A Preference Shares at a price equal to or greater than the subscription price. As a result, you may lose all or part of your investment in our Series A Preference Shares.

  If you do not exercise your subscription rights in the rights offering, you may suffer dilution in your percentage ownership of the company and the percentage ownership of our significant shareholders may increase.

        If you do not exercise any of your subscription rights in the rights offering, the number of our ordinary shares that you own will not change. However, because our Series A Preference Shares will be convertible into an increasing number of our Class A ordinary shares, your percentage ownership will be diluted, and the percentage ownership of the significant shareholders may be increased, after completion of the rights offering and private placement if you do not exercise any of your subscription rights.

  You may experience dilution of your ownership interests due to the future issuance of additional ordinary shares or other securities that are convertible into or exercisable for ordinary shares.

        We may issue additional shares of our authorized and unissued securities, resulting in the dilution of the ownership interests of our present shareholders and purchasers of our Series A Preference Shares in the rights offering, which are convertible into ordinary shares. We currently are authorized to issue up to 105,000,000 ordinary shares, 350,000 Series A Preference Shares, 100,000 Series B Preference Shares and 575,000 other preference shares with preferences and rights as determined by our board of directors, of which we expect 31,218,474 ordinary shares and up to 288,812 preference shares will be outstanding after closing of the rights offering and private placement.

  The receipt of subscription rights may be treated as a taxable distribution to you.

        The distribution of the subscription rights should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code, and we expect to treat the distribution as such. However, this position is not free from doubt and is not binding on the Internal Revenue Service or the courts. If this distribution of subscription rights is part of a "disproportionate distribution" under Section 305(b) of the Internal Revenue Code, your receipt of subscription rights may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current or accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of ordinary shares is urged to consult their own tax advisor with respect to the particular tax consequences of the distribution of subscription rights. See "Material U.S. Federal and Ireland Income Tax Considerations."

  If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

        Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the Expiration Time of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration of the rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

Risks Related to the Series A Preference Shares and our Class A ordinary shares

  Your right to convert the Series A Preference Shares may be restricted in certain circumstances.

        Although the Series A Preference Shares generally will be convertible into Class A ordinary shares at any time, you will not be allowed to convert your Series A Preference Shares if, as a result of the conversion:

  •
  International would become a "controlled foreign corporation" as defined by Section 957 of the Internal Revenue Code; or

  •
  the converting holder, together with any other person who is deemed to be "acting in concert" (within the meaning of rule 3.3 of the Irish Takeover Rules) with the converting holder, would hold 30% (or such other percentage as may be prescribed) or more of the voting rights in International such that the converting holder or persons acting in concert would be required to make a mandatory bid under Rule 9 of the Irish Takeover Rules.

        Shareholders who are U.S. shareholders as defined in Section 957 of the Internal Revenue Code and would hold 10% or more of our voting power upon conversion of Series A Preference Shares purchased by them in the rights offering should expect that their ability to convert Series A Preference Shares will be restricted by these provisions. Depending on the circumstances at the time, we could determine that it was desirable and in the best interests of TBS and our shareholders, to waive any such restriction on conversion, but we cannot assure you that we would do so. With respect to the exemption from U.S. shipping tax, we estimate that as of May 6, 2011, non-qualified U.S. shareholders who own 5% or more of our shares owned an aggregate of 26.7% of our Class A ordinary shares and our U.S. shareholders.

        See "Description of Preference Shares—Series A and Series B Preference Shares—Conversion at Option of the Holders."

  We may be unable to pay cash dividends on the Series A Preference Shares, even though the terms of the Series A Preference Shares provide for cash dividends to accrue starting January 1, 2015.

        Cash dividends on the Series A Preference Shares will accrue from January 1, 2015 and will be payable semiannually in arrears. However, we may pay cash dividends only if we have distributable reserves and our board of directors declares such dividends. Our ability to pay dividends depends upon our having refinanced or paid in full all of our outstanding indebtedness that becomes due and payable on or before September 9, 2014. If we are unable to pay cash dividends or our board of directors fails to declare such dividends, you will not receive cash dividends and the amount of the undeclared or unpaid dividends will accrue. See "Description of Preference Shares—Series A and Series B Preference Shares—Cash Dividends."

  We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future.

        We do not expect to declare and pay cash dividends in the foreseeable future on our ordinary shares, as we intend to use cash flow generated by operations to continue to operate our business. Our credit facilities also restrict our ability to pay cash dividends on our ordinary shares, and we also may enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our ordinary shares.

Risk Factors Related to Our Corporate Structure and the Jurisdictions of Incorporation of International and the Guarantors

  International is a holding company and depends on the ability of its subsidiaries to distribute funds to it in order to meet its financial and other obligations.

        International is a holding company with no significant assets other than the shares of capital stock of our subsidiaries that conduct all of our operations and own all of our vessels. International derives all of its cash flow from dividends and other payments from our subsidiaries, which in turn derive all of their cash flows from payments from their direct and indirect operations. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness and our share capital. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness or our share capital.

  The laws of Ireland differ from the laws in effect in the United States.

        As an Irish company, we are governed by the Irish Companies Acts, which differ in some material respects from laws generally applicable to U.S. corporations and shareholders. These differences include, among others, differences relating to interested director and officer transactions and shareholder lawsuits. In addition, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against a company's directors or officers and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our ordinary shares and Series A Preference Shares may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

  We have relied, and will continue to rely, to a significant degree upon affiliated service companies.

        We have relied upon and will continue to rely upon TBS Commercial Group and Beacon Holdings Ltd., both affiliated service companies, for agency services that are critical to our business. These companies employ sales and customer service professionals who meet with shippers and consignees to anticipate the needs and address the concerns of our customers. Our business, results of operations and liquidity may be materially adversely affected if we lose our relationship with TBS Commercial Group or Beacon Holdings Ltd., or if they become unable to perform these services or lose their key employees.

  TBS Commercial Group and Beacon Holdings Ltd. are privately held companies, and there is little or no publicly available information about them.

        The ability of TBS Commercial Group and Beacon Holdings Ltd. to continue providing critical services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength and, because TBS Commercial Group and Beacon Holdings Ltd. are privately held, it is unlikely that information about their financial strength would become public. As a result, a holder of our shares might have little advance warning of problems affecting TBS Commercial Group and Beacon Holdings Ltd., even though these problems could have a material adverse effect on us.

  The interests of certain shareholders that own a significant number of our shares could be adverse to your interests as a public shareholder.

        Certain of our shareholders who own a significant number of our shares control TBS Commercial Group and Beacon Holdings Ltd. It is possible that these shareholders could use their relationship with us and their control over TBS Commercial Group or Beacon Holdings Ltd. to shift revenues and operating income from us to TBS Commercial Group or Beacon Holdings Ltd. for their individual benefit and contrary to the interests of our public shareholders. For example, these individuals could cause us to pay above-market fees to TBS Commercial Group or Beacon Holdings Ltd. or to permit TBS Commercial Group or Beacon Holdings Ltd. to take advantage of corporate opportunities. We cannot assure you that these potential conflicts of interest will be handled in the best interests of our public shareholders.

  Legislative or regulatory action could materially and adversely affect us.

        Our tax position could be adversely affected by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by any tax authority. For example, legislative proposals have been introduced in the U.S. Congress that, if enacted, could override tax treaties upon which we expect to rely, or could change the circumstances under which we would be treated as a U.S. person for U.S. federal income tax purposes, each of which could materially and adversely affect our effective tax rate and require us to take further action, at potentially significant expense, to seek to preserve our effective tax rate. We cannot predict the outcome of any specific legislative proposals. However, if proposals were enacted limiting our ability as an Irish company to take advantage of the tax treaties between Ireland and the United States, we could be subjected to increased taxation and/or potentially significant expense. In addition, any future amendments to the current income tax treaties between Ireland and other jurisdictions, including the United States, could subject us to increased taxation and potentially significant expense. Also, various U.S. federal and state legislative proposals have been introduced or enacted in recent years that deny government contracts to certain U.S. companies that reincorporate or have reincorporated outside the United States. While we are not a company that was a U.S. company that moved outside the United States, our status as an Irish company may not eliminate the risk that these contract bans and other legislative proposals could be enacted in a way to affect us.

        As an Irish company, we are required to comply with numerous Irish and European Union legal requirements. Compliance with the laws and regulations of Ireland and the European Union may have a material and adverse effect on our financial condition and results of operations.

  It may be difficult for shareholders to enforce judgments against International or its directors and executive officers.

        It may not be possible to enforce court judgments obtained in the United States against International in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. One of International's directors is not a resident of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against International or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland or in countries other than the United States where we have assets.

FORWARD-LOOKING STATEMENTS

        This prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect current expectations of our management and are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among other things, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of future regulation and competition. Forward-looking statements include all statements that are not historical facts and generally can be identified as forward-looking statements because they use words such as "anticipates," "believes," "estimates," "expects," "future," "intends," "plans," "targets," "projects," "seeks" and similar terms.

        Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed, implied or projected in or by these forward-looking statements due to a number of uncertainties and risks, including those set forth in this prospectus under "Risk Factors" and elsewhere in this prospectus and incorporated by reference herein, and other unforeseen risks. In light of such risks and uncertainties, we caution you to be careful in relying on these forward-looking statements in deciding whether to invest in the securities.

        We undertake no obligation to update or revise publicly any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

 USE OF PROCEEDS

        We intend to use the net proceeds from the rights offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital, capital expenditures, investments in our subsidiaries and joint ventures and payment of existing obligations to acquire newbuild vessels.

PRICE RANGE OF ORDINARY SHARES

        During 2009, the Class A common shares of our predecessor, TBS International Limited, traded on the Nasdaq Global Select Market under the symbol "TBSI." On January 7, 2010 when we became an Irish company, our Class A ordinary shares began to trade on the Nasdaq Global Select Market under the same symbol. Our Class B ordinary shares are not publicly traded. The following table sets forth for the periods indicated, the high and low prices for the Class A common shares of TBS International Ltd. and the Class A ordinary shares of TBS International plc as reported on the Nasdaq Global Select Market:

	High	Low
Fiscal Year 2009
First quarter	$13.95	$5.04
Second quarter	$11.90	$6.34
Third quarter	$9.78	$6.15
Fourth quarter	$9.97	$7.17
Fiscal Year 2010
First quarter	$7.70	$5.21
Second quarter	$8.97	$6.07
Third quarter	$6.79	$5.25
Fourth quarter	$5.57	$2.71
Fiscal Year 2011
First quarter	$4.39	$1.51
Second quarter through May 9, 2011	$1.98	$1.50

        On May 9, 2011, the closing price per ordinary share on The Nasdaq Global Select Market was $1.71. As of April 18, 2011, there were 6,934 holders of our Class A ordinary shares, 12 shareholders of record of our Class B ordinary shares and three holders of record of our Series B preference shares.

 DIVIDEND POLICY

        We have never declared or paid dividends on our ordinary shares. Provisions of our debt instruments and related loan agreements for our syndicated credit facilities restrict us from declaring or making dividends or other distributions. Future dividends, if any, on our ordinary shares will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant, as well as our ability to pay dividends in compliance with Irish law and our credit facilities.

        Under Irish law, International must have sufficient "distributable reserves" available, as shown in its unconsolidated balance sheet prepared in accordance with the Irish Companies Acts, which require the balance sheet to give a "true and fair view" of International's unconsolidated financial position and to accord with accepted accounting practice, before it can pay cash dividends or buy back shares.

        Any distributions made by us generally would be subject to dividend withholding tax at Ireland's standard rate of income tax, currently 20%. For dividend withholding tax purposes, a dividend includes any distribution made by International to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. International is responsible for withholding dividend withholding tax and forwarding the relevant payment to the Irish Revenue Commissioners. For further information on dividend withholding tax, see "Material U.S. Federal and Ireland Income Tax Considerations—Material Ireland Income Tax Considerations."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization at March 31, 2011:

  •
  on an actual basis;

  •
  on an as adjusted basis assuming that no subscription rights are exercised in the rights offering and, as a result, the significant shareholders purchase an aggregate of 70,000 Series A Preference Shares to fulfill their standby purchase commitment; and

  •
  on an as adjusted basis assuming that all subscription rights are exercised, other than subscription rights with respect to ordinary shares beneficially owned by the significant shareholders which they have agreed not to exercise, and, the significant shareholders purchase an aggregate of 70,000 Series A Preference Shares to fulfill their standby purchase commitment, thereby resulting in 258,112 Series A Preference Shares issued and outstanding after the completion of the rights offering and standby purchase.

        See "Use of Proceeds." You should read this table in conjunction with "Summary Consolidated Financial and Operating Data" included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and our consolidated financial statements and the notes to our consolidated financial statements incorporated by reference into this prospectus.

	March 31, 2011
	Actual	As Adjusted Assuming No Exercise of Rights	As Adjusted Assuming Exercise of All Rights
	(in thousands)
Cash and cash equivalents(1)	$18,351	$25,180	$43,991

Restricted cash	$400	$400	$400

Long-term debt, including current portion	$340,029	$340,029	$340,029

Shareholders' equity:
Ordinary shares, Class A (18,102,021 shares issued and outstanding)	181	181	181
Ordinary shares, Class B (13,200,305 shares issued and outstanding)	132	132	132
Series A Preference Shares(2)	—	1	3
Series B Preference Shares (30,000 shares issued and outstanding)	—	—	—
Warrants	21	21	21
Additional paid-in capital	197,609	204,608	223,418
Accumulated other comprehensive (loss) income	(7,511)	(7,511)	(7,511)
Retained earnings	88,009	88,009	88,009
Less: Treasury stock (167,961 shares, at cost)	(1,272)	(1,272)	(1,272)

Total TBS International plc shareholders' equity	277,169	284,169	302,980
Noncontrolling interest's equity	(1,994)	(1,994)	(1,994)

Total capitalization	$615,204	622,204	641,015

(1)
Cash and cash equivalents excludes restricted cash.

(2)
Assuming no exercise of rights, the aggregate nominal value of the 70,000 Series A Preference Shares would be $700, and their aggregate initial liquidation value would be $7.0 million.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes, interest expense and one-third of rent expense, which management believes represents an appropriate interest factor on operating leases. Fixed charges consist of interest expense and one-third of rent expense, which management believes represents an appropriate interest factor on operating leases. The Series A Preference Shares will not accrue cash dividends prior to January 1, 2015 and, accordingly, no pro forma ratio of earnings to fixed charges is presented.

			Year Ended December 31,
	Three Months Ended March 31, 2011
			2010		2009		2008	2007	2006
Ratio of earnings to fixed charges	N/A	(1)	N/A	(2)	N/A	(3)	8.3	6.3	3.5

(1)
Due to our loss for the three months ended March 31, 2011, the coverage ratio was less than 1:1. The amount of the deficiency of earnings to fixed charges for the three months ended March 31, 2011 was $17.3 million.

(2)
Due to our loss for the year ended December 31, 2010, the coverage ratio was less than 1:1. The amount of the deficiency of earnings to fixed charges for the year was $253.2 million, of which $201.7 million was attributable to a non-cash impairment charge.

(3)
Due to our loss in 2009, the ratio coverage was less than 1:1. The amount of the deficiency of earnings to fixed charges for the year was $74.9 million.

DESCRIPTION OF THE RIGHTS OFFERING

Terms of the Rights Offering

        We are distributing to eligible holders of our Class A and Class B ordinary shares one non-transferable subscription right to purchase our new Series A Preference Shares for each ordinary share held on May 7, 2011, the record date for the rights offering. Each 100 subscription rights entitle the holder to subscribe for one Series A Preference Share at the subscription price of $100 per Series A Preference Share. Each Series A Preference Share initially will be convertible into 50 Class A ordinary shares, subject to adjustments to reflect semiannual increases in liquidation value and stock splits and reclassifications. As of the record date for the rights offering, 18,018,169 of our Class A ordinary shares and 13,200,305 of our Class B ordinary shares were outstanding.

        We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this rights offering, and no commissions, fees or discounts will be paid to brokers, dealers or underwriters in connection with it.

Purpose of the Rights Offering

        We are conducting this rights offering in connection with the restructuring of our various credit facilities. See "Prospectus Summary—Recent Developments." As a condition to the restructuring of our credit facilities, our lenders have required three significant shareholders who also are key members of our management to agree to provide up to $10.0 million of new equity in the form of preference shares. In partial satisfaction of this requirement, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our preference shares at $100 per share directly from us in a private placement. In addition, they agreed to purchase an additional aggregate of 70,000 of our preference shares at $100 per share directly from us in one or more private placements or as standby purchasers in this rights offering. See "—Commitments of the Significant Shareholders."

        Our board of directors determined that all holders of our ordinary shares should have the opportunity to subscribe for preference shares on the same terms as the significant shareholders and concluded that a rights offering provided the best means of providing that opportunity to all holders. The Series A Preference Shares will be identical in all respects to the Series B Preference Shares, except that the Series A Preference Shares will be convertible only into Class A ordinary shares at an initial conversion rate of 50.0 Class A ordinary shares per Series A Preference Share and the Series B Preference Shares will be convertible only into Class B ordinary shares at an initial conversion rate of 25.0 Class B ordinary shares per Series B Preference Share. Each of the significant shareholders has agreed not to exercise any subscription rights received by them in connection with shares beneficially owned by them.

        The aggregate purchase price of Series A Preference Shares offered in this rights offering would be $18.8 million if all eligible rights were exercised. "Eligible rights" are the subscription rights held by shareholders other than the significant shareholders, who have agreed that they will not exercise their rights, but instead will act as standby purchasers and purchase up to 70,000 Series A Preference Shares upon completion of this rights offering. As a result, the minimum amount that we will raise from the sale of preference shares to the significant shareholders will be $10.0 million (which includes $3.0 million of preference shares sold to the significant shareholders in January 2011), and the maximum amount that we would raise from all holders, including the significant shareholders in the private placements or upon standby purchases, if all eligible rights were exercised, would be $28.8 million.

        We plan to use the proceeds of this offering for general corporate purposes. See "Use of Proceeds" for more information.

No Board Recommendation

        The exercise of your subscription rights and an investment in the Series A Preference Shares must be made according to each investor's evaluation of its own best interests and after considering all of the information included in or incorporated by reference in this prospectus, including the risk factors under "Risk Factors," as well as the other Risk Factors set forth in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Neither we nor our board of directors makes any recommendation to subscription rights holders regarding whether or not they should exercise their subscription rights.

The Rights

        We will distribute to each holder of our ordinary shares who was a record holder of our ordinary shares at 5:00 p.m., New York City time, on the record date, at no charge, one non-transferable subscription right for each ordinary share owned, for a total of approximately 31,218,474 subscription rights. Shareholders who own ordinary shares in book-entry form through DTC will receive beneficial ownership of their subscription rights in accordance with DTC's procedures. All other shareholders will receive subscription rights in certificated form. Each 100 subscription rights will allow holders to purchase one Series A Preference Share. We will not issue fractional Series A Preference Shares upon the exercise of these subscription rights. The subscription price for each Series A Preference Share is $100. If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information under "—Information for Beneficial Holders and Brokers, Banks and Other Nominees."

  Subscription Right

        Subject to certain earlier deadlines described under "Important Dates to Remember", you may purchase one convertible Series A Preference Share per 100 subscription rights exercised by delivering all required documents and paying the subscription price prior to the Expiration Time for the rights offering. You are not required to exercise any of your subscription rights.

  No Fractional Shares

        We will not issue any fractional Series A Preference Shares upon the exercise of the subscription rights and, therefore, you will need to hold at least 100 subscription rights in order to be eligible to subscribe for any Series A Preference Shares at $100 per share. For example, a holder of fewer than 100 ordinary shares will not be able to exercise subscription rights to acquire any Series A Preference Shares, and a holder of 150 ordinary shares will only be able to exercise subscription rights for one Series A Preference Share. Holders will not receive any cash value for unexercised subscription rights.

Commitments of the Significant Shareholders

        Joseph E. Royce (our Chief Executive Officer, Chairman of the Board of Directors and President), Gregg L. McNelis (our Chief Operating Officer, Director and Senior Executive Vice President) and Lawrence A. Blatte (our Senior Executive Vice President) have each agreed to purchase preference shares in a private placement or as standby purchases on the terms described below. Mr. Royce, Mr. McNelis and Mr. Blatte each beneficially own a substantial number of our ordinary shares and their beneficial ownership of our ordinary shares may increase if less than all of the subscription rights are exercised. See "Principal Shareholders."

        We are conducting this rights offering in connection with the restructuring of our various credit facilities. As a condition to the restructuring of our credit facilities, our lenders have required three significant shareholders, Mr. Royce, Mr. McNelis and Mr. Blatte, who also are key members of our management, to agree to provide up to $10.0 million of new equity in the form of preference shares. In

January 2011, the significant shareholders entered into an escrow agreement with us and JPMorgan Chase Bank, N.A., as escrow agent, pursuant to which each significant shareholder deposited his pro rata share of $10.0 million into an escrow account to facilitate satisfaction of his obligations to purchase our preference shares. In partial satisfaction of this obligation, on January 28, 2011, these significant shareholders purchased an aggregate of 30,000 of our Series B Preference Shares at $100 per share directly from us in a private placement.

        If our board of directors determines, in its good faith judgment, that we need additional liquidity prior to the closing of the rights offering, the board of directors may withdraw, from time to time, up to $7.0 million from the escrow account for our use. In exchange for these liquidity withdrawals, we will issue Series B Preference Shares to the significant shareholders, in proportion to their contributions to the escrow account, at a price of $100 per share.

        The significant shareholders each agreed not to exercise any subscription rights issued with respect to ordinary shares beneficially owned by them. Because they each have agreed not to exercise such subscription rights, subscription rights for more than 70,000 Series A Preference Shares will expire without being exercised. Accordingly, as a result of the significant shareholders' standby commitment, the significant shareholders will purchase from us an aggregate of 70,000 Series A Preference Shares reduced by the number of Series B Preference Shares issued to the significant shareholders as a result of liquidity withdrawals.

        The significant shareholders have not received, and will not receive, compensation for their commitment to purchase preference shares.

Modification and Cancellation of the Rights Offering

  Cancellation of the Rights Offering

        Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time that this rights offering expires for any reason, including a change in the market price of our Class A ordinary shares, or for no reason. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the rights agent will be returned promptly, without interest or deduction.

  Expiration, Extension, Amendment and Cancellation of the Rights Offering

        Subject to certain earlier deadlines described under "The Rights Offering—Important Dates to Remember", you may exercise your subscription rights at any time before the Expiration Time. Your full payment of the subscription price must be received by the rights agent on or prior to the Expiration Time for the rights offering. We recommend that you use an insured overnight courier that provides delivery tracking or use registered mail, with return receipt requested.

        We may, in our sole discretion, extend the time for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide to give investors more time to exercise their subscription rights. We have agreed with our lenders that we will complete this rights offering by July 27, 2011. In the event that we extend the rights offering, we do not expect to extend the rights offering beyond that date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time.

        We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. In the event of a material change in the rights offering, including the waiver of a material condition, we will extend the duration of the rights offering if necessary to ensure that at least five business days remain in the rights offering following notice of the material change.

        If you do not exercise your subscription rights before the Expiration Time, your unexercised subscription rights will be null and void and will have no value.

Issuance of Series A Preference Shares upon Valid Exercise

        If you validly exercise your subscription rights in accordance with the procedures set forth under "—Summary of Procedures to Follow" and the "Instructions of Exercise of TBS International plc Subscription Rights" provided to you, we will issue to you the Series A Preference Shares for which you have validly subscribed as soon as practical after the expiration of the rights offering. If you hold your ordinary shares in book-entry form through DTC you will receive beneficial ownership of your rights in accordance with DTC's procedures. If you hold your ordinary shares in any other form, your rights will be distributed to you in certificated form. Series A Preference Shares issued in the rights offering upon the exercise of subscription rights will be registered in the name of the subscription rights holder of record.

Summary of Procedures to Follow

  Exercise of Rights

        Rights certificates, which will evidence the subscription rights, will be mailed to shareholders of record as of the record date. Rights may be exercised by shareholders who are record owners by delivering the following to the rights agent for actual receipt, at or prior to the Expiration Time for the rights offering:

  •
  your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

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  payment of the full subscription price in the manner described below under "—Payment of Subscription Price."

        Rights also may be exercised by a shareholder whose shares are registered in the name of a broker, bank or other nominee by contacting the broker, bank or other nominee, which can arrange, on the shareholder's behalf, delivery of the properly completed and executed subscription rights certificate and the applicable subscription price. A fee may be charged for this service. The broker, bank or other nominee must actually receive, by the beneficial holder exercise deadline, instructions to exercise the subscription rights so that the rights agent may receive, prior to the Expiration Time, all required documents the subscription payment. Your subscription rights will not be considered exercised unless the rights agent actually receives from you or your broker, bank or nominee, as the case may be, all of the required documents and payment of your full subscription price prior to the Expiration Time for the rights offering.

  Payment of Subscription Price

        The subscription price is $100 per Series A Preference Share. Each 100 subscription rights entitles a holder to purchase one Series A Preference Share. Fractional shares will not be issued. For more information with respect to how we determined the subscription price, see "Prospectus Summary—Questions and Answers About the Rights Offering—How was the subscription price of $100 per share and the initial conversion price of $2.00 determined?". Your payment of the subscription price must be made in U.S. dollars for the full number of our Series A Preference Shares for which you are subscribing by:

  •
  wire transfer of immediately available funds to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account #530-354624 American Stock Transfer FBO TBS International plc, with reference to the rights holder's name;

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  uncertified, certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)"; or

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  U.S. postal money order payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)".

        Your payment will be considered received by the rights agent only upon, as applicable:

  •
  receipt of collected funds in the subscription account designated above;

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  clearance of any uncertified check drawn on a U.S. bank; or

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  receipt by the rights agent of any certified check or bank draft drawn upon a U.S. bank or of any U.S. postal money order.

        If you are paying by uncertified check, please note that uncertified checks may take five or more business days to clear. If you wish to pay the subscription price by uncertified check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the rights agent and clears by the Expiration Time. We urge you to consider using a wire transfer, certified or cashier's check or U.S. postal money order to help avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights. The rights agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue Series A Preference Shares to you upon completion of the rights offering.

  Signature Guarantee May Be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange, or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the rights agent, unless:

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  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

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  you are an eligible institution.

  Delivery of Subscription Materials and Payment

        You should deliver your subscription rights documents and payment of the subscription price to the rights agent by one of the methods described below:

By hand or courier to:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By mail to:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

        You may call the rights agent toll-free at (877) 248-6417. Delivery to an address or by any method other than as set forth above will not constitute valid delivery.

  Revocation of Exercise

        Your exercise of rights may be withdrawn at any time prior to the revocation deadline, which will be 5:00 p.m., New York City time, on the business day prior to the Expiration Time, but not thereafter, subject to applicable law. Following the revocation deadline, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our ordinary share price, even if we have not already issued the shares to you. For a revocation to be effective, a written or facsimile transmission notice of revocation must be received by the rights agent prior to the deadline for revocation at one of the addresses listed above.

        You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase or exercise of your subscription rights, except that we will pay any fees of the rights agent and information agent associated with this rights offering.

Information for Beneficial Holders and Brokers, Banks and Other Nominees

  Procedures For DTC Participants and Other Beneficial Owners

        If you are a beneficial owner of ordinary shares or will receive your subscription rights through a broker, bank or other nominee, we will ask your broker, bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank or other nominee act for you. To indicate your decision to exercise, or not to exercise, your subscription rights, you should complete and return to your broker, bank or other nominee the form entitled "Beneficial Owner Election Form," or any alternative form that your nominee provides to you, such that it will be received by the beneficial holder exercise deadline, which is 5:00 p.m., New York City time, on [    •    ], 2011, which is the last business day prior to the Expiration Time, unless the Expiration Time is extended. You should receive this form from your broker, bank or other nominee with the other rights offering materials. You should contact your broker, bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank or nominee or if you receive it without sufficient time to respond.

        If your subscription rights are held of record through DTC, you may exercise your subscription right by instructing DTC to transfer your subscription rights from your account to the account of the rights agent, together with a certification as to the aggregate number of subscription rights you are exercising and the number of Series A Preference Shares you are subscribing for along with payment of the applicable subscription price.

  Notice and Certification to be Provided by Brokers, Bank and Other Nominees

        If you are a broker, bank or other nominee who holds our ordinary shares for the account of others as of the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights. We have provided a "Beneficial Owner Election Form" that you may provide to beneficial holders to obtain their instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the rights agent with the proper payment. If you hold our ordinary shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our ordinary shares as of the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled "Nominee Holder

Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the rights agent to request a copy.

Foreign Restrictions

        Shareholders whose records addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, rights certificates will not be mailed to such shareholders. The rights to which those certificates relate will be held by the rights agent for such foreign shareholders' accounts until instructions are received to exercise the rights. If no instructions are received by the Expiration Date, such rights will expire.

Employee Plan Considerations

        If you are a shareholder that is an employee benefit plan, including corporate savings plans and 401(k) plans, profit sharing/retirement plans for self-employed individuals and individual retirement accounts, which we collectively refer to as retirement plans, that is subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA, you should be aware that additional contributions of cash to the retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as retirement plan contributions and, therefore, when taken together with other contributions previously made, may be treated as excess or nondeductible contributions subject to excise taxes. In the case of retirement plans qualified under Section 401(a) of the Internal Revenue Code, additional cash contributions could cause violations of the maximum contribution limitation of Section 415 of the Internal Revenue Code or other qualification rules. Retirement plans in which contributions are so limited should consider whether there is an additional source of funds available within the retirement plan, including the liquidation of assets, with which to exercise the subscription rights. Because the rules governing retirement plans are extensive and complex, retirement plans contemplating the exercise of rights should consult with their counsel prior to such exercise.

        Retirement plans and other tax exempt entities, including governmental plans, also should be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Internal Revenue Code. If any portion of an individual retirement account is used as security for a loan, the portion so used it treated as a distribution to the individual retirement account depositor.

        ERISA contains fiduciary responsibility requirements, and ERISA and the Internal Revenue Code contain prohibited transaction rules that may affect the exercise of the subscription rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel regarding the consequences of their exercise of subscription rights under ERISA and the Internal Revenue Code.

Determinations Regarding Exercise and Revocation

  Determinations Regarding the Exercise or Subscription Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise or revocation of exercise of your subscription rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or revocation of exercise of any of your subscription rights because of any defect or irregularity. We will not accept an exercise of subscription rights or revocation of exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

        Neither we, the rights agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your exercise of subscription rights or revocation of exercise, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights or revocation of exercise if such exercise or revocation is not in accordance with the terms of this rights offering or not in proper form. We will also not accept the exercise of your subscription rights if our issuance of our preference or ordinary shares to you could be deemed unlawful under applicable law.

  Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then we may treat you as having exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the rights agent. If we do not apply your full subscription price payment to your purchase of Series A Preference Shares, we or the rights agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Time for this rights offering.

  Regulatory Limitation

        We will not be required to issue Series A Preference Shares to you pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any governmental regulatory authorities to own or control such shares and if, at the Expiration Time, you have not obtained such clearance or approval.

  Compliance with Law

        We are not making this rights offering in any country, state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our Series A Preference Shares from subscription rights holders who are residents of those countries, states or other jurisdictions or who are otherwise prohibited by applicable laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those jurisdictions, in which case, if you are a resident of such jurisdictions, or if you are otherwise prohibited by applicable laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering.

Effects of the Rights Offering

  Ordinary Shares Outstanding

        As of May 7, 2011, we had 18,018,169 Class A ordinary shares and 13,200,305 Class B ordinary shares issued and outstanding, in each case including unvested restricted shares issued pursuant to our Amended and Restated 2005 Equity Incentive Plan. We expect to have the same number of ordinary shares outstanding after the rights offering.

  Beneficial Ownership of Significant Shareholders

        For a description of the beneficial ownership of the significant shareholders after the rights offering, see "Principal Shareholders—Effects of Private Placement on the Significant Shareholders' Securities and Ownership."

  Ordinary Shares Issuable upon Exercise of Warrants

        Our currently outstanding warrants contain anti-dilution provisions that adjust the number of shares issuable upon exercise of the warrants whenever we issue additional equity shares. After the rights offering, assuming the exercise of all subscription rights other than those issued to the significant shareholders with respect to ordinary shares beneficially owned by them and the issuance of Series A Preference Shares to the significant shareholders pursuant to the standby purchase commitment, the outstanding warrants will be exercisable for the purchase of 186,257 Class A ordinary shares and 254,758 Class B ordinary shares.

  2005 Equity Incentive Plan

        As of May 6, 2011, we had 765,500 unvested restricted shares outstanding, no unvested restricted stock units outstanding and no options to purchase our Class A ordinary shares outstanding. Each restricted share after the rights offering will remain unchanged from before the rights offering. Unvested restricted shares generally carry the same rights to dividends and to voting as ordinary shares. However, unvested restricted shares and subscription rights distributed with respect to unvested restricted shares are subject to repurchase at our option in certain circumstances.

Getting Additional Information about the Rights Offering

  Questions About Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, please contact Phoenix Advisory Partners, the information agent for this rights offering, toll-free at (877) 478-5038. Banks and brokerage firms can call the information agent collect at (212) 493-3910.

  Rights Agent And Information Agent

        We have appointed American Stock Transfer & Trust Company to act as rights agent and Phoenix Advisory Partners to act as information agent for this rights offering. We will pay all fees and expenses of the rights agent and the information agent related to their roles in connection with this rights offering and have also agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with this rights offering. However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the purchase or exercise of rights will be for the account of the holder of the rights, and none of such commissions, fees or expenses will be paid by us, the information agent or the rights agent.

DESCRIPTION OF SHARE CAPITAL AND ORDINARY SHARES

General

        The following is a summary of our share capital and ordinary shares. We encourage you to read carefully this summary and our Memorandum and Articles of Association. For a description of the preference shares that will be issued upon exercise of the subscription rights and in the private placement, see "Description of Preference Shares."

Capital Structure

  Authorized Share Capital

        The authorized share capital of International is €40,000 and US$1,060,000 divided into 40,000 ordinary shares with a nominal value of €1 per share, 75,000,000 Class A ordinary shares with a nominal value of US$0.01 per share, and 30,000,000 Class B ordinary shares with a nominal value of US$0.01 per share and 1,000,000 preference shares with a nominal value of US$0.01 per share, of which our board of directors has designated 350,000 shares as Series A Preference Shares and 100,000 shares as Series B Preference Shares. The authorized share capital includes 40,000 ordinary shares with a nominal value of €1 per share in order to satisfy statutory requirements for all Irish public limited companies commencing operations.

        International has the authority to issue authorized but unissued Class A ordinary shares, Class B ordinary shares and preference shares. The authorized share capital may be increased or reduced by way of an ordinary resolution of International's shareholders. The shares comprising the authorized share capital of International may be divided into shares of such nominal value as the resolution shall prescribe.

        As a matter of Irish law, the directors of a company may issue authorized but unissued new ordinary or preference shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company's shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the Memorandum and Articles of Association of International authorize the board of directors to issue new ordinary or preference shares without shareholder approval for a period of five years from the date of International's incorporation.

        The rights and restrictions to which the ordinary shares are subject are prescribed in International's Memorandum and Articles of Association. International's Memorandum and Articles of Association entitles the board of directors, without shareholder approval, to determine the terms of the preference shares issued by International. The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other series of preference shares through the issue of the authorized but unissued preference shares and to establish the characteristics of each class or series, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

        Irish law does not recognize fractional shares held of record; accordingly, International's Memorandum and Articles of Association do not provide for the issuance of fractional International shares and the official Irish register of shareholders of International does not reflect any fractional shares. Under Irish law and International's Memorandum and Articles of Association there are no limitations on the right of nonresidents of Ireland or owners who are not citizens of Ireland to hold or vote shares of International.

  Issued Share Capital

        As of May 7, 2011, International had issued and outstanding 18,018,169 Class A ordinary shares, 13,200,305 Class B ordinary shares and 30,000 Series B Preference Shares, each with a nominal value of US$0.01, all of which are fully paid and non-assessable.

Pre-emption Rights, Share Warrants and Share Options

        Certain statutory pre-emption rights apply automatically in favor of International shareholders where shares are to be issued for cash. However, International has opted out of these pre-emption rights in its Memorandum and Articles of Association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, International's Memorandum and Articles of Association provide that this opt-out will lapse five years after the incorporation of International. A special resolution requires not less than 75% of the votes of International shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of International pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

        The Memorandum and Articles of Association of International provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which International is subject, the board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the Memorandum and Articles of Association or an ordinary resolution of shareholders. The board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization.

        International also is subject to the rules of the Nasdaq Global Select Market that require shareholder approval of certain share issuances.

Dividends

        Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of International less accumulated realized losses of International. No dividend may be made unless the net assets of International are equal to, or in excess of, the aggregate of International's share capital plus undistributable reserves and the distribution does not reduce International's net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which International's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed International's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

        The determination as to whether or not International has sufficient distributable reserves to fund a dividend must be made by reference to "relevant accounts" of International. The "relevant accounts" will be either the last set of unconsolidated audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a "true and fair view" of

International's unconsolidated financial position and accord with accepted accounting practice. If such unaudited financial statements are proposed prior to the first audited financial statements, they must be reported on by International's auditors. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

        International did not have any distributable reserves immediately following its reincorporation from Bermuda in January 2010. However, the shareholders of International approved the establishment of distributable reserves by the reduction of International's share premium account. The reduction of the share premium account in order to establish these reserves required approval by special resolution of shareholders and the approval of the Irish High Court and both the Irish High Court and shareholders granted their approval.

        The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the Memorandum and Articles of Association of International. The Memorandum and Articles of Association authorize the directors to declare such dividends as appear justified from the profits of International without the approval of the shareholders at a general meeting. The board of directors also may recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

        The directors of International may deduct from any dividend payable to any member all sums of money (if any) payable by such member to International in relation to the International ordinary shares.

        The directors of International also are entitled to issue shares with preferred rights to participate in dividends declared by International in one or more series and to fix the rights, preferences, privileges and restrictions attaching to those shares, including dividend rights, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series and the designation of any series, without further vote or action by the shareholders. The holders of such preference shares, depending on their terms, may be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

        Any series of preference shares could, as determined by International's board of directors at the time of issuance, rank senior to the International ordinary shares with respect to dividends, voting rights, redemption or liquidation rights. These preference shares are of the type commonly known as "blank-check" preference shares.

Share Repurchases and Redemptions

  General

        Article 3(h) of International's Memorandum and Articles of Association provides that any ordinary share which International has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by International will technically be effected as a redemption of those shares as described below under "—Share Repurchases and Redemptions—Repurchases and Redemptions by International." If the Memorandum and Articles of Association of International did not contain Article 3(h), repurchases by International would be subject to many of the same rules that apply to purchases of International shares by subsidiaries described below under "—Share Repurchases and Redemptions—Purchases by Subsidiaries of International," including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a "recognized stock exchange." Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back International Class A or Class B ordinary shares, we are referring to the redemption of ordinary shares by International pursuant to Article 3(h) of the Memorandum and Articles of Association or the purchase of TBS ordinary shares by a subsidiary of International, in each case in accordance with International's Memorandum and Articles of Association and Irish law as described below.

  Repurchases and Redemptions by International

        Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under "—Dividends") or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may be made by International only where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of International. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares, upon redemption, may be cancelled or held in treasury. Shareholder approval will not be required to redeem International shares, and these shares are redeemable at the option of International.

        The board of directors of International also will be entitled to issue preference shares which may be redeemed at the option of either International or the shareholder, depending on the terms of such preference shares. Please see "—Capital Structure—Authorized Share Capital" above for additional information on redeemable shares.

        Repurchased and redeemed ordinary shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by International at any time must not exceed 10% of the nominal value of the issued share capital of International. While International holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by International or re-issued subject to certain conditions.

  Purchases by Subsidiaries of International

        Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase International shares either on-market or off-market. A general authority of the shareholders of International is required to allow a subsidiary of International to make on-market purchases of International shares; however, as long as this general authority has been granted, no specific shareholder authority is required for a particular on-market purchase by a subsidiary of International shares is required. We expect that International will seek to renew such general authority, which must expire no later than 18 months after the date on which it was granted, at each of its annual general meetings. In order for a subsidiary of International to make an on-market purchase of International's shares, such shares must be purchased on a "recognized stock exchange." The Nasdaq Global Select Market currently is specified as a recognized stock exchange for this purpose by Irish law. For an off-market purchase by a subsidiary of International, the proposed purchase contract must be authorized by special resolution of the shareholders of International before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of International.

        The number of shares held by the subsidiaries of International at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of International. While a subsidiary holds International shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the International shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Conversion Rights

        The holders of Class A ordinary shares may convert their Class A ordinary shares into Class B ordinary shares, and the holders of Class B ordinary shares may convert their Class B ordinary shares into Class A ordinary shares, at any time, as long as the conversion does not cause International to become a controlled foreign corporation or cause one or more 5% shareholders (as defined in International's Memorandum and Articles of Association) to own 50% or more of the value of the Class A ordinary shares. If at any time our board of directors determines that it is necessary or advisable for Class B ordinary shares to be converted into Class A ordinary shares to prevent International from becoming a controlled foreign corporation for U.S. federal income tax purposes or cause one or more 5% shareholders to own 50% or more of the value of the Class A ordinary shares, the board may convert any or all of the Class B ordinary shares into Class A ordinary shares.

Bonus Shares

        Under International's Memorandum and Articles of Association, the board of directors may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of International for issuance and distribution to shareholders as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

        International may by ordinary resolution of its ordinary shareholders, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

        International may, by ordinary resolution, reduce its authorized share capital. International, by special resolution and subject to confirmation by the Irish High Court, also may reduce or cancel its issued share capital.

General Meetings of Shareholders

        International is required to hold annual general meetings at intervals of no more than 15 months, provided that an annual general meeting must be held in each calendar year no more than nine months after International's fiscal year-end. Annual general meetings may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, International's Memorandum and Articles of Association include a provision reflecting this requirement of Irish law. At any annual general meeting only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors or by any member entitled to vote at such meeting who complies with the procedures set forth in the articles of association.

        Extraordinary general meetings of International may be convened by the board of directors, by requisition of shareholders holding not less than 10% of the paid up share capital of International carrying voting rights or by requisition of International's auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of International as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

        Notice of a general meeting must be given to all shareholders of International and to the auditors of International. The minimum notice periods under Irish law are 21 clear days' notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 clear days' notice in writing for any other extraordinary general meeting. International's Memorandum and Articles of Association provide a minimum notice period of 21 clear days for an annual general meeting and for an extraordinary general meeting to approve a special resolution. International's

Memorandum and Articles of Association provide for a minimum notice period of 14 clear days' notice for all other extraordinary general meetings reflecting these requirements of Irish law.

        In the case of an extraordinary general meeting convened by shareholders of International, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of International's shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

        The only matters which, as a matter of Irish law, must be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor's remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

        The Memorandum and Articles of Association of International provide for a board of directors that is a single class serving a one-year term. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders. Shareholders do not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to International's Class A and Class B ordinary shares will, as a practical matter, be entitled to control the election of all directors. At each annual general meeting, directors will be elected for a full term of one year. Any nominee for director who does not receive a majority of the votes cast is not elected to the board of directors. Holders of Class A ordinary shares are entitled to one vote per each such share at all meetings at which directors are elected. Holders of Class B ordinary shares are entitled to one-half vote per each such share at all meetings at which directors are elected. International's articles of association provide for a minimum number of directors of five. If at any time the number of directors falls below the minimum, the remaining directors may act only for the purposes of appointing additional directors to satisfy the requirements of the Memorandum and Articles of Association with respect to the minimum number of directors, summoning a general meeting or preserving the assets of the company.

        International's Memorandum and Articles of Association provide that a director may be removed with or without cause by an ordinary resolution at a general meeting.

        If the directors become aware that the net assets of International are half or less of the amount of International's share capital and share premium, the directors of International must convene an extraordinary general meeting of International's shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

        All votes at a general meeting will be decided by way of poll. Every shareholder on a poll shall have one vote for each Class A and one-half of a vote for each Class B ordinary share that he or she holds as of the record date for the meeting, except as otherwise provided by the Irish Companies Acts or International's Memorandum and Articles of Association, the holders of Class A and Class B ordinary shares shall vote as a single class). Voting rights on a poll may be exercised by shareholders registered in International's share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in the manner prescribed by International's articles of association. The Memorandum and

Articles of Association of International permit the appointment of proxies by the shareholders to be notified to International electronically.

        Except where a greater majority is required by Irish law or International's Memorandum and Articles of Association, any question proposed for consideration at any general meeting of International or of any class of shareholders shall be decided by a simple majority of the votes cast by shareholders entitled to vote at such meeting.

        In accordance with the Memorandum and Articles of Association of International, the directors of International from time to time may cause International to issue preference shares. These preference shares may have such voting rights as may be specified in the terms of such preference shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preference shares).

        Treasury shares and shares of International held by subsidiaries of International will not be entitled to vote at general meetings of shareholders.

        Irish law requires "special resolutions" of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of International's shareholders at a general meeting. This higher vote may be contrasted with "ordinary resolutions," which require a simple majority of the votes of International's shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

  •
  amending the objects of International;

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  amending the Memorandum and Articles of Association of International;

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  approving the change of name of International;

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  authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

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  opting out of pre-emption rights on the issuance of new shares;

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  re-registration of International from a public limited company as a private company;

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  purchase of own shares off-market;

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  reduction of share capital;

  •
  resolving that International be wound up by the Irish courts;

  •
  resolving in favor of a shareholders' voluntary winding-up;

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  redesignation of shares into different share classes;

  •
  setting the re-issue price of treasury shares; and

  •
  mergers with companies incorporated in the European Union (see "—Acquisitions").

Variation of Rights Attaching to a Class or Series of Shares

        Variation of all or any special rights attached to any class of International shares is addressed in the Memorandum and Articles of Association of International as well as the Irish Companies Acts. Any variation of class rights attaching to the issued International shares must be approved by a special resolution of the shareholders of the class affected or by the written consent of the holders of not less than 75% of the shareholders of the class affected.

Quorum for General Meetings

        The presence of two shareholders, in person or by proxy and having the right to attend and vote at the meeting, and of the holders of more than 50% of the total issued voting shares of International constitutes a quorum for the conduct of business. No business may take place at a general meeting of International if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the Memorandum and Articles of Association of International. Abstentions and broker "non-votes" will be counted as present for purposes of determining whether there is a quorum in respect of the proposals. A broker "non-vote" occurs when a nominee, such as a broker, holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Inspection of Books and Records

        Under Irish law, shareholders have the right to: receive a copy of International's Memorandum and Articles of Association and any act of the Irish Government which alters International's Memorandum and Articles of Association; inspect and obtain copies of the minutes of general meetings and resolutions of International; inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by International; receive copies of balance sheets and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and receive balance sheets of a subsidiary company of International which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of International will also have the right to inspect all books, records and vouchers of International. The auditors' report must be circulated to the shareholders with International's Irish Financial Statements 21 clear days before the annual general meeting and must be read to the shareholders at International's annual general meeting.

Acquisitions

        There are a number of mechanisms for acquiring an Irish public limited company, including:

          (a)   a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: 75% by value of the voting members of each class of shares participating in the scheme of arrangement; and more than 50% in number of the voting members of each class of shares participating in the scheme of arrangement, at a meeting called to approve the scheme;

          (b)   through a tender offer by a third party for all of the International shares. Where the holders of 80% or more of a class of International's shares have accepted an offer for their shares in International, the remaining shareholders in that class may be statutorily required also to transfer their shares. If the bidder does not exercise its "squeeze out" right, then the non-accepting shareholders in that class also have a statutory right to require the bidder to acquire their shares on the same terms. If International shares were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this threshold would be increased to 90%; and

          (c)   it is also possible for International to be acquired by way of a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56/EC. Such a merger must be approved by a special resolution. If International is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56/EC and the consideration payable to International's shareholders is not all in the form of cash, International's shareholders may be entitled to require their shares to be acquired at fair value.

        Under Irish law, there is no requirement for a company's shareholders to approve a sale, lease or exchange of all or substantially all of a company's property and assets.

Appraisal Rights

        Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. Under the EC (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder who voted against the special resolution approving the merger or of a company in which 90% of the shares is held by the other company the party to the merger of the transferor company, has the right to request that the company acquire its shares for cash.

Disclosure of Interests in Shares

        Our Memorandum and Articles of Association provide that any holder of Class A ordinary shares that becomes a 5% shareholder (as defined in our Memorandum and Articles of Association) must notify us as soon as practicable. In addition, under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of any class of voting shares of an Irish public limited company. A shareholder of International must therefore make such a notification to International if as a result of a transaction the shareholder will be interested in 5% or more of the International Class A ordinary shares or 5% or more of the International Class B ordinary shares; or if as a result of a transaction a shareholder who was interested in more than 5% of the relevant class of International shares ceases to be so interested. Where a shareholder is interested in more than 5% of the International Class A ordinary shares or 5% or more of the International Class B ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to International. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the relevant class of share capital. Where the percentage level of the shareholder's interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to International within five business days of the transaction or alteration of the shareholder's interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in International concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

        In addition to the above disclosure requirement, International, under the Irish Companies Acts, may by notice in writing require a person whom International knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in International's relevant share capital to indicate whether or not it is the case and, where such person holds or has during that time held an interest in the International shares, to give such further information as may be required by International including particulars of such person's own past or present interests in International shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

        Where such a notice is served by International on a person who is or was interested in International shares and that person fails to give International any information required within the reasonable time specified, International may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

  •
  any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

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  no voting rights shall be exercisable in respect of those shares;

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  no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

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  no payment shall be made of any sums due from International on those shares, whether in respect of capital or otherwise.

        Where shares in International are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Irish Takeover Rules and Substantial Acquisition Rules

        A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of International will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

  General Principles

        The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

  •
  in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

  •
  the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

  •
  the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities in regards to the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company's place of business;

  •
  false markets in the securities of the target company or any other company concerned by the offer must not be created;

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  a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

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  a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

  •
  a "substantial acquisition" of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

  Mandatory Offer

        If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in International, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in International if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12 month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

  Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements

        A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire International shares of the same class as the shares the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for International shares of that class by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the "look back" period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

        If the bidder or any of its concert parties has acquired International shares of the same class as the shares the subject of the voluntary offer (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total shares the subject of the voluntary offer or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the bidder or its concert parties for shares (of the class of shares the subject of the voluntary offer) during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total shares of the class of shares the subject of the offer in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

        An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

  Substantial Acquisition Rules

        The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of International. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of International is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of International and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

  Frustrating Action

        Under the Irish Takeover Rules, the board of directors of International is not permitted to take any action which might frustrate an offer for the International shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

          (a)   the action is approved by International's shareholders at a general meeting; or

          (b)   with the consent of the Irish Takeover Panel where:

              (i)  the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

             (ii)  the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

            (iii)  in accordance with a contract entered into prior to the announcement of the offer; or

            (iv)  the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Corporate Governance

        The Memorandum and Articles of Association of International allocate authority over the management of International to the board of directors. The board of directors may then delegate management of International to committees of the board of directors, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of International. International has established an Audit Committee, a Compensation Committee and a Nominations and Corporate Governance Committee and has adopted Corporate Governance Guidelines. The board of directors may create new committees or change the responsibilities of existing committees from time to time.

Legal Name; Formation; Fiscal Year; Registered Office

        The legal and commercial name of International is TBS International Public Limited Company. International was incorporated in Ireland, as a public limited company on October 19, 2009 with company registration number 476578. International's fiscal year ends on December 31 and International's registered address is Block A1 EastPoint Business Park, Fairview, Dublin 3, Ireland.

Duration; Dissolution; Rights upon Liquidation

        International's duration will be unlimited. International may be dissolved at any time by way of either a voluntary winding up or a creditors' voluntary winding up. In the case of a voluntary winding up, the approval is required by (i) the board of directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a special resolution of shareholders. International also may be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where International has failed to file certain returns.

        The rights of the shareholders to a return of International's assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in International's articles of association or the terms of any preference shares issued by the directors of International from time to time. The holders of preference shares in particular may have the right to priority in a dissolution or winding up of International. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities or any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. International's articles provide that the ordinary shareholders of International are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preference shares.

Uncertificated Shares

        Holders of International ordinary shares will not have the right to require International to issue certificates for their shares. International currently intends to issue only uncertificated ordinary shares unless certificated shares are required by any stock exchange, a recognized depository, any operator of any clearance, settlement system or law.

Listing

        Our Class A ordinary shares are listed on the Nasdaq Global Select Market under the symbol "TBSI." We have not listed, and do not expect to list, our Class B ordinary shares, Series A Preference Shares or Series B Preference Shares.

No Sinking Fund

        The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

        When issued upon conversion of Series A Preference Shares issued in connection with the rights offering, the Class A ordinary shares issued upon such conversion will be duly and validly issued, fully paid and non-assessable.

Transfer and Registration of Shares

        International's share register will be maintained by us in conjunction with its transfer agents. Registration in this share register will be determinative of membership in International. A shareholder of International who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in International's official share register, as the depository or other nominee will remain the record holder of such shares.

        A written instrument of transfer is required under Irish law in order to register on International's official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on International's official Irish share register.

        International does not intend to pay any stamp duty. However, International's articles of association allow International, in its absolute discretion, to pay any stamp duty payable by a buyer. In the event of any such payment, International may seek reimbursement.

        The directors of International have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of share.

DESCRIPTION OF PREFERENCE SHARES

        The following description of the preference shares of TBS International plc is a summary. This summary is not complete and is subject to the complete terms of the Series A Preference Shares and Series B Preference Shares, as set forth in the certificate of designation filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

General

        We are authorized to issue 1,000,000 preference shares with a nominal value of US$0.01 per share, of which our board of directors has designated 350,000 shares as Series A Preference Shares and 100,000 shares as Series B Preference Shares. The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other series of preference shares through the issue of the authorized but unissued preference shares and to establish the characteristics of each class or series, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Series A and Series B Preference Shares

        As more fully set forth below, the Series A Preference Shares and the Series B Preference Shares have the same rights and preferences, except that the Series A Preference Shares will be convertible only into Class A ordinary shares at an initial conversion rate of 50.0 Class A ordinary shares per Series A Preference Share and the Series B Preference Shares will be convertible only into Class B ordinary shares at an initial conversion rate of 25.0 Class B ordinary shares per Series B Preference Share. Class A ordinary shares generally are convertible into Class B ordinary shares, and vice versa, at any time, subject to certain limitations, as described in "Description of Share Capital and Ordinary Shares—Conversions Rights."

  Liquidation Rights

        In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of each share Series A Preference Share and each Series B Preference Share will be entitled to receive the greater of:

  •
  the liquidation preference applicable to such share; and

  •
  the aggregate amount per share which such holder would have been paid if such holder had held the maximum number of ordinary shares acquirable upon the complete conversion of such preference shares.

        The liquidation preference for the Series A Preference Shares initially will be $100 per share. This liquidation preference will increase at a rate of 6.0% per year, compounded semiannually on each June 30 and December 31 through December 31, 2014, from the date of the original issuance of the Series A Preference Shares. The accrual of the liquidation preference will be based on a 360-day year consisting of twelve 30-day months.

        The holders of Series A Preference Shares, Series B Preference Shares and all series or classes of our share capital which rank on a parity as to liquidation rights with the Series A Preference Shares and Series B Preference Shares are entitled to share ratably, in proportion to the full liquidation preference to which each is entitled, in any distribution (after payment of the liquidation preference of any shares which rank senior as to liquidation rights to the Series A Preference Shares and Series B Preference Shares) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference in connection with our voluntary or involuntary liquidation, dissolution or winding up, the holders of our Series A Preference Shares will not be entitled to any further participation in any distribution of our assets.

  Cash Dividends

        Holders of the Series A Preference Shares will be entitled to receive, when, as and if declared by our board of directors, subject to the availability of distributable reserves, dividends, which we refer to as "preference dividends," from December 31, 2014, at a rate per year equal to 6.0% of an amount equal to the accrued liquidation preference minus any special dividends paid, determined as of the close of business on each June 30 and December 31, beginning December 31, 2014. The preference dividends will be cumulative, whether or not earned or declared, payable semiannually in arrears on each June 30 and December 31, each of which we refer to as a "dividend payment date," beginning June 30, 2015, and will be calculated based on a 360-day year consisting of twelve 30-day months. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, any outstanding unpaid preference dividends will be added to the aggregate preference amount.

        We may, from time to time, declare and pay a special dividend to Holders in an amount up to the aggregate amount of unpaid preference dividends. In connection with a special dividend, we will select a record date, which will be not less than 30 days and not more than 60 days prior to the payment date for the special dividend. Along with the special dividend, we also will pay accrued and unpaid preference dividends on the special dividend amount calculated to the date of payment (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date of payment).

        Except as described in this paragraph and subject to the availability of distributable reserves, we will not pay dividends or set apart funds in cash for payment of dividends on the Series B Preference Shares or other securities on parity as to dividend rights with the Series A Preference Shares, unless cumulative dividends (including, with respect to any Series A Preference Share, the outstanding unpaid preference dividends) have been or contemporaneously are declared and paid in full or declared and a sum set apart sufficient for such payment for all completed semiannual periods since the applicable issue date. If any dividends are not paid in full on the Series A Preference Shares, Series B Preference Shares and any other securities on parity as to dividend rights with the Series A Preference Shares, all dividends declared upon such securities will be declared and paid pro rata based on the relative amounts of the aggregate dividend preference of the Series A Preference Shares and Series B Preference Shares and the liquidation preference, or other amount specified in the terms of, such parity securities.

  Voting Rights

        The Series A Preference Shares and Series B Preference Shares generally provide no voting rights. However, so long as any Series A Preference Shares or Series B Preference Shares are outstanding, without the affirmative vote or consent of the holders of 75% (or such lesser amount in excess of 50% as may be allowed under Irish law) of the applicable series of preference shares then outstanding, voting or consenting as a separate class, we will not amend the certificate of designation applicable to such series of preference shares or our Memorandum and Articles of Association so as to affect adversely the special rights, powers, preferences, privileges or voting rights of holders of the applicable series of preference shares, except that we may do the following without the affirmative vote or consent of the holders:

  •
  create, authorize or issue shares of any class or series of share capital of the company, even if the terms of such class or series expressly provide that it ranks senior to or on a parity with the Series A Preference Shares or Series B Preference Shares, as to dividends or as to distributions upon the liquidation, winding-up and dissolution of the company;

  •
  decrease the amount of authorized share capital of any class or series of our share capital (but not below the amount of outstanding share capital of such class or series or below such amount of ordinary shares as would be required to effect the conversion of the applicable series of preference shares);

  •
  increase the amount of authorized share capital of any class or series of our share capital, even if the terms of such class or series expressly provide that it ranks senior to or on a parity with the Series A Preference Shares or Series B Preference Shares, as applicable, as to dividends or as to distributions upon our liquidation, winding-up or dissolution; or

  •
  subject to any requirements under Irish law, amend or supplement the certificate of designation for the Series A Preference Shares and Series B Preference Shares, or the Memorandum and Articles of Association, to cure any ambiguity, defect or inconsistency in such certificate of designation.

  Redemption

        Subject to the availability of distributable reserves, on or after December 31, 2014, we will have the option to redeem, in whole or in part, from time to time, some or all of the outstanding Series A and Series B Preference Shares, at a redemption price equal to the applicable liquidation preference for the redeemed share, plus accrued and unpaid dividends to, but excluding, the redemption date.

        In connection with any such redemption, we will:

  •
  send a written notice to the registrar and transfer agent of the redemption date, stating the number of Series A and Series B preference shares to be redeemed and the redemption price, at least 35 days before the redemption date (unless a shorter period shall be satisfactory to the registrar and transfer agent);

  •
  send a written notice by, in the case of preference shares not held by a depositary, first class mail to the holder's registered address and, in the case of preference shares held by a depositary, transmission to the depositary for dissemination to the beneficial holders in accordance with its procedures, not fewer than 20 or more than 90 days prior to the redemption date stating:

  •
  the redemption date;

  •
  the redemption price;

  •
  the conversion price and the conversion rate;

  •
  the name and address of the paying agent and conversion agent;

  •
  that preference shares called for redemption may be converted at any time before 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date;

  •
  that holders who want to convert preference shares must satisfy the requirements set forth in the certificate of designation;

  •
  that preference shares called for redemption must be surrendered to the paying agent to collect the redemption price;

  •
  if fewer than all the outstanding Series A and Series B preference shares are to be redeemed, the number of shares to be redeemed;

  •
  that, unless the company defaults in making payment of the redemption price, dividends in respect of the preference shares called for redemption will cease to accumulate on and after the redemption date; and

  •
  the CUSIP number of the applicable preference shares.

  •
  issue a press release containing this information and publish such information on our web site.

        If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent we have sufficient distributable reserves available, we will:

  •
  with respect to preference shares held by a depositary or its nominees, deposit or cause to be deposited, irrevocably with the depositary, cash sufficient to pay the redemption price and give the depositary irrevocable instructions and authority to pay the redemption price to holders of the preference shares to be redeemed; and

  •
  with respect to preference shares held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent, cash sufficient to pay the redemption price and give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such preference shares upon surrender of their preference shares.

        If on the redemption date, the depositary or the paying agent holds funds sufficient to pay the redemption price for the preference shares delivered for redemption, dividends will cease to accumulate as of the redemption date on the preference shares called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price.

        Payment of the redemption price for preference shares is conditioned upon book-entry transfer or physical delivery of certificates representing the preference shares, together with necessary endorsements, to the paying agent after delivery of the notice of redemption. Payment of the redemption price for a preference share will be made on the later of the redemption date and the time of book-entry transfer or physical delivery of the preference share.

        If the redemption date falls after a record date and before the related dividend payment date, holders of the preference shares as of 5:00 p.m., New York City time, on the record date shall be entitled to receive the preference dividends declared and payable on such dividend payment date.

        If fewer than all the outstanding preference shares of a series are to be redeemed, the number of shares to be redeemed shall be determined by our board of directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by the board of directors to be fair and appropriate.

        Unless full cumulative dividends (whether or not declared) on all outstanding Series A Preference Shares, Series B Preference Shares and all series or classes of our share capital which rank on a parity as to dividends with such preference shares have been paid or set apart for payment for all dividend periods terminating on or before the redemption date, none of the Series A Preference Shares or Series B Preference Shares shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preference Shares, Series B Preference Shares and all series or classes of our share capital which rank on a parity as to dividends with such preference shares.

  Conversion at Option of the Holders

        Series A Preference Shares and Series B Preference shares will be convertible, at the option of the holder, into Class A ordinary shares and Class B ordinary shares, respectively, at any time at the applicable conversion rate, except that a holder may not convert if, as a result of the conversion:

  •
  International would become a "controlled foreign corporation" (as defined by Section 957 of the Code); or

  •
  the converting holder, together with any other person who is deemed to be "acting in concert" (within the meaning of rule 3.3 of the Irish Takeover Rules) with the converting holder, would hold 30% (or such other percentage as may be prescribed) or more of the voting rights in

    International such that the converting holder or persons acting in concert would be required to make a mandatory bid under Rule 9 of the Irish Takeover Rules.

        If a Series A Preference Share or a Series B Preference Share is called for redemption, this conversion right will terminate at the close of business on the third business day prior to the date fixed for such redemption.

        Shareholders who would hold 10% or more of our voting power upon conversion of Series A Preference Shares purchased by them in the rights offering should expect that their ability to convert Series A Preference Shares will be restricted by these provisions. With respect to the exemption from U.S. shipping tax, we estimate that as of May 6, 2011, non-qualified U.S. shareholders who own 5% or more of our shares owned an aggregate of 26.7% of our Class A ordinary shares and our U.S. shareholders.

  Conversion Rate Adjustments

        The conversion rate will be subject to limited adjustments in the following circumstances:

  •
  upon each June 30 and December 31, through December 31, 2014, to reflect accruals in the liquidation preference (such accruals to be based on a 360-day year consisting of twelve 30-day months from the date of issuance);

  •
  if we subdivide or split any of the Class A ordinary shares, or the Class B ordinary shares, into a greater number of shares;

  •
  if we combine or consolidate the Class A ordinary shares, or the Class B ordinary shares, into a smaller number of shares; or

  •
  if we issue by reclassification of the Class A ordinary shares, or the Class B ordinary shares, any class or series of share capital.

        In the event of each liquidation preference accrual described in the first bullet point above, the conversion rate in effect immediately prior to the liquidation preference accrual will be adjusted based on the following formula:

CR' = CR0 ×	LP' LP0

  where

CR'	=	the conversion rate in effect immediately after such liquidation preference accrual;
CR0	=	the conversion rate in effect immediately prior to such liquidation preference accrual;
LP'	=	the liquidation preference immediately after such liquidation preference accrual; and
LP0	=	the liquidation preference immediately prior to such liquidation preference accrual.

        In applying the formula above to determine the new conversion rate for any full six month accrual period, LP' is the number determined by multiplying LP0 by 103%. This adjustment shall become effective immediately after the effectiveness of the liquidation preference accrual. Because the liquidation preference will increase semiannually through December 31, 2014, this anti-dilution mechanic will effectively cause the number of Class A ordinary shares or Class B ordinary shares issuable upon conversion of a holder's Series A Preference Shares or Series B Preference Shares, as applicable, to increase by 3.0% every six months through December 31, 2014.

        For example, assuming no stock splits or reclassifications affect our ordinary shares, 100 Series A Preference Shares issued on May 31, 2011:

  •
  initially would have a liquidation preference of $100.00 per share and be convertible into 5,000 Class A ordinary shares;

  •
  beginning June 30, 2011, would have a liquidation preference of $100.50 per share and be convertible into 5,025 Class A ordinary shares; and

  •
  beginning December 31, 2011, would have a liquidation preference of $103.515 per share and be convertible into 5,175 Class A ordinary shares; and

  •
  beginning December 31, 2014, would have a liquidation preference of $123.6023 per share and be convertible into 6,180 Class A ordinary shares.

        In any of the events described in the other bullet points above, the conversion rate in effect immediately prior to such event for each Series A Preference Share then outstanding will be adjusted based on the following formula:

CR' = CR0 ×	OS' OS0

  where

CR'	=	the conversion rate in effect immediately after the opening of business on the effective date of such subdivision, split, consolidation, combination or reclassification;
CR0	=	the conversion rate in effect immediately prior to the effective date of such subdivision, split, consolidation, combination or reclassification;
OS'	=
the total number of ordinary shares outstanding immediately after, and solely as a result of, such subdivision, split, consolidation or combination (or, in the case of a reclassification, the number of securities into which the applicable class of ordinary shares are reclassified); and
OS0	=	the total number of ordinary shares outstanding immediately prior to the effective date of such subdivision, split, consolidation, combination or reclassification.

        The adjustment shall become effective immediately after the effective date of a subdivision, split, combination or reclassification. In the event that such subdivision, split, consolidation, combination or reclassification is not effected, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such effective date had not been fixed.

Registrar, Transfer Agent, Paying Agent and Conversion Agent for the Series A Preference Shares

        We will appoint and maintain an office or agency to act as transfer agent and registrar for the Series A Preference Shares; an office or agency to act as paying agent, where Series A Preference Shares may be presented for payment, and an office or agency to act as conversion agent, where Series A Preference Shares may be presented for conversion. We may appoint and, in our sole discretion, remove the transfer agent, registrar, paying agent and conversion agent and may appoint and, in our sole discretion, remove one or more additional transfer agents, registrars, paying agents or conversion agents. The initial transfer agent, registrar, paying agent and conversion agent for the Series A Preference Shares will be American Stock Transfer & Trust Company, and may be contacted by telephone at (877) 248-6417.

DESCRIPTION OF INDEBTEDNESS

Indebtedness as of March 31, 2011

        The following is a summary, as of December 31, 2010 and March 31, 2011, of our outstanding debt balances and the applicable interest rate under the credit agreements as of March 31, 2011.

	Amount Outstanding at
	December 31, 2010	March 31, 2011	Interest Rate at March 31, 2011
	(in thousands)
Bank of America—term credit facility	$19,165	$19,165	6.50%
Bank of America—revolving credit facility	110,092	110,282	7.50%
The Royal Bank of Scotland credit facility	131,670	139,250	5.75%
DVB Group Merchant Bank (Asia) Ltd. credit facility	26,080	26,080	6.38% & 6.47%
Credit Suisse credit facility	25,815	25,815	4.31%
AIG Commercial Equipment Finance, Inc. credit facility	12,250	12,250	10.00%
Commerzbank AG credit facility	1,500	1,500	4.30%
Berenberg Bank credit facility	5,687	5,687	5.25%

Total	$332,259	$340,029

        The table below illustrates, as of March 31, 2011, our payment obligations due under the credit agreements as they were in effect on March 31, 2011.

2011	$30,000
2012	30,000
2013	39,996
2014	227,328
2015	3,496
Thereafter	9,209

$340,029

January 2011 Debt Restructuring

        We have outstanding credit facilities with syndicates led by Bank of America, The Royal Bank of Scotland and DVB Group Merchant Bank (Asia) Ltd., as well as credit facilities with Credit Suisse AG, AIG Commercial Equipment Finance, Commerzbank AG and Joh. Berenberg Gossler & Co. KG. In September 2010, we did not make certain principal payments that were due under our Bank of America and Commerzbank facilities. As a result, on September 30, 2010, we entered into forbearance agreements with our lenders to avoid acceleration of the principal amount due under the credit facilities. Pursuant to the forbearance agreements, the lenders agreed to refrain from exercising their rights and remedies which arose from our failure to make principal payments when due. The forbearance agreements were extended through January 31, 2011 to provide us the opportunity to negotiate amendments to the credit agreements.

        Effective January 28, 2011, we and our lenders amended the credit agreements. The amendments revised the principal repayment schedules, waived any existing defaults, revised the financial covenants, including covenants related to our consolidated leverage ratio, consolidated interest coverage ratio and minimum cash balance, and modified certain other terms.

        Our obligations under the credit agreements are collateralized primarily by vessels, each of which are subject to ship mortgages and assignment of the respective vessels' freight revenue and insurance, as well as guarantees by International and any of its subsidiaries with an ownership interest in the collateralized vessels. The credit agreement with Bank of America also is guaranteed by our non-vessel owning subsidiaries, and our obligations under the credit agreement with The Royal Bank of Scotland are collateralized by shipbuilding contracts during the construction of our newbuild vessels.

        Each credit agreement requires the market value of the collateral vessels, as determined by appraisal, to be above specified value-to-loan ratios. The required ratios range from 125% to 167% of the respective credit facilities' outstanding amounts. If the fair market value of the collateral falls below the specified amounts, the credit agreements require us to mandatorily prepay the applicable credit facility or deliver additional security. In addition to these obligations, the amended Bank of America credit facility requires that we obtain quarterly third-party vessel valuations of the vessels collateralizing the credit facility.

April 2011 Amendments

        On April 17, 2011, we and our various lender groups agreed to modify certain financial covenants through December 31, 2011. Pursuant to the new modifications, the minimum consolidated interest charges coverage ratio has been reduced for the fiscal quarters ending June 30, 2011 through December 31, 2011 from 3.35 to 1.00 to 2.50 to 1.00. In addition, the modifications increased the maximum consolidated leverage ratio for the same periods from 4.00 to 1.00 to 5.10 to 1.00, and reduced the minimum cash requirement from $15 million to $10 million for the period from July 1, 2011 to December 31, 2011.

PRINCIPAL SHAREHOLDERS

        On May 7, 2011, TBS had outstanding 18,018,169 Class A ordinary shares, each of which entitles the holder to one vote, 13,200,305 Class B ordinary shares, each of which entitles the holder to one-half of a vote, and 30,000 Series B Preference Shares, which provide no voting rights. Ownership in the tables below consists of sole voting and investment power, except as indicated in the notes below and except to the extent shared with the person's spouse.

Security Ownership of Directors and Management

        The following table provides certain information, as of May 7, 2011 as to the beneficial ownership of the Class A and Class B ordinary shares of TBS for (a) each director, (b) each named executive officer and (c) the directors and executive officers of TBS as a group. The executive officers and directors of TBS directly and beneficially own 44.3% of the collective outstanding Class A and Class B ordinary shares of the company. The executive officers and directors of TBS directly and beneficially have sole or shared voting power of 33.6% of the total voting power of TBS's outstanding Class A and Class B ordinary shares.

	Ordinary Shares Beneficially Owned by Directors and Management
					Series B Preference Shares(2)
Name	Class A(1)%		Class B	%
Joseph E. Royce(3)	932,824	5.2%	8,475,089	64.2%	22,747
Gregg L. McNelis(4)	474,637	2.6	1,935,153	14.7	5,827
Lawrence A. Blatte(5)	217,576	1.2	371,988	2.8	1,426
Ferdinand V. Lepere(6)	167,053	*	—	—	—
James W. Bayley(7)	889,207	4.9	300,000	2.3	—
Randee E. Day(8)	12,000	*	—	—	—
Peter S. Shaerf(8)	13,500	*	—	—	—
William P. Harrington(8)	13,500	*	—	—	—
John P. Cahill(8)	10,000	*	—	—	—
Alexander Smigelski(8)	10,000	*	—	—	—
All executive officers and directors as a group (10 persons):	2,740,297	15.2%	11,082,230	84.0%	30,000

*
Less than one percent.

(1)
Class A ordinary shares beneficially owned does not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares or upon conversion of Series B Preference Shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date. Series B Preference Shares are currently convertible into Class B ordinary shares on a 25-for-one basis at any time.

(2)
On January 28, 2011, the significant shareholders acquired 30,000 Series B Preference Shares in proportion to their existing beneficial ownership of our ordinary shares.

(3)
Ordinary shares beneficially owned include 45,202 Class A ordinary shares, 75,000 unvested Class A ordinary shares and 2,299,028 Class B ordinary shares held by Mr. Royce, 270,206 Class A and 2,270,084 Class B ordinary shares held by Mr. Royce's spouse, Elaine Royce, 245,674 Class B ordinary shares held by the Elaine M. Royce 2006 Qualified Grantor Retained Annuity Trust (GRAT), 196,208 Class A and 2,013,517 Class B ordinary shares held by the Joseph E. Royce 2005 Irrevocable Trust, and 346,208 Class A and 1,646,786 Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. Mr. Royce and Mrs. Royce share voting and investment power over the shares beneficially owned by Mrs. Royce, the Elaine M. Royce 2006 Qualified GRAT and the Elaine M. Royce 2005 Irrevocable Trust. Mr. Royce's unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. Royce is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)
Includes 42,773 Class A ordinary shares, 75,000 unvested Class A ordinary shares and 1,027,727 Class B ordinary shares held by Mr. McNelis, 318,574 Class B ordinary shares held by

  Mr. McNelis's spouse, Susanne McNelis, 178,432 Class A and 243,267 Class B ordinary shares held by the Gregg L. McNelis 2005 Irrevocable Trust, 178,432 Class A and 243,267 Class B ordinary shares held by the Susanne E. McNelis 2005 Irrevocable Trust, 51,159 Class B ordinary shares held by the Gregg L. McNelis 2006 Qualified GRAT and 51,159 Class B ordinary shares held by the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis is trustee of the Gregg L. McNelis 2006 Qualified GRAT and has voting and investment power over the shares it owns. Mrs. McNelis is trustee of the Susanne E. McNelis 2006 Qualified GRAT, and she and Mr. McNelis share voting and investment power over the shares it owns. Mr. McNelis and Mrs. McNelis share voting and investment power over the shares beneficially owned by Mrs. McNelis, the Susanne E. McNelis 2005 Irrevocable Trust and the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis' unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. McNelis is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(5)
Includes 92,269 Class A ordinary shares, 75,000 unvested Class A ordinary shares and 177,039 Class B ordinary shares held by Mr. Blatte, 50,307 Class A and 176,656 Class B ordinary shares held by Mr. Blatte's spouse, Barbara Blatte and 18,293 Class B ordinary shares held by the Barbara H. Blatte 2006 Qualified GRAT. Mrs. Blatte is trustee of the Barbara H. Blatte 2006 Qualified GRAT and has sole voting and investment power over the shares it owns. Mr. Blatte's unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. Blatte is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(6)
Includes 75,000 unvested Class A ordinary shares scheduled to vest in four equal annual installments beginning June 30, 2011 and 6,000 unvested Class A ordinary shares granted to Mr. Lepere in 2008 that will vest in equal installments on March 1, 2011 and March 1, 2012.

(7)
Includes 889,207 Class A and 300,000 Class B ordinary shares held by Standcrown Limited ("Standcrown"). Mr. Bayley is the beneficial owner of Standcrown and has voting and investment power over the shares it owns. The address for Mr. Bayley is 34 Raymond Avenue, South Woodford, London, United Kingdom E182HG. The address for Standcrown is c/o Mr. Bayley, 34 Raymond Avenue, South Woodford, London, United Kingdom E182HG.

(8)
The Company intends to grant 2,500 restricted Class A ordinary shares to each non-employee director, all of which will vest at the 2011 Annual General Meeting of Shareholders.

Effects of Private Placement and standby purchases on the Significant Shareholders' Securities and Ownership

        On the record date for the rights offering, Mr. Royce, Mr. McNelis and Mr. Blatte beneficially owned 5.2%, 2.6% and 1.2%, respectively, of our outstanding Class A ordinary shares and 64.2%, 14.7% and 2.8%, respectively, of our Class B ordinary shares. The significant shareholders purchased 30,000 Series B Preference Shares from us on January 28, 2011 and have agreed pursuant to the investment agreement to purchase an additional 70,000 of our preference shares. In connection with the significant shareholders' commitments, each of them has agreed not to exercise the subscription rights issued with respect to ordinary shares beneficially owned by them. As a result, if all of the rights covered by this prospectus are exercised, each significant shareholder's beneficial ownership percentages will decrease.

        Scenario #1—All subscription rights are exercised, except to the extent the significant shareholders have agreed to cause rights beneficially owned by them to expire, and the significant shareholders purchase 70,000 preference shares at a price of $100 per share.

        Scenario #2—None of our shareholders exercise their subscription rights and the significant shareholders purchase 70,000 preference shares at a price of $100 per share.

				Percentage Ownership of Ordinary Shares Assuming Conversion of all Preference Shares into Ordinary Shares
			Approximate Gross Proceeds From Private Placements, Rights Offering and Standby Purchase
		Number of Preference Shares Held by Significant Shareholders
	Total Preference Shares Outstanding
Scenario				Joseph E. Royce	Gregg L. McNelis	Lawrence A. Blatte
Record Date	30,000	30,000	—	31.2%	8.0%	2.0%
#1	288,112	100,000	$28,811,200	28.1%	7.2%	1.8%
#2	100,000	100,000	$10,000,000	35.6%	9.1%	2.2%

Security Ownership of Certain Beneficial Owners

        To our knowledge, the following individuals and institutions were beneficial owners of 5% or more of the outstanding ordinary shares on May 7, 2011, unless otherwise noted.

	Ordinary Shares Beneficially Owned(1)
Name	Class A(1)	%(2)	Class B	%
Elaine M. Royce(3)	616,414	3.4	4,162,544	31.5
Artis Capital Management, L.P.(4)	3,195,339	17.7	—	—
Treetops Holdings, LLC(5)	684,890	3.8	1,327,200	10.1

(1)
Class A ordinary shares beneficially owned does not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date.

(2)
Percentages calculated based on the number of shares outstanding on May 7, 2011.

(3)
Based on information contained in a Schedule 13D filed on February 7, 2011, by Elaine M. Royce, as well as information provided to the company by Mrs. Royce. Mrs. Royce shares voting power and investment power with her husband, Mr. Joseph E. Royce, and these shares are also shown as beneficially owned by Mr. Royce under "—Security Ownership of Directors, Director Nominees and Management." Ordinary shares beneficially owned include 270,206 Class A and 2,270,084 Class B ordinary shares held directly by Mrs. Royce, 245,674 Class B ordinary shares held by the Elaine M. Royce 2006 Qualified GRAT, and 346,208 Class A and 1,646,786 Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. The address for Mrs. Royce is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)
Share ownership as of December 31, 2010, based on information contained in the Schedule 13G/A filed on February 14, 2011, by Artis Capital Management, L.P. ("Artis"). According to the Schedule 13G/A, Artis, has shared voting and investment power over 3,195,339 Class A ordinary shares. The address for Artis is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105.

(5)
Based on information contained in the Schedule 13G/A filed on February 12, 2010, by Treetops Holdings LLC ("Treetops") and Tara C. DeMakes, as manager of Treetops, as well as information provided to us by Treetops. Treetops is jointly owned by The Jeanine Royce 1997 Trust and The Laura Royce 1997 Trust. The trustee for each of the Royce Trusts is Deutsche Bank Trust Company Delaware. Deutsche Bank Trust Company Delaware has voting and investment control over the shares indirectly owned by the Royce Trusts. Ms. DeMakes disclaims beneficial ownership of the shares held by Treetops. The address for Treetops is c/o Tara C. DeMakes, 612 East Grassy Sprain Road, Yonkers, NY 10710.

MATERIAL U.S. FEDERAL AND IRELAND INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following discussion sets forth the material U.S. federal income tax consequences of this rights offering and the related share issuance to a holder of our ordinary shares that holds such stock as a capital asset for U.S. federal income tax purposes. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion applies to you only if you are a holder that is a U.S. person as defined under the Internal Revenue Code of 1986, as amended, (the "Code"), this discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your individual investment circumstances and does not apply to you if you are a holder who may be subject to special tax rules, such as a holder who is a dealer in securities or foreign currency, a foreign person, an insurance company, a tax-exempt organization, a bank, a financial institution, a broker-dealer, a holder that holds our ordinary shares as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or that acquired our ordinary shares pursuant to the exercise of compensatory stock options or otherwise as compensation, all of which may be subject to tax rules that differ significantly from those summarized below. We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of this rights offering or the related share issuance. The following discussion does not consider the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequences of this rights offering or the related share issuance to you.

  U.S. Holders of Rights to Purchase Series A Preference Shares

        The tax consequences of the rights offering will depend on whether the rights offering is part of a "disproportionate distribution" within the meaning of Section 305 of the Code. We believe and intend to take the position, and the following discussion assumes, that the rights offering is not part of a disproportionate distribution.

        For U.S. federal income tax purposes, neither the receipt nor the exercise of the subscription rights should result in taxable income or loss to you. Moreover, you should not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right will begin with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will generally be equal to the sum of:

  •
  the subscription price per share;

  •
  any servicing fee charged to you by your broker, bank or trust company; and

  •
  the basis, if any, in the subscription right that you exercised.

        A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. Such capital gain or loss will be long-term capital gain or loss if your holding period for the share exceeds one year at the time of sale. As noted above, your basis in a share issued upon exercise of the subscription rights includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our ordinary shares at such time, the basis of the subscription rights issued to you will be zero unless you elect, in a statement attached to your U.S. federal income tax return for the year in which the subscription rights are distributed, to allocate a portion of your basis of previously owned ordinary shares to the subscription rights issued to you in this rights offering. However, if the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our ordinary shares at such time, or if you elect to allocate a portion of your basis of previously owned ordinary shares to the subscription rights issued to you in this rights offering, then your basis in previously owned ordinary shares will be allocated between such ordinary shares and the subscription rights based upon the relative fair market value of such ordinary shares and the subscription rights as of the date of the distribution of the subscription rights. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances.

        If an allocation of basis is made to the subscription rights and the subscription rights are later exercised, the basis in the ordinary shares you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. If the subscription rights expire without exercise, you should realize no loss and no portion of your basis in your ordinary shares should be allocated to the unexercised subscription rights.

        If you exercise the subscription rights received in this rights offering after disposing of our ordinary shares with respect to which the subscription rights were received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including the allocation of tax basis between our ordinary shares previously sold and the subscription rights, the impact of such allocation on the amount and timing of gain or loss recognized with respect to our ordinary shares previously sold, and the impact of such allocation on the tax basis of our ordinary shares acquired through exercise of the subscription rights. If you exercise the subscription rights received in this rights offering after disposing of the ordinary shares with respect to which the subscription rights were received, you should consult your tax advisor.

        The discussion above relating to the U.S. federal income tax consequences of this rights offering assumes that the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock (including interest payments to the holders of the debt) and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits. We have not distributed any cash or other property with respect to any other class of the company's stock and currently does not expect to make any such distribution.

        In addition, although we do not currently plan to make a distribution with respect to any other class of stock, we cannot assure you that such distribution will not be made. It is also unclear whether the fact that we also have outstanding options and warrants could cause the receipt of the subscription rights to be part of a "disproportionate distribution." If, contrary to our expectations, we make a distribution of cash or property with respect to a class of stock other than its ordinary shares, if the adjustment to the conversion price of the notes is not treated as a "full adjustment," or if the existence of our outstanding options and warrants causes the receipt of the rights to be part of a disproportionate distribution, the Internal Revenue Service may take the position that a recipient of the rights has received a distribution equal to the fair market value of the rights as of the date of the distribution. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The recipient's tax basis in such rights would be equal to the fair market value of the rights as of the date of the distribution.

        If the receipt of the subscription rights is treated as a "disproportionate distribution" and thus is taxable as described above and subscriptions rights expire without exercise, the recipient of the subscription rights will recognize a short term capital loss equal to the tax basis of such rights, which will be subject to limitations relating to the deductibility of capital losses. If, on the other hand, the subscription rights are exercised, the recipient will not recognize any gain or loss on the exercise of the subscription rights, the tax basis of the shares acquired upon the exercise of the rights will be equal to the subscription price paid for the shares and the tax basis of the subscription rights, and the holding period for the shares acquired upon the exercise of the rights will begin on the date the rights are exercised.

U.S. Holders of Series A Preference Shares

        Receiving Distributions on Series A Preference Shares.    Subject to the discussion below under "—Passive Foreign Investment Company Provisions," U.S. holders will be required to include in gross income the gross amount of any distribution received on the Series A Preference Shares to the extent that the distribution is paid out of the company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, which we refer to as a dividend. With respect to non-corporate U.S. holders, certain dividends received in taxable years beginning before January 1, 2013, from a qualified foreign corporation will be subject to U.S. federal income tax at a maximum rate of 15%. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the current income tax treaty between the United States and Ireland meets these requirements, and the company believes it is eligible for the benefits of that treaty. As a result of this rule, we believe the company will be a qualified foreign corporation. Non-corporate holders must hold their Series A Preference Shares for a minimum holding period, during which they are at the risk of loss, in order to be eligible for the reduced rates of taxation, regardless of the company's status as a qualified foreign corporation. Holders that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisor regarding the application of the relevant rules to their particular circumstances.

        Dividends from the company will generally not be eligible for the dividends-received deduction, which is generally allowed to U.S. corporate shareholders on dividends received from certain domestic and foreign corporations. However, if a corporate U.S. holder owns at least 10% of the stock of the company (by vote and value), and certain other conditions are satisfied, such U.S. holder may be eligible for the dividends-received deduction to the extent of 70% or 80% of the "U.S.-source" portion of the company's earnings. U.S. holders of Series A Preference Shares who are U.S. corporations are urged to consult their tax advisors with respect to their eligibility for the dividends-received deduction with respect to dividends paid by the company.

        Distributions in excess of the current and accumulated earnings and profits of the company will be applied first to reduce the U.S. holder's tax basis in its Series A Preference Shares, and thereafter will constitute gain from the sale or exchange of such shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such "gain" is 15% under current law if the holder's holding period for its Series A Preference Shares exceeds twelve months. This reduced rate is scheduled to expire effective for taxable years beginning after December 31, 2012. Special rules not here described may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their Series A Preference Shares, and any such U.S. holders are urged to consult their own tax advisor with regard to such rules.

        Subject to complex limitations, Irish withholding tax on dividends paid will be treated for U.S. federal tax purposes as a creditable foreign tax against the U.S. federal income tax liability of a U.S. holder. At least a portion of dividends paid by the company generally would be U.S. source income if, and to the extent that, more than a de minimis amount of the earnings and profits of the company out of which the dividends are paid is from sources within the United States. Further, in certain circumstances, if a U.S. holder has held its Series A Preference Shares for less than a specified minimum period during which such holder is not protected from risk of loss, or is obligated to make payments related to the dividends, such U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the Series A Preference Shares.

        The rules relating to the determination of the foreign tax credit are complex, and you should consult your own tax advisor to determine whether and to what extent a credit would be available. In lieu of claiming a foreign tax credit, U.S. holders may claim a deduction of foreign taxes paid in the taxable year.

        Treatment of Certain Irish Taxes.    U.S. tax law does not allow a credit against income tax for any stamp duty or Irish capital acquisitions tax (as described under the heading "—Material Ireland Income Tax Considerations") imposed on a U.S. holder. However, a U.S. holder may be entitled to deduct such taxes, subject to applicable limitations under the Code. U.S. holders should consult their tax advisors regarding the tax treatment of these Irish taxes.

        Dispositions of Series A Preference Shares.    Subject to the discussion below under "—Passive Foreign Investment Company Provisions," U.S. holders of Series A Preference Shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of such shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holders' tax basis in such shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such gain is 15% under current law if the holder's holding period for such Series A Preference Shares exceeds twelve months. This reduced rate is scheduled to expire effective for taxable years beginning after December 31, 2012. The deductibility of capital losses is subject to limitations.

        Passive Foreign Investment Company Provisions.    The treatment of U.S. holders of Series A Preference Shares in some cases could be materially different from that described above if, at any relevant time, the company was a PFIC.

        For U.S. tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (1) 75% or more of its gross income is "passive income" (as defined for U.S. federal income tax purposes) or (2) the average percentage of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly the proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock. The company believes it will not be a PFIC following this rights offering.

        The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, the company cannot assure U.S. holders that it will not become a PFIC. If the company should determine in the future that it is a PFIC, it will endeavor to so notify U.S. holders of Series A Preference Shares, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders of Series A Preference Shares should consult their own tax advisor about the PFIC rules, including the availability of certain elections.

        Pursuant to newly enacted Code Section 1298(f), for any year in which the company is a PFIC, each U.S. holder will be required to file an information statement regarding such U.S. holder's ownership interest in the company. In addition, under current law, if a U.S. holder makes a qualified electing fund or mark-to-market election, such U.S. holder must attach a completed IRS Form 8621 to a timely filed U.S. federal income tax return. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns and qualified electing fund and mark-to-market elections.

        Medicare Tax.    For taxable years beginning after December 31, 2012, dividends paid to and capital gains recognized by certain U.S. individuals, estates or trusts with respect to the Series A Preference Shares may be subject to a 3.8% Medicare tax.

Material Ireland Income Tax Considerations

  Introduction

        The following is a summary of the principal Irish tax consequences for individuals and companies of participating in the rights issue and of ownership of shares issued by the company based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below. The summary deals only with shareholders who are neither resident nor ordinarily resident for tax purposes in Ireland, who do not hold their subscription rights or shares through a branch or agency in Ireland and who beneficially own their shares as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding shares, such as dealers in securities, trusts, insurance companies, collective investment schemes and individuals who have or may be deemed to have acquired their shares by virtue of an office or employment. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the shares, including those resident or ordinarily resident in Ireland for tax purposes, should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the shares and the receipt of dividends thereon under the laws of their country of residence, citizenship or domicile.

  Taxation of Subscription Rights

        There should be no Irish tax liability on the receipt or exercise of subscription rights by a shareholder or on the conversion by a shareholder of Series A Preference Shares into Class A ordinary shares.

  Taxation of holders of TBS International Shares

          Withholding Tax on Dividends

        Distributions made by the company will generally be subject to Irish dividend withholding tax ("DWT") at the standard rate of income tax (currently 20%) unless one of the exemptions described below applies. For DWT purposes, a dividend includes any distribution made by the company to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. International is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

        In particular, a shareholder will not be subject to DWT on dividends received from the company if the shareholder is:

  •
  an individual shareholder resident for tax purposes in a Relevant Territory, and the individual is neither resident nor ordinarily resident in Ireland;

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a Relevant Territory;

  •
  a corporate shareholder resident for tax purposes in a Relevant Territory provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker and the relevant information is further transmitted to the company before the record date for the dividend (in the case of shares held beneficially) or to International or International's transfer agent at least seven business days before such record date (in the case of shares held directly).

        In addition, it is understood that in the past, the Irish Revenue Commissioners have agreed that a company is entitled to pay dividends free of dividend withholding tax (i) to shareholders who hold their shares beneficially through DTC and who have an address in the United States; and (ii) to shareholders who hold their shares directly and who have filed a Form W-9 with the company or its transfer agent. Prior to paying any dividends, TBS will approach the Irish Revenue Commissioners with a view to determining whether similar treatment might be available to it.

        If any shareholder who is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

        Please be aware that International will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required tax information and whether they have provided the required Irish dividend withholding tax forms. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html

        For DWT purposes, "Relevant Territory" means a Member State of the European Union (other than Ireland) or a country with which Ireland has signed a double tax treaty.

          Income Tax on Dividends Paid on the International's Shares

        Irish income tax can arise in respect of dividends paid by Irish resident companies.

        A shareholder who is entitled to an exemption from DWT, generally will have no liability to Irish income tax or the universal social charge on a dividend from International.

        A shareholder who is not entitled to an exemption from DWT generally will have no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by International discharges such liability to Irish income tax provided that the shareholder furnishes the statement of DWT imposed to the Irish Revenue Commissioners.

          Irish Tax on Chargeable Gains

        International's shareholders should not be liable for Irish tax on chargeable gains realised on a subsequent disposal of their shares.

          Capital Acquisitions Tax

        Irish capital acquisitions tax ("CAT") comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of International's shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because International's shares are regarded as property situated in Ireland as the share register of International must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

        CAT is levied at a rate of 25% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

          Stamp Duty

        A transfer of International's shares effected by transfer of a book-entry interest in DTC will not be subject to Irish stamp duty. Other transfers of International's shares may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the ordinary shares acquired, if higher) payable by the buyer. Accordingly, we strongly recommend that all shareholders hold their International shares in a broker account to be held through DTC.

        International does not currently intend to pay any stamp duty. However, International's articles of association allow International, in its absolute discretion, to create an instrument of transfer and to pay any stamp duty payable by a buyer. In the event of any such payment, International may seek reimbursement.

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of our ordinary shares in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, the sale of certain of our shares will be restricted for a limited period after this offering due to contractual and legal restrictions on resale. Sales of such shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

        On May 7, 2011, TBS had outstanding 18,018,169 Class A ordinary shares, each of which entitles the holder to one vote and 13,200,305 Class B ordinary shares, each of which entitles the holder to one-half of a vote. In addition, upon completion of this offering and the private placements to and standby purchases by the significant shareholders, we expect to have at least 70,000 Series A Preference Shares outstanding, each of which initially will be convertible in 50.0 of our Class A ordinary shares, and 30,000 Series B Preference Shares outstanding, each of which initially will be convertible into 25.0 of our Class B ordinary shares. Our outstanding Class A ordinary shares and the Class A ordinary shares issuable upon conversion of the Series A Preference Shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless held by our affiliates, as that term is defined in Rule 144 under the Securities Act. Shares held by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below.

Rule 144

        In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months is entitled to sell any of our ordinary shares that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our ordinary shares by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

        Our affiliates who have beneficially owned our ordinary shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of Class A ordinary shares then outstanding, which would equal approximately 180,181 shares based on the number of shares outstanding on May 7, 2011; and

  •
  the average weekly trading volume of our ordinary shares on the Nasdaq Global Select Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plan

        We also may issue ordinary shares, from time to time, pursuant to the TBS International Amended and Restated 2005 Equity Incentive Plan. Under the plan, up to 3.1 million Class A ordinary shares have been reserved for issuance pursuant to future grants of awards.

PLAN OF DISTRIBUTION

        We are offering the rights and the Series A Preference Shares underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. American Stock Transfer & Trust Company is acting as rights agent, and Phoenix Advisory Partners is acting as information agent for the rights offering. We intend to distribute copies of this prospectus to those persons who were holders of our ordinary shares on May 7, 2011, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus is a part. Recipients of subscription rights will be entitled to purchase one Series A Preference Share for $100 in cash for each 100 rights held and validly exercised.

        We will pay all customary fees and expenses of the rights agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the rights agent, all of which will be for the account of the holder of the rights. We also have agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with the rights offering.

LEGAL MATTERS

        The validity of the rights will be passed upon for TBS International plc by Gibson, Dunn & Crutcher LLP. The validity of the Series A Preference Shares and Class A ordinary shares will be passed upon for TBS International plc by Arthur Cox.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 ENFORCEABILITY OF CIVIL LIABILITIES
UNDER U.S. FEDERAL SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Ireland. In addition, one of our directors and certain of our officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult or impossible for investors to effect service of process within the United States on us or upon our non-U.S. directors or officers or to recover against us or our non-U.S. directors or our officers on judgments of U.S. courts, including judgments based on the civil liability provisions of U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving Joseph E. Royce, our agent, duly appointed for that purpose.

        A final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland or in countries other than the United States where we have assets. The laws of Ireland, as a general rule, provide that the judgments of the courts of the United States have the same validity in Ireland as if rendered by Irish courts, but uncertainty exists as to whether Irish courts will enforce judgments obtained in other jurisdictions under the securities laws of those jurisdictions (including the United States), or entertain actions in Ireland under the securities laws of those jurisdictions, against us or our directors or officers. Certain important requirements must be satisfied before the Irish courts will recognize a United States judgment. The originating court must have been a court of competent jurisdiction and the judgment may not be recognized if it was obtained by fraud or its recognition would be contrary to Irish public policy. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws may not be allowed in Ireland courts as contrary to Irish public policy. Any judgment obtained in contravention of the rules of natural justice or that is irreconcilable with an earlier foreign judgment will not be enforced in Ireland. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

        Because judgments of U.S. courts are not automatically enforceable in Ireland, it may be difficult for you to recover against us based upon such judgments. Similarly, judgments might not be enforceable in countries other than the United States where we have assets.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

        The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such us, that file electronically with the SEC. Our SEC filings are available to the public at www.sec.gov or from our web site at www.tbsship.com. However, the information on our web site does not constitute a part of this prospectus and should not be relied upon in connection with making any decision with respect to this offering. To receive copies of public records not posted to the SEC's web site, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337. You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may

obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. We incorporate by reference the documents set forth below, which we already have filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011 (including the portions of our proxy statement for our 2011 annual meeting of shareholders incorporated by reference therein);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 10, 2011;

  •
  Our Current Reports on Form 8-K filed on January 27, 2011; January 31, 2011 (Items 1.01, 2.03, 3.02, 3.03 and 5.03 information only and as amended on March 23, 2011 and April 8, 2011); February 10, 2011; February 14, 2011; March 10, 2011; April 18, 2011; and May 10, 2011.

        We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. Requests can be made at the address, phone number and e-mail address indicated below:

TBS International plc
Block A1 EastPoint Business Park
Fairview, Dublin 3, Ireland
+353 1 2400 222

TBS International plc

ITEM II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The estimated expenses in connection with the offering are as follows:

Name	Total
Securities and Exchange Commission registration fee	$3,636
Printing expenses	35,000
Accounting fees and expenses	25,000
Legal fees and expenses	100,000
Rights agent and information agent fees and expenses	7,000

Total	$170,636

Item 14.    Indemnification of Directors and Officers.

        If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. Due to restrictions under the Irish Companies Act, the indemnity in the company's articles of association only permits the company to pay the costs or discharge the liability of a director or the secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary of the company.

        In addition, under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty, and therefore the company's articles of association do not include provisions exempting directors from liability. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Irish companies may take out directors and officers' liability insurance, as well as other types of insurance, for their directors and officers. The company has purchased and maintains a directors and officers' liability policy.

        On December 16, 2009, we entered into a deed poll of indemnity (the "Indemnity Deed Poll"), which provides indemnification to the officers (excluding auditors) and directors of the company and provides for indemnification of such individuals against actions, costs, charges, losses, damages and expenses related to such persons' service to the company, except in respect of any fraud or dishonesty which may attach to such persons.

Item 15.    Recent Sales of Unregistered Securities.

        On January 28, 2011, Joseph E. Royce, Gregg L. McNelis and Lawrence A. Blatte acquired 22,747, 5,827 and 1,426, respectively, of our Series B Preference Shares at a price of $100 per share in a private placement. No discounts or commissions were paid in connection with this private placement. The private placement was conducted in accordance with the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
3.1	Certificate of Incorporation of TBS International plc	S-8 POS	333-137517	1/19/10	4.2
3.2	Amended and Restated Memorandum of Association of TBS International plc	8-K12B	001-34599	1/8/10	3.1
4.1	Amended and Restated Certificate of Designation for Series A and Series B Preference Shares	8-K	001-34599	5/10/11	3.1
4.2	Form of Rights Certificate	S-1/A	333-172236	4/27/11	4.2
4.3	Instructions for Exercise of TBS International plc Subscription Rights	S-1/A	333-172236	4/27/11	4.3
4.4	Beneficial Owner Election Form	S-1/A	333-172236	4/27/11	4.4
4.5	Nominee Holder Certification	S-1	333-172236	2/14/11	4.5
5.1	Opinion of Arthur Cox					X
5.2	Opinion of Gibson, Dunn & Crutcher LLP					X
10.1	TBS International Amended and Restated 2005 Equity Incentive Plan*	S-8 POS	333-137517	1/19/10	99.1
10.2	Form of Restricted Share Award Agreement under the TBS International Limited 2005 Equity Incentive Plan*	8-K	000-51368	1/26/07	10.2
10.3	Form of Bonus Share Award Agreement under the TBS International Limited 2005 Equity Incentive Plan*	8-K	000-51368	1/26/07	10.3
10.4	Form of Share Unit Award Agreement under the TBS International Limited 2005 Equity Incentive Plan*	10-Q	000-51368	11/9/07	10.1
10.5	Form of Restricted Share Award Agreement under the TBS International Limited 2005 Equity Incentive Plan*	10-Q	000-51368	5/9/08	10.1
10.6	Form of Share Unit Award Agreement under the TBS International Limited 2005 Equity Incentive Plan*	10-Q	000-51368	5/9/08	10.2
10.7	Restricted Stock Grant Agreement, dated June 29, 2005, between Ferdinand Lepere and TBS International Ltd.*	10-Q	000-51368	8/10/07	10.7

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.8	First Amendment, dated May 8, 2008, to Restricted Stock Grant Agreement, dated June 29, 2005, between Ferdinand Lepere and TBS International Ltd.*	10-Q	000-51368	5/9/08	10.4
10.9	Form of Restricted Share Award Agreement under the TBS International Amended and Restated 2005 Equity Incentive Plan*	10-K	001-34599	3/16/10	10.1
10.10	Form of Bonus Share Award Agreement under the TBS International Amended and Restated 2005 Equity Incentive Plan*	10-K	001-34599	3/16/10	10.2
10.11	Form of Share Unit Award Agreement under the TBS International Amended and Restated 2005 Equity Incentive Plan*	10-K	001-34599	3/16/10	10.3
10.12	Deed Poll of Assumption by and between TBS International Limited and TBS International plc	8-K	001-34599	1/8/10	10.1
10.13	Deed Poll of Indemnity by and between TBS International Limited and TBS International plc	8-K	001-34599	1/8/10	10.2
10.14	Lease of Real Property, dated January 1, 2010, between Joseph E. Royce and TBS Shipping Services Inc.	10-K	001-34599	3/16/10	10.4
10.15	Memorandum of Agreement, dated as of January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp. and Adirondack Shipping LLC	10-K	000-51368	3/12/07	10.1
10.16	Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp and Adirondack Shipping LLC	10-K	000-51368	3/12/07	10.3
10.17	First Amendatory Agreement, dated March 26, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp and Adirondack Shipping LLC	8-K	000-51368	4/2/09	10.12
10.18	Second Amendatory Agreement, dated April 16, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp and Adirondack Shipping LLC	10-K	001-34599	3/16/10	10.5

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.19	Third Amendatory Agreement, dated December 31, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp and Adirondack Shipping LLC	10-K	001-34599	3/16/10	10.6
10.20	Fourth Amendatory Agreement, dated January 12, 2010, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Fairfax Shipping Corp and Adirondack Shipping LLC	10-K	001-34599	3/16/10	10.7
10.21	Memorandum of Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	10-K	000-51368	3/12/07	10.2
10.22	Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	10-K	000-51368	3/12/07	10.4
10.23	First Amendatory Agreement, dated March 26, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	8-K	000-51368	4/2/09	10.13
10.24	Second Amendatory Agreement, dated April 16, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	10-K	001-34599	3/16/10	10.8
10.25	Third Amendatory Agreement, dated December 31, 2009, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	10-K	001-34599	3/16/10	10.9

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.26	Fourth Amendatory Agreement, dated January 12, 2010, to the Bareboat Charter Agreement, dated January 24, 2007, by and between TBS International Limited, Rushmore Shipping LLC and Beckman Shipping Corp.	10-K	001-34599	3/16/10	10.10
10.27	Overall Agreement, dated February 2007, relating to the construction of six multipurpose vessels, between TBS International Limited, China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co., Ltd.	10-K	001-34599	3/16/11	10.27
10.28	Shipbuilding Contract, dated February 2007, between Sunswyck Maritime Corp., China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co., Ltd.	10-K	001-34599	3/16/11	10.28
10.29	Amendment Number 1, dated June 27, 2007, to Shipbuilding Contract, dated February 2007, between Sunswyck Maritime Corp., China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co., Ltd.	10-K	001-34599	3/16/11	10.29
10.30	Term Loan Facility Agreement, dated March 29, 2007, among TBS International Limited, certain subsidiaries of TBS International Limited, certain lenders and The Royal Bank of Scotland plc.	8-K	000-51368	4/2/07	10.1
10.31	Supplemental Agreement, dated March 27, 2009, to the Term Loan Facility Agreement, dated March 29, 2007, among TBS International Limited, certain subsidiaries of TBS International Limited, certain lenders and The Royal Bank of Scotland plc.	10-Q	000-51368	8/7/09	10.7
10.32	Supplemental Agreement, dated December 31, 2009, to the Term Loan Facility Agreement, dated March 29, 2007, among TBS International Limited, certain subsidiaries of TBS International Limited, certain lenders and The Royal Bank of Scotland plc.	10-K	001-34599	3/16/10	10.11

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.33	Guarantee, dated January 7, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Term Loan Facility Agreement, dated March 29, 2007, among TBS International Limited, certain subsidiaries of TBS International Limited, certain lenders and The Royal Bank of Scotland plc.	10-K	001-34599	3/16/10	10.12
10.34	Loan Agreement, dated December 7, 2007, by and among Claremont Shipping Corp., Yorkshire Shipping Corp. and Credit Suisse	10-K	000-51368	3/14/08	10.37
10.35	Supplemental Letter, dated March 24, 2009, to the Loan Agreement, dated December 7, 2007, by and among Claremont Shipping Corp., Yorkshire Shipping Corp. and Credit Suisse	8-K	000-51368	4/2/09	10.10
10.36	Supplemental Letter, dated December 22, 2009, to the Loan Agreement, dated December 7, 2007, by and among Claremont Shipping Corp., Yorkshire Shipping Corp. and Credit Suisse	10-K	001-34599	3/16/10	10.15
10.37	Guarantee, dated January 11, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Loan Agreement, dated December 7, 2007, by and among Claremont Shipping Corp., Yorkshire Shipping Corp. and Credit Suisse	10-K	001-34599	3/16/10	10.16
10.38	Loan Agreement, dated January 16, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, DVB Group Merchant Bank (Asia) Ltd., The Governor and Company of the Bank of Ireland, DVB Bank AG, Natixis and Mount Washington LLC	10-Q	000-51368	8/7/09	10.2
10.39	First Amendatory Agreement, dated March 23, 2009, to Loan Agreement, dated January 16, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, DVB Group Merchant Bank (Asia) Ltd., The Governor and Company of the Bank of Ireland, DVB Bank AG, Natixis and Mount Washington LLC	8-K	000-51368	4/2/09	10.9

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.40	Second Amendatory Agreement, dated December 31, 2009, to the Loan Agreement, dated January 16, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, DVB Group Merchant Bank (Asia) Ltd., The Governor and Company of the Bank of Ireland, DVB Bank AG, Natixis and Mount Washington LLC	10-K	001-34599	3/16/10	10.17
10.41	Guarantee, dated January 11, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under Loan Agreement, dated January 16, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, DVB Group Merchant Bank (Asia) Ltd., The Governor and Company of the Bank of Ireland, DVB Bank AG, Natixis and Mount Washington LLC	10-K	001-34599	3/16/10	10.18
10.42	Loan Agreement, dated February 29, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited and AIG Commercial Equipment Finance, Inc.	10-K	000-51368	3/14/08	10.39
10.43	First Amendment, dated March 27, 2009, to Loan Agreement, dated February 29, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited and AIG Commercial Equipment Finance, Inc.	10-Q	000-51368	8/7/09	10.5
10.44	Second Amendment, dated December 30, 2009, to Loan Agreement, dated February 29, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited and AIG Commercial Equipment Finance, Inc.	10-K	001-34599	3/16/10	10.19
10.45	Guarantee, dated January 7, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Loan Agreement, dated February 29, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited and AIG Commercial Equipment Finance, Inc.	10-K	001-34599	3/16/10	10.20

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.46	Amended and Restated Credit Agreement, dated March 26, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, Bank of America, N.A. and the lenders named thereto	10-Q	000-51368	8/7/09	10.3
10.47	Amendment No. 1 and Waiver, dated March 27, 2009, to the Amended and Restated Credit Agreement, dated March 26, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, Bank of America, N.A. and the lenders named thereto.	10-Q	000-51368	8/7/09	10.4
10.48	Amendment No. 2 and Waiver, dated December 31, 2009, to the Amended and Restated Credit Agreement, dated March 26, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, Bank of America, N.A. and the lenders named thereto.	10-K	001-34599	3/16/10	10.21
10.49	Joinder Agreement, effective as of January 7, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Amended and Restated Credit Agreement, dated March 26, 2008, by and among TBS International Limited, certain subsidiaries of TBS International Limited, Bank of America, N.A. and the lenders named thereto.	10-K	001-34599	3/16/10	10.22
10.50	Loan Agreement, dated May 28, 2008, by and between among Dyker Maritime Corp., TBS International Limited and Commerzbank AG	10-Q	000-51368	8/7/08	99.2
10.51	Supplemental Letter, dated March 2, 2009, to the Loan Agreement, dated May 28, 2008, by and between among Dyker Maritime Corp., TBS International Limited and Commerzbank AG	8-K	000-51368	4/2/09	10.11

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.52	Supplemental Letter, dated December 28, 2009, to the Loan Agreement, dated May 28, 2008, by and between among Dyker Maritime Corp., TBS International Limited and Commerzbank AG	10-K	001-34599	3/16/10	10.23
10.53	Guarantee, dated January 11,2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Loan Agreement, dated May 28, 2008, by and between among Dyker Maritime Corp., TBS International Limited and Commerzbank AG	10-K	001-34599	3/16/10	10.24
10.54	Loan Agreement, dated June 19, 2008, by and between among Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG	10-Q	000-51368	8/7/08	99.1
10.55	Supplemental Letter, dated March 10, 2009, to the Loan Agreement, dated June 19, 2008, by and between among Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG	10-Q	000-51368	8/7/09	10.6
10.56	Supplemental Letter, dated December 30, 2009, to the Loan Agreement, dated June 19, 2008, by and between among Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG	10-K	001-34599	3/16/10	10.25
10.57	Guarantee, dated January 28, 2010, by TBS International plc pursuant to which it guaranteed certain obligations under the Loan Agreement, dated June 19, 2008, by and between among Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG	10-K	001-34599	3/16/10	10.26

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.58	Amendment No. 3 and Waiver, dated as of March 31, 2010, to the Amended and Restated Credit Agreement, dated March 26, 2008, by and among Albemarle Maritime Corp, Arden Maritime Corp, Avon Maritime Corp, Birnam Maritime Corp, Bristol Maritime Corp, Chester Shipping Corp, Cumberland Navigation Corp., Darby Navigation Corp, Dover Maritime Corp, Elrod Shipping Corp, Exeter Shipping Corp, Frankfort Maritime Corp, Glenwood Maritime Corp, Hansen Shipping Corp, Hartley Navigation Corp., Henley Maritime Corp, Hudson Maritime Corp, Jessup Maritime Corp., Montrose Maritime Corp, Oldcastle Shipping Corp, Quentin Navigation Corp., Rector Shipping Corp, Remsen Navigation Corp, Sheffield Maritime Corp, Sherman Maritime Corp, Sterling Shipping Corp, Stratford Shipping Corp, Verdado Maritime Corp., Vernon Maritime Corp, Windsor Maritime Corp, and the other persons named thereto as Borrowers, TBS International plc, TBS International Limited, TBS Holdings Limited, and TBS Shipping Services Inc. as Administrative Borrower, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders named thereto, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd. as co-Syndication Agents, TD Banknorth, N.A. as Documentation Agent, and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager as amended by Amendment No.1 and Waiver dated as of March 27, 2009, and Amendment No.2 and Waiver dated as of December 31, 2009.	10-Q	001-34599	5/10/10	10.01

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.59	Third Amendment dated April 22, 2010, to the Loan Agreement dated February 29, 2008, by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., TBS International Limited, Sherwood Shipping Corp., TBS Holdings Limited, as Guarantors, and TBS International Public Limited Company, as Parent Guarantor, and AIG Commercial Equipment Finance, Inc. as amended by the First Amendment dated March 27, 2009,and the Second Amendment dated December 30, 2009.	10-Q	001-34599	5/10/10	10.02
10.60	Supplemental Letter dated March 31, 2010, to the Loan Agreement dated June 19, 2008, by and among Grainger Maritime Corp., TBS International Limited and Joh. Berenberg, Gossler & Co. KG as amended by the Supplemental Letter to the Loan Agreement dated March 10, 2009 and December 31, 2009.	10-Q	001-34599	5/10/10	10.03
10.61	Supplemental Agreement dated May 6, 2010, relating to the Term Loan Facility dated March 29, 2007, each among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., Sunswyck Maritime Corp., TBS International Limited and The Royal Bank of Scotland plc., Citibank N.A., Landesbank Hessen-Thuringen Girozentrale, Norddeutsche Landesbank Girozentrale, Alliance & Leicester Commercial Finance plc, and Bank of America, N.A. as amended by the Supplemental Agreement dated March 27, 2009 and December 30, 2009.	10-Q	001-34599	5/10/10	10.04

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.62	Fourth Amendatory Agreement dated April 30, 2010, to the Loan Agreement dated January 16, 2008, by and among Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp. and Whitehall Marine Transport Corp., TBS International Limited, TBS Holdings limited, and TBS International Public Company as Guarantors, DVB Group Merchant Bank (Asia) Ltd., The Governor and Company of the Bank of Ireland, DVB Bank SE, Natixis, as amended by a First Amendatory Agreement dated March 23, 2009,a Second Amendatory Agreement dated December 31, 2009, and a Third Amendatory Agreement dated January 11, 2010.	10-Q	001-34599	5/10/10	10.06
10.63	Supplemental Letter dated April 21, 2010, to Loan Agreement dated December 7, 2007, by and among Claremont Shipping Corp., Yorkshire Shipping Corp., TBS International Ltd. and Credit Suisse as supplemented by an amendment letter dated March 19, 2008, a waiver letter dated March 24, 2009, an extension of waiver letter dated December 22, 2009, a supplemental agreement dated January 8, 2010, and a further extension of waiver letter dated March 31, 2010.	10-Q	001-34599	5/10/10	10.07
10.64	Supplemental Letter dated March 31, 2010, to the Loan Agreement dated May 28, 2008, by and among Dyker Maritime Corp., TBS International Limited and Commerzbank AG as amended by the Supplemental Letter dated March 2, 2009 and December 28, 2009.	10-Q	001-34599	5/10/10	10.08

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.65	Fifth Amendatory Agreement dated April 30, 2010, amending and supplementing the Bareboat Charter by and among Adirondack Shipping LLC, TBS International Limited, TBS Holdings Limited, and TBS International Limited Company, as Guarantors, and Fairfax Shipping Corp. dated as of January 24, 2007 as amended and supplemented by the First Amendatory Agreement dated March 26, 2009 and the Second Amendatory Agreement dated April 16, 2009, the Third Amendatory Agreement dated December 31, 2009, and the Fourth Amendatory Agreement dated January 12, 2010.	10-Q	001-34599	5/10/10	10.09
10.66	Fifth Amendatory Agreement dated April 30, 2010, amending and supplementing the Bareboat Charter by and among Rushmore Shipping LLC, TBS International Limited, TBS Holdings Limited, and TBS International Public Limited Company, as Guarantors, and Beekman Shipping Corp. dated as of January 24, 2007as amended and supplemented by the First Amendatory Agreement dated March 26, 2009, the Second Amendatory Agreement dated April 16, 2009, the Third Amendatory Agreement dated December 31, 2009, and the Fourth Amendatory Agreement dated January 12, 2010.	10-Q	001-34599	5/10/10	10.10
10.67	Appendix 1 to the Supplemental Agreement dated May 6, 2010 and effective May 6, 2010, among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., Sunswyck Maritime Corp., The Royal Bank of Scotland plc., Citibank, N.A., Landesbank Hessen-Thüringen Girozentrale, Norddeutsche Landesbank Girozentrale, Alliance & Leicester Commercial Finance plc and Bank of America, N.A.	8-K	001-34599	5/11/10	10.1

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.68	Amending and Restating Agreement relating to the Term Loan Facility, dated May 6, 2010, each among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., Sunswyck Maritime Corp., TBS International Limited and The Royal Bank of Scotland plc., Citibank N.A., Landesbank Hessen-Thuringen Girozentrale, Norddeutsche Landesbank Girozentrale, Alliance & Leicester Commercial Finance plc, and Bank of America, N.A. (the "RBS Facility").	8-K	001-34599	5/11/10	10.1
10.69
	Forbearance Agreement with respect to the Amended and Restated Credit Agreement, dated as of March 26, 2008, as amended, among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.	8-K	001-34599	10/1/10	10.1

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.70	Letter Agreement with respect to Loan Agreement dated 29 March 2007, as amended by a side letter dated 24 July 2007, a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009, a side letter dated 3 September 2009, a side letter dated 31 December 2009, a supplemental agreement dated 7 January 2010, a side letter dated 28 February 2010, a side letter dated 31 March 2010, an amending and restating agreement dated 6 May 2010 and a supplemental letter agreement dated 16 August 2010, each made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., as joint and several Borrowers, the banks and financial institutions listed therein as Lenders, the Royal Bank of Scotland plc, as Mandated Lead Arranger, and the Royal Bank of Scotland plc, as Bookrunner, Agent, Security Trustee and Swap Bank.	8-K	001-34599	10/1/10	10.2
10.71	Letter Agreement with respect to the Loan Agreement dated as of January 16, 2008 (as amended) among, inter alia, the parties named therein as Borrowers, the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Trustee.	8-K	001-34599	10/1/10	10.4
10.72	Letter Agreement with respect to Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto, as amended.	8-K	001-34599	10/1/10	10.5

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.73	Forbearance of Events of Default under Credit Suisse AG Facility and the Master Agreement dated December 7, 2007.	8-K	001-34599	10/1/10	10.6
10.74	Letter Agreement with respect to Events of Default under Loan Agreement between Grainger Maritime Corp. and Joh. Berenberg, Gossler& Co. KG and Facility dated as of June 19, 2008.	8-K	001-34599	10/1/10	10.7
10.75	Forbearance and Waiver of Events of Default with respect to Loan Agreement dated 28 May 2008 made between Dyker Maritime Corp., as Borrower, and Commerzbank AG, as Lender.	8-K	001-34599	10/1/10	10.8
10.76	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Adirondack Shipping LLC, as Owner, Fairfax Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	10/1/10	10.9
10.77	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Rushmore Shipping LLC, as Owner, Beekman Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	10/1/10	10.10

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.78	Forbearance Agreement with respect to (a)certain extensions of credit made pursuant to the Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended), among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager and (b)certain interest rate swap transactions entered into in connection with and pursuant to that certain Master Agreement dated as of June 28, 2005 among the Borrowers, TBS International Limited and Bank of America, N.A.	8-K	001-34599	10/1/10	10.11
10.79	Letter Agreement with respect to ISDA Master Agreement dated as of 29 March 2009, as amended, made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., acting jointly and severally, and The Royal Bank of Scotland plc.	8-K	001-34599	10/1/10	10.12
10.80	Form of Restricted Share Award Agreement under the TBS International plc Amended and Restated 2010 Equity Incentive Plan*	10-Q	001-34599	11/9/10	10.1
10.81	Form of Bonus Share Award Agreement under the TBS International plc Amended and Restated 2010 Equity Incentive Plan*	10-Q	001-34599	11/9/10	10.2

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.82	Amendment No. 1 to the Forbearance Agreement with respect to the Amended and Restated Credit Agreement, dated as of March 26, 2008, as amended, among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.	8-K	001-34599	11/15/10	10.1
10.83
	Letter Agreement with respect to Loan Agreement dated 29 March 2007, as amended by a side letter dated 24 July 2007, a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009, a side letter dated 3 September 2009, a side letter dated 31 December 2009, a supplemental agreement dated 7 January 2010, a side letter dated 28 February 2010, a side letter dated 31 March 2010, an amending and restating agreement dated 6 May 2010 and a supplemental letter agreement dated 16 August 2010, each made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., as joint and several Borrowers, the banks and financial institutions listed therein as Lenders, The Royal Bank of Scotland plc, as Mandated Lead Arranger, and The Royal Bank of Scotland plc, as Bookrunner, Agent, Security Trustee and Swap Bank.	8-K	001-34599	11/15/10	10.2

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.84	Letter Agreement with respect to the Loan Agreement dated as of January 16, 2008 (as amended) among, inter alia, the parties named therein as Borrowers, the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Trustee.	8-K	001-34599	11/15/10	10.4
10.85	Letter Agreement with respect to Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto, as amended.	8-K	001-34599	11/15/10	10.5
10.86	Forbearance of Events of Default under Credit Suisse AG Facility and the Master Agreement dated December 7, 2007.	8-K	001-34599	11/15/10	10.6
10.87	Letter Agreement with respect to Events of Default under Loan Agreement between Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG and Facility dated as of June 19, 2008.	8-K	001-34599	11/15/10	10.7
10.88	Forbearance and Waiver of Events of Default with respect to Loan Agreement dated 28 May 2008 made between Dyker Maritime Corp., as Borrower, and Commerzbank AG, as Lender.	8-K	001-34599	11/15/10	10.8
10.89	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Adirondack Shipping LLC, as Owner, Fairfax Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	11/15/10	10.9

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.90	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Rushmore Shipping LLC, as Owner, Beekman Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	11/15/10	10.10
10.91
	Forbearance Agreement with respect to (a) certain extensions of credit made pursuant to the Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended), among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager and (b) certain interest rate swap transactions entered into in connection with and pursuant to that certain Master Agreement dated as of June 28, 2005 among the Borrowers, TBS International Limited and Bank of America, N.A.	8-K	001-34599	11/15/10	10.11
10.92	Letter Agreement with respect to ISDA Master Agreement dated as of 29 March 2009, as amended, made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., acting jointly and severally, and The Royal Bank of Scotland plc.	8-K	001-34599	11/15/10	10.12

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.93	Amendment No. 2 to the Forbearance Agreement with respect to the Amended and Restated Credit Agreement, dated as of March 26, 2008, as amended, among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.	8-K	001-3459	12/27/10	10.1
10.94
	Letter Agreement with respect to Loan Agreement dated 29 March 2007, as amended by a side letter dated 24 July 2007, a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009, a side letter dated 3 September 2009, a side letter dated 31 December 2009, a supplemental agreement dated 7 January 2010, a side letter dated 28 February 2010, a side letter dated 31 March 2010, an amending and restating agreement dated 6 May 2010 and a supplemental letter agreement dated 16 August 2010, each made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., as joint and several Borrowers, the banks and financial institutions listed therein as Lenders, The Royal Bank of Scotland plc, as Mandated Lead Arranger, and The Royal Bank of Scotland plc, as Bookrunner, Agent, Security Trustee and Swap Bank.	8-K	001-3459	12/27/10	10.2

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.95	Letter Agreement with respect to the Loan Agreement dated as of January 16, 2008 (as amended) among, inter alia, the parties named therein as Borrowers, the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Trustee.	8-K	001-3459	12/27/10	10.4
10.96	Letter Agreement with respect to Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto, as amended.	8-K	001-3459	12/27/10	10.5
10.97	Forbearance of Events of Default under Credit Suisse AG Facility and the Master Agreement dated December 7, 2007.	8-K	001-3459	12/27/10	10.6
10.98	Letter Agreement with respect to Events of Default under Loan Agreement between Grainger Maritime Corp. and Joh. Berenberg, Gossler & Co. KG and Facility dated as of June 19, 2008.	8-K	001-3459	12/27/10	10.7
10.99	Forbearance and Waiver of Events of Default with respect to Loan Agreement dated 28 May 2008 made between Dyker Maritime Corp., as Borrower, and Commerzbank AG, as Lender.	8-K	001-3459	12/27/10	10.8
10.100	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Adirondack Shipping LLC, as Owner, Fairfax Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-3459	12/27/10	10.9

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.101	Letter Agreement with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Rushmore Shipping LLC, as Owner, Beekman Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-3459	12/27/10	10.10
10.102
	Forbearance Agreement with respect to (a) certain extensions of credit made pursuant to the Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended), among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as Borrowers, TBS International plc and TBS International Limited, as guarantors, TBS Shipping Services Inc., as Administrative Borrower, each of the financial institutions party thereto as lenders, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, TD Banknorth, N.A., as Documentation Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager and (b) certain interest rate swap transactions entered into in connection with and pursuant to that certain Master Agreement dated as of June 28, 2005 among the Borrowers, TBS International Limited and Bank of America, N.A.	8-K	001-3459	12/27/10	10.11
10.103	Letter Agreement with respect to ISDA Master Agreement dated as of 29 March 2009, as amended, made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., acting jointly and severally, and The Royal Bank of Scotland plc.	8-K	001-3459	12/27/10	10.12

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.104	Second Amended and Restated Credit Agreement, dated as of January 27, 2011, by and among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp. Windsor Maritime Corp., TBS International plc, TBS International Limited, TBS Shipping Services Inc., Bank of America, N.A., Citibank, N.A., DVB Bank SE, TD Bank, N.A., Keybank National Association, Capital One Leverage Finance Corp., Compass Bank (as successor in interest to Guaranty Bank), Merrill Lynch Commercial Finance Corp., Webster Bank National Association, Comerica Bank and Tristate Capital Bank.	8-K/A	001-34599	4/8/11	10.1
10.105	Amending and Restating Agreement, dated January 28, 2011, among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., Sunswyck Maritime Corp., The Royal Bank of Scotland plc., Citibank, N.A., Landesbank Hessen-Thüringen Girozentrale, Norddeutsche Landesbank Girozentrale, Santander UK PLC, and Bank of America, N.A.	8-K	001-34599	1/31/11	10.2

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.106	Fifth Amendatory Agreement, dated as of January 28, 2011, among Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., Whitehall Marine Transport Corp., TBS International Limited, TBS Holdings Limited, TBS International Public Limited Company, DVB Group Merchant Bank (Asia) Ltd., DVB Bank SE, The Governor and Company of the Bank of Ireland and Natixis.	8-K	001-34599	1/31/11	10.3
10.107	Fourth Amendment to Loan Agreement, dated January 28, 2011 by and among Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp., Sherwood Shipping Corp., TBS International Limited, TBS Holdings Limited, TBS International Public Limited Company and AIG Commercial Equipment Finance, Inc.	8-K	001-34599	1/31/11	10.4
10.108	Supplemental Agreement No. 2, dated January 28, 2011, among Grainger Maritime Corp., TBS International Limited, TBS Worldwide Services, Inc., TBS Holdings Limited, TBS International Public Limited Company and Joh. Berenberg, Gossler & Co. KG.	8-K	001-34599	1/31/11	10.5
10.109	Supplemental Agreement, dated January 28, 2011, among Dyker Maritime Corp., TBS International Limited, TBS Shipping Services Inc., TBS International plc and Commerzbank AG.	8-K	001-34599	1/31/11	10.6
10.110	Supplemental Agreement, dated January 28, 2011, among Claremont Shipping Corp., Yorkshire Shipping Corp., TBS International Limited, TBS International Public Limited Company and Credit Suisse AG.	8-K	001-34599	1/31/11	10.7

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.111	Letter Agreement, dated January 28, 2011, with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Adirondack Shipping LLC, as Owner, Fairfax Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	1/31/11	10.8
10.112	Letter Agreement, dated January 28, 2011, with respect to Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented) among Rushmore Shipping LLC, as Owner, Beekman Shipping Corp., as Charterer, and the Guarantors named therein.	8-K	001-34599	1/31/11	10.9
10.113
	Agreement, dated January 28, 2011, with respect to: (a) the Second Amended and Restated Credit Agreement, dated as of January 28, 2011, among Albemarle Maritime Corp. and each of the other entities identified on the signature pages thereof as borrowers, TBS International plc, TBS International Limited, TBS Shipping Services Inc., each of the financial institutions party thereto as lenders, Bank of America, N.A., Citibank, N.A., DVB Bank SE, TD Bank, N.A., and Banc of America Securities LLC and (b) certain interest rate swap transactions entered into in connection with and pursuant to that certain Master Agreement dated as of June 28, 2005 among the Borrowers, TBS International Limited and Bank of America, N.A.	8-K	001-34599	1/31/11	10.10
10.114	Investment Agreement, dated as of January 25, 2011, by and among TBS International plc, Joseph Royce, Gregg McNelis and Lawrence Blatte.	8-K	001-34599	1/31/11	10.11
10.115	Amendment No. 1 to Investment Agreement, dated as of May 10, 2011, by and among TBS International plc, Joseph Royce, Gregg McNelis and Lawrence Blatte	8-K	011-34599	5/10/11	10.1

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.116	Second Amendment to the Second Amended and Restated Credit Agreement, dated as of April 15, 2011, by and among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp. Windsor Maritime Corp., TBS International plc, TBS International Limited, TBS Shipping Services Inc., Bank of America, N.A., Citibank, N.A., DVB Bank SE, TD Bank, N.A., Keybank National Association, Capital One Leverage Finance Corp., Compass Bank (as successor in interest to Guaranty Bank), Merrill Lynch Commercial Finance Corp., Webster Bank National Association, Comerica Bank and Tristate Capital Bank.	10-Q	001-34599	5/10/11	10.11
10.117	Amendment, dated April 15, 2011, to the Amended and Restated Agreement among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., Sunswyck Maritime Corp., The Royal Bank of Scotland plc., Citibank, N.A., Landesbank Hessen-Thüringen Girozentrale, Norddeutsche Landesbank Girozentrale, Santander UK PLC, and Bank of America, N.A.	10-Q	001-34599	5/10/11	10.12

		Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
10.118	Sixth Amendatory Agreement, dated as of April 15, 2011, among Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., Whitehall Marine Transport Corp., TBS International Limited, TBS Holdings Limited, TBS International Public Limited Company, DVB Group Merchant Bank (Asia) Ltd., DVB Bank SE, The Governor and Company of the Bank of Ireland and Natixis.	10-Q	001-34599	5/10/11	10.13
10.119	Sixth Amendment to Loan Agreement, dated April 15, 2011, by and among Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp., Sherwood Shipping Corp., TBS International Limited, TBS Holdings Limited, TBS International Public Limited Company and AIG Commercial Equipment Finance, Inc.	10-Q	001-34599	5/10/11	10.14
10.120	Supplemental Agreement, dated April 15, 2011, among Claremont Shipping Corp., Yorkshire Shipping Corp., TBS International Limited, TBS International Public Limited Company and Credit Suisse AG.	10-Q	001-34599	5/10/11	10.15
10.121	Supplemental Agreement No. 2, dated April 15, 2011, among Grainger Maritime Corp., TBS International Limited, TBS Worldwide Services, Inc., TBS Holdings Limited, TBS International Public Limited Company and Joh. Berenberg, Gossler & Co. KG.	10-Q	001-34599	5/10/11	10.16
10.121	Form of Restricted Share Award	10-Q	001-34599	5/10/11	10.17
12.1	Calculation of Ratio of Earnings to Fixed Charges					X
21.1	Subsidiaries of the Registrant	10-K	001-34599	3/16/11	22.1
23.1	Consent of PricewaterhouseCoopers LLP					X
23.2	Consent of Arthur Cox (included in Exhibit 5.1)					X
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.2)					X

*
Management contract or compensatory plan.

        (b)   No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (c)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 3 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on May 10, 2011.

TBS INTERNATIONAL PLC (Registrant)
By:	/s/ FERDINAND V. LEPERE Ferdinand V. Lepere Senior Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH E. ROYCE Joseph E. Royce	President, Chief Executive Officer, Chairman, Director and Authorized Representative in the United States (Principal Executive Officer)	May 10, 2011
/s/ FERDINAND V. LEPERE Ferdinand V. Lepere	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2011
/s/ FRANK J. PITTELLA Frank J. Pittella	Chief Accounting Officer (Principal Accounting Officer)	May 10, 2011
/s/ GREGG L. MCNELIS Gregg L. McNelis	Senior Executive Vice President, Chief Operating Officer and Director	May 10, 2011
* James W. Bayley	Director	May 10, 2011
* John P. Cahill	Director	May 10, 2011

Signature	Title	Date

* Randee E. Day	Director	May 10, 2011
* William P. Harrington	Director	May 10, 2011
* Peter S. Shaerf	Director	May 10, 2011
* Alexander Smigelski	Director	May 10, 2011

*
The undersigned does hereby sign this amendment no. 3 to the registration statement on behalf of the above-indicated person pursuant to a power of attorney executed by such person.

By:	/s/ FERDINAND V. LEPERE Ferdinand V. Lepere Attorney-in-Fact

EXHIBIT INDEX

Description of Exhibit
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
5.1	Opinion of Arthur Cox					X
5.2	Opinion of Gibson, Dunn & Crutcher LLP					X
12.1	Calculation of Ratio of Earnings to Fixed Charges					X
23.1	Consent of PricewaterhouseCoopers LLP					X